   As filed with the Securities and Exchange Commission on July 17, 2000
                                                      Registration No. 333-35278
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                          AMENDMENT NO. 3 TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------
                                IASIAWORKS, INC.
             (Exact name of registrant as specified in its charter)

           California                           4813                         94-3228782
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                     2000 Alameda de las Pulgas, Suite 125
                          San Mateo, California 94403
                                 (650) 524-1790
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                --------------
                              JoAnn Patrick-Ezzell
                            Chief Executive Officer
                                iAsiaWorks, Inc.
                     2000 Alameda de las Pulgas, Suite 125
                          San Mateo, California 94403
                                 (650) 524-1790
 (Name address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                   Copies to:

           Warren T. Lazarow, Esq.                          Earl D. Weiner, Esq.
           Richard C. Leska, Esq.                           Sullivan & Cromwell
           Brian E. Covotta, Esq.                             125 Broad Street
         Andrei F. B. Behdjet, Esq.                      New York, N.Y. 10004-2498
             Joanna H. Koo, Esq.                               (212) 558-4000
       Brobeck, Phleger & Harrison LLP
            Two Embarcadero Place
               2200 Geng Road
         Palo Alto, California 94303
               (650) 424-0160

                                --------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                --------------
  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
 Title of Each Class of Securities to     Amount to be          Amount of
            be Registered                 Registered(1)    Registration Fee(2)
------------------------------------------------------------------------------
Common Stock $0.001 par value .......     $230,000,000           $60,720
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o). Reference is made to the prospectus cover page with respect to the currently expected size of the offering.
(2) Previously paid.

                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell nor does it seek an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated July 17, 2000.

                                9,000,000 Shares

                           [LOGO OF IASIAWORKS, INC.]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of iAsiaWorks, Inc. All of the 9,000,000 shares of common stock are being sold by iAsiaWorks.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. iAsiaWorks has applied for quotation of the common stock on the Nasdaq National Market under the symbol "IAWK."

  See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................    $       $
Underwriting discount...........................................    $       $
Proceeds, before expenses, to iAsiaWorks........................    $       $

  To the extent than the underwriters sell more than 9,000,000 shares, the underwriters have the option to purchase up to an additional 1,350,000 shares from iAsiaWorks at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

Goldman, Sachs & Co.                                  Morgan Stanley Dean Witter

                              Salomon Smith Barney

                                  -----------

                        Prospectus dated        , 2000.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

  We offer a broad range of Internet services that allow our customers to conduct business on the Internet throughout the Asia-Pacific region. Our service offerings consist primarily of high-speed, leased-line access to the Internet, and hosting services that allow our customers to store their web pages, applications, data and other Internet content in our Internet data centers and to conduct business in their targeted markets. To complement these services, we offer our customers managed services to assist them to optimize the performance and maintenance of their Internet content and its delivery. These managed services include performance monitoring, security services and other technical support services. In addition, through our strategic relationships, we add value to our customers by offering services such as language translation, web design services and regulatory compliance advice to assist our customers in customizing their Internet content for users in the Asia-Pacific region.

  We assist our customers in entering markets that are complex and difficult for non-indigenous businesses to penetrate. We serve as a single point of contact for customers requiring Internet services in markets throughout the Asia-Pacific region and in the United States and are able to provide these services for our customers in Hong Kong, South Korea, Taiwan, Australia, mainland China, India, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. We target our services to Asia-Pacific businesses that desire to establish or expand their Internet operations within the Asia-Pacific region or into the United States, as well as businesses located outside the region that wish to conduct their Internet operations in the Asia-Pacific region.

  From inception in August 1995, we primarily provided high-speed Internet access to business customers in selected markets in the Asia-Pacific region. In mid-1999, we began to implement a significant change in our business strategy to focus on providing hosting and managed services. Our hosting services, which are conducted at our Internet data centers located throughout the Asia-Pacific region and in the United States, include dedicated hosting and co-location services. Dedicated hosting is the storage and delivery of our customers' Internet content on server computers owned by us in our Internet data centers, while co-location services allow our customers to maintain their Internet content on servers owned by them and located in our Internet data centers.

  Our current Internet data centers are not large-scale facilities. However, we are in the process of building-out our Internet data center capacity and expect our new Internet data centers generally to be high-performance and large-scale, with most expected to exceed 50,000 square feet. These centers will house a large number of servers in structurally enhanced facilities with redundant direct connections to telecommunication and Internet service provider networks. From these facilities, which also feature climate control, secured access and a reliable electricity and power supply, we can store and deliver our customers' Internet content in their targeted markets. By hosting a customer's Internet content at an Internet data center located in a local market that we serve, the distance and number of interconnections between the location of our customer's content and its targeted local users is minimized, allowing our customer to increase the speed and reliability of the delivery of its Internet content while reducing Internet connection and usage costs.

  Our shift in focus from Internet access to hosting and managed services makes our future growth heavily dependent upon the successful rollout of our new Internet data centers and our ability to obtain additional financing. We have incurred significant losses during our limited operating history. Due to the substantial costs necessary to establish and operate our new Internet data centers, we believe that we will continue to incur operating and net losses for at least the next several years, and that our losses will increase significantly from current levels.

  We believe that no company currently offers as comprehensive a range of hosting and related services in as many markets in the Asia-Pacific region as we do. We have been operating in the Asia-Pacific region since our inception, and we believe that we have the people, experience and relationships in major markets that allow us to address the complexities our customers face in conducting business on the Internet in the region. In addition, our headquarters location in Silicon Valley gives us access to developing technology and experienced personnel that we believe will facilitate the implementation of our business plan in the Asia-Pacific region.

  Building on this foundation, it is our goal to become a pre-eminent provider of business Internet services throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to pursue a strategy that emphasizes the following elements:

  . develop large-scale, high performance Internet data center capacity in the Asia-Pacific region;

  .   broaden and deepen our geographic presence in the Asia-Pacific region;

  .   expand our sales force in the U.S. and the Asia-Pacific region; and

  .   pursue acquisitions and strategic relationships.

                             Corporate Information

  iAsiaWorks, Inc. was incorporated in California in August 1995 as AUNET Corporation. In December 1999, we changed our name to iAsiaWorks, Inc. We plan to reincorporate in Delaware prior to the consummation of this offering. Our principal executive offices are located at 2000 Alameda de las Pulgas, Suite 125, San Mateo, California 94403 and our telephone number is (650) 524-1790. Our Asia-Pacific regional headquarters are located at Hong Kong Telecom Tower, 27th floor, Taikoo Place, 979 Kings Road, Quarry Bay, Hong Kong, and the telephone number is 852-2511-3848.

                                  The Offering

 Common stock offered............................... 9,000,000 shares
 Common stock to be outstanding after the offering.. 39,261,624 shares*
 Use of proceeds ................................... For establishment of
                                                     Internet data center
                                                     facilities, general
                                                     corporate purposes and
                                                     acquisitions. See "Use of
                                                     Proceeds" on page 18.
 Proposed Nasdaq National Market symbol............. "IAWK"

  At our request the underwriters have reserved for sale at the assumed initial public offering price up to 630,000 shares of our common stock as directed shares.
--------
* The number of shares of common stock to be outstanding after this offering as of June 30, 2000 excludes:

  . 5,784,601 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $4.54 per share;

  . 10,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, which incorporates our 1995 Stock Plan;

  . 600,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan; and

  . 212,013 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share.

For additional information about these items, see "Capitalization," on page 19, "Benefit Plans," beginning on page 54, and "Description of Capital Stock," beginning on page 65.

                                ----------------

  Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  . assumes the exercise for cash of all outstanding warrants other than warrants to purchase 212,013 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share;

  . gives effect to the automatic conversion of all of our outstanding preferred stock into 25,764,677 shares of common stock upon the closing of this offering;

  . reflects the 3 for 1 reverse stock split to be effected prior to the consummation of this offering; and

  . reflects our reincorporation from a California corporation into a Delaware corporation before completion of this offering.

See "Description of Capital Stock" and "Underwriting" beginning on pages 65 and 70, respectively.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                          (unaudited)
                                                 ------------------------------
                                 Historical      Pro Forma (2)  Three Months
                              -----------------  -------------   Ended March
                                 Year Ended December 31,           31, (3)
                              -------------------------------- ----------------
                               1998      1999        1999       1999     2000
                              -------  --------  ------------- -------  -------
Consolidated Statement of
 Operations Data:
Total revenue...............  $ 3,490  $  5,629    $ 15,859    $   834  $ 4,722
Gross margin................   (1,131)     (189)      1,122       (265)     461
Stock-based compensation....      220     4,070       4,070        244    2,792
Other operating expenses....    5,302     7,981      23,279      1,464    7,576
Total operating expenses....    5,522    12,051      27,349      1,708   10,368
Loss from operations........   (6,653)  (12,240)    (26,227)    (1,973)  (9,907)
Net loss....................   (6,823)  (12,317)    (26,091)    (1,940)  (9,440)
Dividend accretion on
 preferred stock............    1,814     2,287       2,287        597      --
Net loss attributable to
 common stockholders........  $(8,637) $(14,604)   $(28,378)   $(2,537) $(9,440)
Net loss per share
 attributable to common
 stockholders, basic and
 diluted....................  $(30.85) $ (14.87)   $ (28.90)   $ (7.29) $ (3.22)
Shares used in computing net
 loss per share attributable
 to common stockholders,
 basic and diluted..........      280       982         982        348    2,936
Unaudited pro forma net loss
 per share attributable to
 common stockholders, basic
 and diluted(1) ............           $  (1.11)   $  (2.15)            $(0.33)
Shares used in computing
 unaudited pro forma net
 loss per share attributable
 to common stockholders,
 basic and diluted..........             13,177      13,177              28,550

--------
(1)The pro forma net loss per share data reflect the automatic conversion of preferred stock as described in Note 2 of Notes to Consolidated Financial Statements--Pro forma net loss per share (unaudited) beginning on page F-13.
(2)The unaudited summary pro forma combined statement of operations data at December 31, 1999 reflects the conversion set forth in the preceding item
    (1) and the acquisition of AT&T EasyLink as if it had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. For a further discussion, see Note 3 of Notes to Consolidated Financial Statements beginning on page F-14.
(3)Comparison of the financial data for the three months ended March 31, 2000 with the three months ended March 31, 1999 may not be meaningful as the financial data for the quarter ended March 31, 2000 reflects a significant acquisition completed in December 1999 accounted for by the purchase method of accounting.

                                                       March 31, 2000
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
 securities................................... $ 38,471   $38,491   $153,371
Working capital...............................   35,102    35,122    150,002
Total assets..................................   87,333    87,353    202,233
Long-term obligations, net of current
 portion......................................      377       377        377
Convertible preferred stock...................  115,642       --         --
Total stockholders' equity (deficit)..........  (35,999)   79,663    194,543

  The consolidated balance sheet data as of March 31, 2000 are set forth:

  .  on an actual basis;

  . on a pro forma basis reflecting 26,093,375 total shares of common stock outstanding, which gives effect to:

    . the exercise of warrants to purchase 426,344 shares of common stock at an exercise price of $0.03 per share,

    . the exercise of warrants to purchase 1,666 shares of Series B preferred stock at an exercise price of $4.50 per share and

    . the automatic conversion of all outstanding shares of the convertible preferred stock into 25,664,676 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the estimated net proceeds from the sale of 9,000,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share after deducting the estimated underwriting discount and the estimated offering expenses.

See "Use of Proceeds" and "Capitalization" on pages 18 and 19, respectively.

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

                  Investing in our common stock may expose you
                to the following risks inherent in our business

We may not grow our business or become profitable if we are not successful in implementing a change in our strategic focus.

  From inception in August 1995 until July 1999, we focused on providing high-speed, leased-line Internet access in selected markets in the Asia-Pacific region. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location and managed services throughout the Asia-Pacific region. Our inability to successfully execute this business strategy could compromise our future growth and profitability.

Our Internet data center expansion plans may be delayed, never be completed or experience other significant problems, which would delay or prevent us from realizing our expected growth and ultimate profitability.

  The Internet data centers currently operated by us or our strategic partners are not large-scale facilities. Our anticipated growth and ultimate profitability will be jeopardized if we cannot establish significant new Internet data center capacity, which may not occur due to inadequate facilities available for sale or lease, construction delays, inability to obtain necessary authorizations or technological problems.

  We do not have a proven track record for the construction or the operation of large-scale, high performance Internet data centers and therefore will be dependent upon third party project managers, contractors, other service providers and strategic partners. In addition, if any of these risks affect our Internet data center expansion plans, the benefits of our substantial investment in these Internet data centers may be delayed or never occur. In that case, we will be delayed or prevented from realizing our expected growth and ultimate profitability.

If we are successful in establishing our new Internet data centers, we will need to greatly expand our customer base to benefit from these investments.

  We will incur significant costs to establish and operate our new Internet data centers. If we are unable to significantly grow our customer base, we will not be able to achieve the economies of scale necessary to offset our fixed and other operating costs. We have limited experience in attracting and servicing our hosting, co-location, managed services and other value-added services customers. Our ability to attract and retain additional customers for these services depends on a variety of factors including the willingness of businesses to outsource their Internet operations and the quality, reliability and cost-effectiveness of our services. If we are unable to significantly increase our customer base for hosting, co-location, managed services and other value added services, we will not realize our expected growth or achieve profitability.

We expect significant increases in our operating expenses and continued losses. We may not be able to grow our business or continue operating if we cannot raise additional financing.

  We have never achieved profitability, have accumulated net losses of $38.1 million from our inception through March 31, 2000 and have had to rely on the proceeds of the sale of equity securities to fund our operations. We believe that we will continue to incur losses for at least the next several years and that our losses will increase significantly from current levels. We expect to fund our growth through equity or debt financings. Our inability to finance our operations may limit our growth potential or render us unable to continue operating. Furthermore, we may not be able to obtain financing on satisfactory terms. If we issue securities to raise capital, our existing stockholders may experience additional dilution or the new securities may have rights senior to those of our common stock.

We operate in a relatively new and evolving market with rapid technological changes and uncertain prospects for growth. This market may evolve in a manner that jeopardizes our prospects for growth and profitability.

  The market for our services in the Asia-Pacific region has only recently begun to develop and is evolving rapidly. Projected growth of this market may not be realized. The market for our services may not grow, our services may not be adopted and businesses may not use these Internet-based services to the degree or in the manner that we expect. In addition, if we are not able to effectively respond to technological changes or, if technological advances diminish the benefits derived by our customers from the use of our products and services, future demand for our services could be reduced. For example, it is possible that businesses may find it cheaper, more secure or otherwise preferable to host their web sites and applications internally and decide not to outsource the management of their web sites and applications. If we are not able to react quickly to changes in the market, if the market fails to develop or develops more slowly than expected or if our services do not achieve market acceptance, we will not achieve growth levels necessary to become profitable.

The potential market for Internet services in the Asia-Pacific region may attract new and existing competitors, which could narrow our margins and limit our growth prospects.

  The market for Internet access, as well as for hosting, co-location and managed services, is extremely competitive and there are few substantial barriers to entry. New market entrants or the creation of stronger competitors through combinations could result in increased price competition, which would make it difficult for us to attract new customers, retain existing customers, or attain revenue and gross margin levels sufficient to generate a return on our prior investment in our business.

  We are dependent upon businesses, such as national telecommunications carriers that are monopolies or have significant regulatory advantages over us, that provide us with resources we need to provide services in one or more markets. These businesses either currently compete with us or may compete with us in the future. Increasingly, Internet service providers, hosting companies, telecommunications companies and equipment manufacturers based in North America have announced plans to enter into or expand their operations in markets in the Asia-Pacific region. For example, companies such as PSINet, AboveNet Communications, and its parent Metropolitan Fiber Networks, Exodus Communications, Inc., Global Crossing GlobalCenter, Level 3, WorldCom and Intel have announced plans to enter into or expand their current operations in the Asia-Pacific region. When these companies expand their presence in the Asia-Pacific region, customers may decide to use their services in the region instead of ours.

  Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more readily, take advantage of acquisition and other opportunities more effectively, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional value-added services competitive with those provided by us. We may not have, or be able to acquire, the resources or expertise to compete successfully in the future, which could narrow our margins and limit our growth prospects.

Our limited operating history makes forecasting difficult. Because most of our expenses are based on planned operating results, failure to achieve forecast revenue could significantly increase our net losses in any given period.

  As a result of our limited operating history, particularly since our recent change in strategic focus, it is difficult to accurately forecast our revenue, and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans, the anticipated dates that our new large-scale, high performance Internet data centers will be completed and available for customer use, expected use of our new Internet data centers and estimates of future revenue. Because our significant expenses are to a large extent fixed in the short term, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could significantly increase our net losses in any given period.

Our operating results are difficult to predict. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decline significantly.

  Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. For example, for several quarters beginning in late 1997, our operating results were adversely affected by the economic crisis in the Asia-Pacific region. It is possible that, in the future, our quarterly operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

If we cannot effectively manage our growth in the number of personnel, our increasing geographic breadth and our acquisitions, our projected revenue growth may not occur, and we may not be able to achieve our projected plan and operating results.

  We expect to grow our business by hiring additional personnel and acquiring businesses in our existing markets and other markets in the Asia-Pacific region. The additional personnel, increased geographic breadth of our operations, and challenges presented by an evolving corporate culture, will make it increasingly difficult to effectively manage our operations in order to implement our business plan and effectively oversee our personnel. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. If we cannot effectively manage our growth, our projected revenue growth may not occur, we may not be able to achieve our projected plan and operating results.

We may be unable to hire and retain the skilled engineering and technical personnel necessary to develop our business.

  We intend to hire a significant number of additional engineering and technical personnel. Competition for these individuals with relevant experience and expertise is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. The market for qualified engineering and technical personnel in the Asia-Pacific region is extremely limited and finding individuals with relevant country specific experience may be difficult. Our failure to attract and retain the highly trained engineering and technical people who are integral to our business may limit our growth rate and harm our business. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company.

The expansion of our network is dependent upon the availability of adequate connectivity with third party providers and failure or delay in obtaining necessary connectivity would limit our growth.

  In building our network we rely upon connectivity and bandwidth from Internet service providers and local and international telecommunications carriers. In some of our markets we are dependent on one or a limited number of connectivity providers. Many of these carriers are our competitors. Because of market and competitive factors, it is uncertain whether we will be able to obtain the requisite network connectivity at commercially viable prices or that the necessary connectivity will be available on a timely basis or at all. Failure to obtain this connectivity would jeopardize our ability to conduct our business in the Asia-Pacific region and would restrict our growth.

We must offer services priced above the overall cost of bandwidth, and any failure to do so could cause us to sell our services at a loss.

  We purchase our bandwidth capacity in amounts based upon projected usage by our customers on a fixed-price basis in advance of the sale of our services. We sell our services, by contract, on the basis of actual usage. If we do not obtain adequate bandwidth capacity on acceptable terms and realize appropriate customer volume for such bandwidth, we will not achieve positive gross profit.

  We expect that the cost of obtaining bandwidth for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build network infrastructure. We expect the prices we charge for data transported over our network will also decline over time as a result of, among other things, the lower cost of obtaining bandwidth and existing and new competition in the markets we address. If we fail to accurately predict the decline in costs of bandwidth, are unable to sell our services at acceptable prices, or fail to offer additional services from which we can derive additional revenue, the value of our services will be substantially reduced, our revenue will decrease and our business, results of operations and financial condition will suffer.

If we lose the services of key members of our management, in particular our Chief Executive Officer and our Chief Financial Officer and President--U.S., we may not be able to effectively execute our business plan and our trading price may suffer.

  Our future success depends to a significant degree on the skills, experience and efforts of JoAnn Patrick-Ezzell, our Chief Executive Officer, Jonathan Beizer, our Chief Financial Officer and President--U.S., and other key personnel. The loss of the services of any of these individuals could compromise our ability to effectively operate our business. In addition, we have not obtained key person life insurance on any of our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business, results of operations and financial condition could be harmed.

We could lose customers and be exposed to liability if our service to our customers is disrupted or damaged or the security of confidential information stored in our computer systems is compromised.

  Our success, in particular our ability to successfully provide our services in a high quality and reliable manner, largely depends upon the efficient and uninterrupted operation of our Internet data centers, including our computer and communications hardware and software systems and the power and cooling systems upon which they rely. Any of the acts or events described below could lead to interruptions, physical or electronic loss of data, delays or cessation of service to our customers or a decrease in responsiveness, which could harm our relationships with our customers, result in liability for damages and reduce revenue. Our systems and operations are vulnerable to damage or interruption from:

  .  earthquake, fire, flood and other natural disasters;

  . failure of our internal systems, including failure of our computer systems or our telecommunications network, operator negligence, improper operation by or supervision of our employees;

  . third party or systemic infrastructure failures, including Internet network outages, power and utility loss and problems with the satellite systems used for our data back-up; and

  . disruptions due to human intervention, including computer viruses, interruption, break-ins, security breaches, misappropriation, denial of service, vandalism and similar disruptive problems caused by our customers or Internet hackers.

  Furthermore, any inappropriate use of the network by third parties could potentially jeopardize the security of confidential information stored in our computer systems and our customers' computer systems, which may result in liability to us and act as a deterrent to potential customers. Although we intend to continue to implement security measures, any measures we implement may be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may divert resources from other activities and may result in interruptions or delays to our customers that could cause our business, results of operations and financial condition to suffer.

Because of the significant stock ownership of our officers, directors and significant stockholders, you will be unable to exert significant control over our future direction.

  After this offering, our executive officers and directors, their affiliates and other significant stockholders will together control approximately 63.5% of our outstanding common stock as a result of their shareholdings prior to the offering and the directed share program which, if they act together, would enable them to control all matters requiring our stockholders' approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of iAsiaWorks or its assets and might adversely affect the trading price of our common stock. For more information about our principal stockholders, see "Principal Stockholders" beginning on page 62.

Provisions of our certificate of incorporation and bylaws may make changes of control difficult, even if they would be beneficial to stockholders.

  Anti-takeover provisions of Delaware law and in our certificate of incorporation and bylaws may make a change in control of iAsiaWorks difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in the management and control of iAsiaWorks.

  In addition, under Delaware law, our board of directors may adopt additional anti-takeover measures in the future. The rights of holders and the price of our common stock could be adversely affected by these anti-takeover provisions. For additional information about our capital stock, see "Description of Capital Stock" beginning on page 65.

          Risks specific to the Internet, our industry and our markets

The political, legal and economic climate in the Asia-Pacific region is volatile, uncertain, subject to change and presents risks that could adversely affect our business.

  We currently operate throughout the Asia-Pacific region. As a result, our results of operation and future growth depend on the economies in these markets. There are certain risks inherent in conducting business in the Asia-Pacific region, that could affect our profitability, including:

  .  political and economic instability;

  .  risk of expropriation;

  .  export restrictions, tariffs and other trade barriers;

  .  changes in regulatory requirements;

  . legal restrictions on the business practices of United States companies operating outside of the United States, such as the Foreign Corrupt Practices Act; and

  . lack of clarity, transparency and consistency in the application of laws in various jurisdictions

  .  potential adverse tax consequences.

  Beginning in mid-1997, many countries in the Asia-Pacific region experienced significant economic downturns and related difficulties. As a result of the decline in the value of the region's currencies, many governments in the Asia-Pacific region and companies operating in the region had difficulties servicing foreign currency denominated debt and many corporate borrowers defaulted on their payments. These currency fluctuations, as well as resulting higher interest rates and other factors, materially and adversely affected the economies of many countries in the Asia-Pacific region. While the region has generally shown signs of improvement in recent periods, the economic conditions in the Asia-Pacific region may not continue to improve and any recent improvements may not be sustained.

  Governmental regulation and the application of existing laws of countries in the Asia-Pacific region often lack clarity and are subject to change without notice. Such uncertainty and transparency may result in unexpected liabilities and increases the likelihood of our unknowingly violating local law, especially with regard to obtaining local and national government approvals, limitations on foreign investments and the purchase of real property, and complying with zoning, environmental, labor and similar regulatory requirements.

  Any new adverse political, legal or economic development in the Asia-Pacific region could materially and adversely affect our markets and our business. For example, while Hong Kong is a Special Administrative region under the government of mainland China, with its own government and legislature, it may not remain autonomous from mainland China. Any loss of autonomy could affect the regulation of business in Hong Kong, hinder our ability to operate in Hong Kong, and destabilize the Asia-Pacific region. Similarly, any conflict between mainland China and Taiwan or between North Korea and South Korea may also destabilize the region and render us unable to transact business in the region. If any of these events were to occur, our business model would be undermined.

Governmental regulation and the application of existing laws to the Internet may slow the Internet's growth, increase our costs of doing business and create potential liability for the dissemination of information over the Internet.

  Laws and regulations directly applicable to Internet communications are becoming more prevalent. Uncertainty and new laws and regulations, as well as the application of existing law to the Internet, in our markets could prevent or limit our ability to operate in certain of our markets, expose us to compliance costs and substantial liability and could result in costly and time consuming litigation, all of which could materially harm our business, operating results and financial condition.

  The international nature of the Internet and the possibility that we may be subject to conflicting laws of, or the exercise of jurisdiction by, different countries may make it difficult or impossible to comply with all the laws that may govern our activities. Furthermore, the law relating to the liability of online service providers for information carried on or disseminated through their networks is currently unsettled.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet in the Asia-Pacific region and the growth of our business.

  Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of the Asia-Pacific region is not as well developed as in the United States and is owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in the Asia-Pacific region will have a substantial impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

  In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in the Asia-Pacific region to alleviate overloading and congestion.

Currency fluctuations could decrease our revenue or increase our costs. In addition, restrictions on currency exchange could prevent us from effectively using our funds.

  We conduct business in multiple countries in the Asia-Pacific region and generate revenue, expenses and liabilities in multiple Asia-Pacific currencies. Gains and losses on the conversion of foreign payments may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced revenue and gross margins from our international sales. We currently engage only in very limited currency hedging activities. In addition, some of the countries in which we operate or plan to operate impose exchange controls. As a result, we may not be able to freely convert the relevant local currencies into other Asia-Pacific or non-Asia-Pacific currencies, including U.S. dollars, which could prevent us from effectively using our funds. Currency rate fluctuations and exchange controls could negatively impact our financial performance by increasing costs and offsetting revenue or income from our operations.

Our business and prospects will suffer if the Internet does not develop into an effective commercial and information medium in the Asia-Pacific region.

  The market for Internet services in the Asia-Pacific region has only begun to develop. Because the Internet is an unproven medium for information, advertising and other commercial services in the Asia-Pacific region, our future operating results and prospects depend substantially on the increased acceptance and use of the Internet for publication, distribution and commerce in the Asia-Pacific region. Many potential customers may have limited experience with the Internet, may not have devoted a significant portion of their available funds to web site development and may not find the Internet to be effective for promoting, distributing or conducting their products and services relative to traditional means. Furthermore, critical issues concerning the commercial use of the Internet in the Asia-Pacific region, such as security, reliability, cost, ease of deployment, administration and quality of services, may affect the adoption of the Internet to solve business needs.

                         Risks related to this offering

We may apply the proceeds of this offering to uses that do not enhance our operating results or market value.

  We intend to use a substantial portion of the proceeds from this offering to establish new Internet data centers. The remainder will be used for general corporate purposes and acquisitions. We will, in any case, have broad discretion over how we use these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering, and we may spend these proceeds in ways with which you may disagree. Pending any of these uses, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return.

The price of our common stock after this offering may be lower than the offering price you pay and may be volatile and limit your ability to sell our common stock at a profit at any given time, or ever, and may subject us to lawsuits.

  Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to a costly and disruptive securities class action lawsuit.

  If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

You will pay more for our common stock than your pro rata portion of our assets is worth; as a result, you will likely receive much less than you paid for your stock if we liquidate our assets and distribute the proceeds.

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. Therefore, you will incur immediate dilution in net tangible book value of $9.84 per share, at an assumed initial public offering price of $14.00 per share, because you will pay more for your shares than the underlying assets are worth. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock at a price less than book value per share. As a result, you will likely receive much less than you paid for our stock if we liquidate our assets and distribute the proceeds. For additional information about the dilution you may suffer, see "Dilution" on page 21.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

  Prior to this offering, there has been no public market for our common stock, and market sales of shares of common stock or the availability of shares of common stock for sale could reduce the market price of the common stock prevailing from time to time. If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options and warrants, the trading price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities or securities exercisable for or convertible into equity securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 39,261,624 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. All of the shares we are selling in this offering may be resold in the public market immediately. Another 29,647,638 shares are subject to lock-up agreements and will become available for resale in the public market beginning 180 days after the date of this prospectus subject, in some cases, to volume limitations. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. For additional information about when our outstanding shares may be sold on the public market, see "Shares Eligible for Future Sale" beginning on page 68.

  After this offering, if various conditions are met, the holders of approximately 25,764,677 shares of common stock and holders of 212,013 shares of common stock issuable upon the exercise of outstanding warrants to purchase Series B preferred stock will be entitled to require us to register their shares under the Securities Act. These stockholders also have the right to participate in any registration of our shares that we may undertake on our own. If these stockholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempt to raise money through a registration and sale of our stock and these stockholders require us to allow them to participate in the registration, our ability to raise the amount of money that we need to execute our business plan may be jeopardized. For additional information about our obligations to register our outstanding shares, see "Description of Capital Stock--Registration Rights" beginning on page 65.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

  Many statements made in this prospectus are forward-looking statements that reflect our current views and expectations of future events. These forward-looking statements can be identified by words or phrases such as "may," "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," "is/are likely to," "could have" or other similar expressions. The forward-looking statements included in this prospectus relate to, among other things,

  .  our goals, strategies and challenges;

  . our future business development, results of operations and financial condition;

  . the expected growth of, change in and demand for Internet-related technologies and services; and

  . governmental policies, laws and regulations regarding Internet and technology.

  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the 9,000,000 shares of common stock
offered will be approximately $   million at the assumed initial public
offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, the aggregate net proceeds we will receive will be
approximately $       .

  We intend to use the net proceeds of this offering over an approximate nine month period. We estimate that we will use between $60 to $90 million of the proceeds for the establishment of additional Internet data center facilities, the hiring of additional personnel and the remainder for general corporate purposes and acquisitions. We are currently in negotiations for the establishment of additional Internet data centers. None of these negotiations has resulted, and it is uncertain that these negotiations will result, in binding commitments. For a discussion of the factors that may affect our expenditures to establish additional Internet data centers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" on page 31. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities. For additional information on our use of proceeds, see "Risk Factors--We may apply the proceeds of this offering to uses that do not enhance our operating results or market value" on page 15.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We intend to retain future earnings, if any, to finance operations and the expansion of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                   TRADEMARKS

  We have filed an application with the United States Patent and Trademark office seeking to register "iAsiaWorks" as a trademark in the U.S., and iAsiaWorks(TM) with the accompanying design and the iAsiaWorks logo are trademarks of iAsiaWorks, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The inclusion of other companies' brand names and products in this prospectus is not an endorsement by us. These companies are not involved with the offering of our securities.

                                 CAPITALIZATION

  The following table sets forth the capitalization of iAsiaWorks as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis reflecting 26,093,375 total shares of common stock outstanding, which gives effect to:

    . the exercise of warrants to purchase 426,344 shares of common stock at an exercise price of $0.03 per share,

    . the exercise of warrants to purchase 1,666 shares of Series B preferred stock at an exercise price of $4.50 per share and

    . the automatic conversion of all outstanding shares of the convertible preferred stock into 25,664,676 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the estimated net proceeds from the sale of 9,000,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share after deducting the estimated underwriting discount and the estimated offering expenses.

  This table should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.

                                                        March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                            data)
Long-term obligations.......................... $    377  $    377    $    377
                                                --------  --------    --------
Convertible preferred stock: $0.001 par value,
 authorized: 83,100,000 shares, actual and
 pro forma; 20,000,000 shares, pro forma as
 adjusted; issued and outstanding: 24,650,161
 shares, actual; no shares, pro forma or pro
 forma as adjusted.............................  115,642        --          --
                                                --------  --------    --------
Stockholders' equity (deficit):
  Common stock: $0.001 par value, authorized:
   109,100,000 shares, actual and pro forma;
   300,000,000 shares, pro forma as adjusted;
   issued and outstanding, 3,054,650 shares,
   actual; issued and outstanding: 29,148,025
   shares, pro forma; 38,148,025 shares, pro
   forma as adjusted...........................        3        29          38
  Additional paid-in capital...................   22,324   137,960     252,831
  Deferred stock-based compensation............  (19,150)  (19,150)    (19,150)
  Accumulated other comprehensive loss.........   (1,113)   (1,113)     (1,113)
  Accumulated deficit..........................  (38,063)  (38,063)    (38,063)
                                                --------  --------    --------
    Total stockholders' equity (deficit).......  (35,999)   79,663     194,543
                                                --------  --------    --------
    Total capitalization....................... $ 80,020  $ 80,040    $194,920
                                                ========  ========    ========

  The number of shares outstanding as of March 31, 2000 excludes:

  . 5,292,938 shares of Common Stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.88 per share;

  . 10,000,000 shares of common stock reserved for issuance under the 2000 Stock Incentive Plan, which incorporates our 1995 Stock Plan;

  . 175,000 shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan;

  . 212,013 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share.

See "Benefit Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements beginning on pages 54, 65 and F-20, respectively.

                                    DILUTION

  Our net tangible book value as of March 31, 2000, was approximately $41.9 million, or $1.46 per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred stock. After giving effect to the sale of 9,000,000 shares of common stock being offered at an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at March 31, 2000, would have been $156.8 million, or $4.16 per share. This represents an immediate increase in net tangible book value of $2.70 per share to existing stockholders and an immediate dilution of $9.84 per share to new investors purchasing shares of common stock in this offering. Pro forma net tangible book value dilution per share represents the incremental dilutive effect of the exercise of warrants to purchase 426,344 shares of common stock and the exercise of Series B warrants which convert into 2,355 shares of common stock. Dilution is defined as the diminution in the proportion of income, or earnings per share, to which each share is entitled due to the issuance of additional shares. The following table illustrates this dilution:

   Assumed initial public offering price per share................       $14.00
     Net tangible book value per share as of March 31, 2000....... $1.46
     Increase per share attributable to new investors.............  2.70
                                                                   -----
   Net tangible book value per share after the offering...........         4.16
                                                                         ------
   Dilution per share to new investors............................         9.84
     Incremental dilution occurring upon exercise of warrants.....         0.05
                                                                         ------
   Pro forma dilution per share to new investors..................       $ 9.79
                                                                         ======

  The following table summarizes, as of March 31, 2000, on a pro forma basis, the total number of shares and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $14.00 per share (before deducting the estimated underwriting discount and estimated offering expenses):

                                                           Total
                                    Shares Purchased   Consideration    Average
                                   ------------------ ----------------   Price
                                     Number   Percent  Amount  Percent Per Share
                                   ---------- ------- -------- ------- ---------
                                                       (in thousands)
   Existing stockholders.......... 29,148,025    76%  $110,317    47%   $ 3.78
   New public investors...........  9,000,000    24    126,000    53     14.00
                                   ----------   ---   --------   ---
     Totals....................... 38,148,025   100%  $236,317   100%
                                   ==========   ===   ========   ===

  The foregoing computations are based on the number of shares of common stock outstanding as of March 31, 2000 and exclude:

  . 5,292,938 shares of common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.88 per share;

  . 10,000,000 shares of common stock reserved for issuance under the 2000 Stock Incentive Plan that incorporates our 1995 Stock Plan;

  . 600,000 shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan;

  . 212,013 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share.

  To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization", "Benefit Plans," "Description of Capital Stock" and Notes 6, 7 and 8 to Notes to Consolidated Financial Statements beginning on pages 19, 54, 65, F-16, F-20 and F-22, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from the unaudited consolidated financial statements included elsewhere in the prospectus. Comparison of the financial data for the three months ended March 31, 2000 with the three months ended March 31, 1999 may not be meaningful as the financial data for the quarter ended March 31, 2000 reflect a significant acquisition completed in December 1999 accounted for by the purchase method of accounting. The pro forma statement of operations data for the fiscal year ended December 31, 1999 has been derived from the unaudited pro forma combined consolidated statement of operations included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations and balance sheet for the period. The historical results are not necessarily indicative of the operations to be expected for future periods.

  You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to consolidated financial statements included elsewhere in this prospectus.

                                        Historical                                        Pro Forma
                          -------------------------------------------   Three Months     ------------
                                 Years Ended December 31,              Ended March 31,    Year Ended
                          -------------------------------------------  ----------------  December 31,
                           1995    1996     1997     1998      1999     1999     2000       1999**
                          ------  -------  -------  -------  --------  -------  -------  ------------
                            (in thousands of dollars except per          (unaudited)     (unaudited)
                                        share data)
Consolidated Statement
 of Operations Data:
Revenue:
 Internet access and
  related services......  $  --   $     1  $ 1,597  $ 3,490  $  5,384  $   834  $ 3,533    $ 14,591
 Hosting, co-location
  and other managed
  services..............     --       --       --       --        245      --     1,189       1,268
                          ------  -------  -------  -------  --------  -------  -------    --------
 Total revenue..........     --         1    1,597    3,490     5,629      834    4,722      15,859
Cost of revenue:
 Cost of Internet access
  and related services..     --        53    2,199    4,621     5,417    1,013    3,696      13,497
 Cost of hosting, co-
  location and other
  managed services......     --       --       --       --        401       86      565       1,240
                          ------  -------  -------  -------  --------  -------  -------    --------
 Total cost of revenue..     --        53    2,199    4,621     5,818    1,099    4,261      14,737
                          ------  -------  -------  -------  --------  -------  -------    --------
Gross margin............     --       (52)    (602)  (1,131)     (189)    (265)     461       1,122
Operating expenses:
 Network operations and
  support...............     --       330    1,538    1,628     1,539      373      854       1,539
 Sales and marketing....      15      923    2,391    1,471     2,372      370    1,455       2,922
 General and
  administrative........     149    1,252    1,935    2,203     3,511      721    1,803       5,410
 Amortization of
  intangible assets.....     --       --       --       --        559      --     3,464      13,408
 Stock-based
  compensation..........     --       --       --       220     4,070      244    2,792       4,070
                          ------  -------  -------  -------  --------  -------  -------    --------
 Total operating
  expenses..............     164    2,505    5,864    5,522    12,051    1,708   10,368      27,349
                          ------  -------  -------  -------  --------  -------  -------    --------
Loss from operations....    (164)  (2,557)  (6,466)  (6,653)  (12,240)  (1,973)  (9,907)    (26,227)
Interest income.........       4      153      353      238       288       81      511         289
Interest expense........                      (110)    (388)     (384)     (49)     (98)       (384)
Other income (expense),
 net....................      20      (16)      (2)     (18)       19        1       54         231
                          ------  -------  -------  -------  --------  -------  -------    --------
Loss before provision
 for income taxes.......    (140)  (2,420)  (6,225)  (6,821)  (12,317)  (1,940)  (9,440)    (26,091)
Provision for income
 taxes..................     --       --        11        2       --       --       --          --
                          ------  -------  -------  -------  --------  -------  -------    --------
Net loss................    (140)  (2,420)  (6,236)  (6,823)  (12,317)  (1,940)  (9,440)    (26,091)
Dividend accretion on
 preferred stock........    (197)    (487)  (1,376)  (1,814)   (2,287)    (597)     --       (2,287)
                          ------  -------  -------  -------  --------  -------  -------    --------
Net loss attributable to
 common stockholders....    (337)  (2,907)  (7,612)  (8,637)  (14,604)  (2,537)  (9,440)    (28,378)
Other comprehensive
 loss:
 Change in unrealized
  gain (loss) on
  marketable
  securities............     --         3      --         4        (4)              --           (4)
 Change in foreign
  currency translation
  adjustments...........      (1)      (4)    (560)     139      (477)    (103)    (213)       (477)
                          ------  -------  -------  -------  --------  -------  -------    --------
Comprehensive loss......  $ (338) $(2,908) $(8,172) $(8,494) $(15,085) $(2,640) $(9,653)   $(28,859)
                          ======  =======  =======  =======  ========  =======  =======    ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................  $(1.87) $(16.15) $(42.29) $(30.85) $ (14.87) $ (7.29) $ (3.22)   $ (28.90)
                          ======  =======  =======  =======  ========  =======  =======    ========
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted................     180      180      180      280       982      348   2,936          982
                          ======  =======  =======  =======  ========  =======  =======    ========
Pro forma net loss per
 share attributable to
 common stockholders,
 basic and diluted
 (unaudited)*...........                                     $  (1.11)          $ (0.33)   $  (2.15)
                                                             ========           =======    ========
Shares used in computing
 pro forma net loss per
 share attributable to
 common stockholders,
 basic and diluted
 (unaudited)............                                       13,177            28,550      13,177
                                                             ========           =======    ========

-------
 * The pro forma net loss per share data reflect the automatic conversion of preferred stock as described in Note 2 of Notes to Consolidated Financial Statements--Pro forma net loss per share(unaudited) beginning on page F-13.
** The unaudited summary pro forma combined statement of operations data at December 31, 1999 reflects the acquisition of AT&T EasyLink as if it had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments.

  The diluted net loss per share attributable to common stockholders computation excludes potential shares of common stock (preferred stock, warrants to purchase preferred stock or common stock, options to purchase common stock and common stock subject to repurchase rights held by us), since their effect would be antidilutive. See Note 2 of Notes to Consolidated Financial Statements--Net loss per share on page F-12 for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share.

                                        December 31,
                         ----------------------------------------------     March
                          1995     1996      1997      1998      1999     31, 2000
                         -------  -------  --------  --------  --------  -----------
                                       (in thousands)                    (unaudited)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $ 3,227  $ 6,774  $  1,204  $  2,654  $ 42,222   $ 38,276
Marketable securities...     --       --        --      4,433       --         195
Working capital.........   3,180    8,870     2,493     6,506    40,264     35,102
Total assets............   3,262   10,797     5,314    10,796    91,355     87,333
Long-term obligations,
 net of current
 portion................     --       --        --        677       435        377
Convertible preferred
 stock..................   3,536   13,467    15,994    26,712   114,699    115,642
Total stockholders'
 deficit................ $  (325) $(3,235) $(11,407) $(18,435) $(29,201)  $(35,999)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  From inception in August 1995 until July 1999, we focused on providing high-speed, leased-line Internet access to business customers in selected markets in the Asia-Pacific region and derived substantially all of our revenue from these services. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location and managed services. Prior to that time, we derived virtually no revenue from hosting and co-location services. During the quarters ended December 31, 1999 and March 31, 2000, hosting and co-location services accounted for 11% and 25%, respectively, of our revenue. We expect hosting, co-location and managed services to continue to grow both in absolute terms and as a percentage of total revenue and, if we are successful in implementing our business plan, will represent a substantial majority of our revenue over the next several years. We intend to continue offering Internet access and derive increased revenue from Internet access in absolute terms, but expect Internet access revenue to decline significantly as a percentage of total revenue.

  Internet access, hosting, co-location and certain managed services, such as security and monitoring services, are billed on a monthly basis. Contracts for these services are generally for an initial one-year term. Certain other managed services and value-added services are typically billed on a usage basis.

  Cost of revenue consists primarily of the cost of contracting for lines from telecommunication providers worldwide and, to a lesser extent, the cost of our network operations. We lease lines under contracts of one year or more. The leasing of international private lines comprises the largest component of our telecommunications expense, with additional costs arising from leasing local circuits into our Internet data centers. In the future, we expect to increase the size and number of circuits leased as our network volume grows and we expand geographically.

  We intend to establish a network of large-scale, high performance Internet data centers throughout the Asia-Pacific region with most expected to exceed 50,000 square feet. As we establish these facilities, we will also need to increase substantially our sales, marketing, product development and network operations support staff and infrastructure to support our network growth and geographic expansion. Most of these developmental costs will be incurred prior to the realization of any significant growth in revenue. As a result, we believe that we will continue to incur operating and net losses for at least the next several years, and that our losses will increase significantly from current levels. Our net losses in 1999 of $12.3 million and in the first quarter of 2000 of $9.4 million do not include any of the significant costs associated with the establishment of our new Internet data centers.

Results of Operations

  We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future. The following table presents selected financial data for the periods indicated as a percentage of total revenue.

                                                              Three Months
                                       Years Ended             Ended March
                                       December 31,                31,
                                   ------------------------   ---------------
                                    1997     1998     1999     1999     2000
                                   ------   ------   ------   ------   ------
Revenue:
  Internet access and related
   services.......................  100.0%   100.0%    95.6%   100.0%    74.8%
  Hosting, co-location and other
   managed services...............    0.0      0.0      4.4      0.0     25.2
                                   ------   ------   ------   ------   ------
    Total revenue.................  100.0    100.0    100.0    100.0    100.0
Cost of revenue:
  Cost of internet access and
   related services...............  137.7    132.4     96.3    121.4     78.3
  Cost of hosting, co-location and
   other managed services.........    0.0      0.0      7.1     10.3     12.0
                                   ------   ------   ------   ------   ------
    Total cost of revenue.........  137.7    132.4    103.4    131.7     90.3
                                   ------   ------   ------   ------   ------
Gross margin......................  (37.7)   (32.4)    (3.4)   (31.7)     9.7
                                   ------   ------   ------   ------   ------
Operating expenses:
  Network operations and support..   96.3     46.6     27.3     44.7     18.1
  Sales and marketing.............  149.7     42.1     42.1     44.3     30.8
  General and administrative......  121.2     63.1     62.4     86.4     38.2
  Amortization of intangible
   assets.........................    0.0      0.0      9.9      --      73.3
  Stock-based compensation........    0.0      6.4     72.4     29.3     59.1
                                   ------   ------   ------   ------   ------
    Total operating expenses......  367.2    158.2    214.1    204.7    219.5
                                   ------   ------   ------   ------   ------
Loss from operations.............. (404.9)  (190.6)  (217.5)  (236.4)  (209.8)
Interest income (expense), net....   15.2     (4.3)    (1.7)     3.8      8.7
Other income (expense), net.......   (0.8)    (0.6)     0.2      0.1      1.1
                                   ------   ------   ------   ------   ------
Net loss.......................... (390.5%) (195.5%) (219.0%) (232.5%) (200.0%)
                                   ======   ======   ======   ======   ======

Quarters Ended March 31, 1999 and 2000

  Comparison of the financial data for the three months ended March 31, 2000 with the three months ended March 31, 1999 may not be meaningful as the financial data for the quarter ended March 31, 2000 reflect a significant acquisition completed in December 1999 accounted for by the purchase method of accounting as well as the shift in the focus of our business strategy in mid-1999.

 Revenue

  Total revenue increased from $834,000 in the first quarter of 1999 to $4.7 million in the first quarter of 2000, which represents an increase of 466%. The increases in revenue were due primarily to acquisitions made in late 1999 and early 2000, an increase in the number of customers, and the addition of hosting, co-location and managed services to the product line. Revenue from these acquisitions in the first quarter of 2000 was $2.6 million. Hosting, co-location and other managed services represented $1.2 million, or 25%, of the revenue for the first quarter of 2000. We did not offer these services in the first quarter of 1999. Based upon our projections, which include assumptions that may not be correct, we believe that, if we successfully execute our business plan, revenue from dedicated hosting, co-location and managed services could constitute 75% or more of our total revenue by the end of 2002.

 Expenses

  Cost of Revenue

  Cost of revenue increased from $1.1 million to $4.3 million from the first quarter of 1999 as compared to the first quarter of 2000. As a percentage of sales, cost of revenue decreased from 131.7% to 90.3%. In the first quarter of 2000, as a percentage of revenue, Internet access and related services was 78.3% and hosting, co-location and managed services was 12.0%.

  We expect cost of revenue for Internet access and related services to remain relatively constant as a percentage of revenue and expenses for hosting, co-location and managed services to increase as a percentage of revenue. We expect the decrease in gross margin for hosting, co-location and managed services to continue to decrease until we have achieved the necessary revenue levels to offset the initial fixed costs and expenses included in our investments in Internet data center facilities and other infrastructure.

  Network Operations and Support

  Network operations expenses increased from $373,000 to $854,000 from the first quarter of 1999 to the first quarter of 2000, an increase of 129%. Network operations expense increased primarily due to an increase in our engineering staff. We expect network operations expenses to increase at a greater rate than we have historically experienced as we deploy additional new Internet data centers.

  Sales and Marketing

  Sales and marketing expenses increased from $370,000 in the first quarter of 1999 to $1.5 million in the first quarter of 2000. This 293% increase is primarily related to hiring more sales and marketing staff in our offices in the Asia-Pacific region and the deployment of a United States sales force. In the first quarter of 2000, we opened sales offices in San Mateo, Los Angeles, Boston and New York City. We expect sales and marketing expenses to continue to increase as we open more sales offices and expand our current offices in the United States. In addition, we intend to launch an advertising campaign in the third quarter of 2000, which will also increase our sales and marketing expenses.

  General and Administrative

  General and administrative expenses increased from $721,000 in the first quarter of 1999 to $1.8 million in the first quarter of 2000. This 150% increase was due primarily to the hiring of additional executive management staff. We expect that general and administrative costs will increase further as we continue to build our management team.

  Amortization of Intangible Assets

  In connection with acquisitions in mid-December 1999 and early January 2000, we recorded amortization of intangible assets of $3.3 million and $125,000, respectively, in the first quarter of 2000. We recorded no comparable expenses in the first quarter of 1999. Total goodwill of $41.7 million is being amortized over a period of three years.

  Stock-Based Compensation

  In connection with the grant of stock options to employees and consultants, we recorded stock-based compensation of approximately $244,000 in the first quarter of 1999 and $2.8 million in the first quarter of 2000. These amounts were recorded as a component of stockholders' equity and are being amortized as charges to operations over the vesting periods of the options. For additional information on our stock-based compensation, see Note 7 of Notes to Consolidated Financial Statements beginning on page F-20.

  Interest Income (Expense), Net

  Interest income (expense), net increased from $32,000 in the first quarter of 1999 to $413,000 in the first quarter of 2000. The increase was due to increased levels of interest earning bank deposits as a result of the sale of our Series D preferred stock.

Provision for Income Taxes

  We have incurred operating losses for all periods from inception through March 31, 2000. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefits is not currently likely.

Years Ended December 31, 1997, 1998 and 1999

 Revenue

  Total revenue increased from $1.6 million in 1997 to $3.5 million in 1998, and to $5.6 million in 1999, which represents an increase of 119% from 1997 to 1998, and of 61% from 1998 to 1999. These increases in revenue were due primarily to an increase in the number of customers, which more than offset a decline in average revenue per customer due to decreasing prices for Internet access. Revenues in 1999 included $409,000 resulting from the acquisition of a Hong Kong Internet business from AT&T in mid-December 1999, which was accounted for using the purchase method. Internet access and related services represented 100% of total revenues for 1997 and 1998, and 95.6% of total revenue for 1999.

  Hosting, co-location and other managed services, which we began offering in 1999, accounted for $245,000 or 4.4% of total revenue in 1999.

  The following table shows our revenue, based on location of customers, for each of the last three years in the countries shown:

                                                                Years ended
                                                                December 31,
                                                            --------------------
                                                             1997   1998   1999
                                                            ------ ------ ------
                                                               (in thousands)
   South Korea............................................. $   22 $  436 $3,750
   Taiwan.................................................. $1,448 $2,700 $1,362
   United States........................................... $   75 $  220 $   37

Aggregate revenue in all countries, excluding the United States, was $1.5 million for 1997, $3.3 million for 1998 and $5.6 million for 1999. As a result primarily of an acquisition in December 1999, revenue of $2.4 million from Hong Kong in the first quarter of 2000 represented 50% of our total revenue for that quarter.

  Our South Korea operations were started in late 1997, and from then until December 31, 1999 have experienced consistent and rapid growth. Our operations in Taiwan, which were substantially established in 1997, experienced significant growth in 1998 due to increased investment in the business and the effect of a large one-time sale. In late 1998, our Taiwanese business was down-sized due to adverse economic conditions leading to lower revenues in 1999. Prior to the current fiscal year, we had not focused on growing our U.S. revenues. Historic revenue variability in the U.S. is due to the gain or loss of a few leased-line Internet access customers.

 Expenses

  Cost of Revenue

  Cost of Internet access and related services increased from $2.2 million for 1997 to $4.6 million for 1998 and to $5.4 million for 1999, which represents an increase of 110% from 1997 to 1998, and of 17% from 1998 to 1999. As a percentage of revenue from Internet access and related services, cost of revenue for these services was 137.7% for 1997, 132.4% for 1998 and 100.6% for 1999. The increased gross margin for 1999 was due primarily to economies of scale in buying bandwidth and equipment and decreased costs of international private lines.

  The negative gross margin for hosting, co-location and other managed services reflects our initial investment in infrastructure for these services and the fact that we have not achieved a level of bandwidth usage that will provide economies of scale. We anticipate that we will continue to have negative margins until we achieve the necessary revenue growth to offset the significant front-end costs of establishing facilities and infrastructure to support our strategic focus on providing these services.

  Network Operations and Support

  Although network operations and support expenses have been relatively flat for the last three years, we expect these expenses will increase significantly as we deploy and staff our planned new large-scale, high performance Internet data center facilities.

  Sales and Marketing

  Sales and marketing expenses decreased from $2.4 million in 1997 to $1.5 million in 1998 and increased to $2.4 million in 1999. The decrease in 1998 was due primarily to downsizing of our sales and marketing staff in reaction to the Asian economic crisis. The increase in 1999 reflected primarily an increase in staffing and related expenses both in the Asia-Pacific region and in the United States. We expect that these expenses will increase significantly as we continue to expand our Asia-Pacific and U.S.-based sales force and presence.

  General and Administrative

  General and administrative expenses increased from $1.9 million in 1997 to $2.2 million in 1998 and to $3.5 million in 1999, which represents an increase of 14% from 1997 to 1998, and of 59% from 1998 to 1999. The increase from 1998 to 1999 was due primarily to the recruitment and hiring of executive management. We expect that general and administrative costs will increase further as we continue to build the organization to support our expansion plans.

  Amortization of Intangible Assets

  In connection with the acquisition of a Hong Kong Internet business from AT&T in mid-December 1999, we recorded amortization of intangible assets of $559,000 in 1999.

  Stock-Based Compensation

  In connection with the grant of stock options to employees and consultants, we recorded deferred stock-based compensation of approximately $1.5 million in the year ended December 31,

1998, compared to $16.1 million in 1999. These amounts were recorded as a component of stockholders equity and are being amortized as charges to operations over the vesting periods of the options. We recorded stock-based compensation of approximately $0.2 million in 1998 and $4.1 million in 1999. For options granted through December 31, 1999, we expect to record additional amortization expense for deferred compensation as follows: $7.0 million in 2000, $3.7 million in 2001, $1.9 million in 2002 and $0.6 million in 2003, assuming no additional stock option cancellations. We will also record an additional $8.7 million of deferred stock compensation related to options to purchase approximately 1,003,000 shares of common stock granted during the first quarter of 2000. For additional information on our stock-based compensation, see Note 7 of Notes to Consolidated Financial Statements beginning on page F-20.

  Interest Income (Expense), Net

  Interest income (expense), net was $243,000 in 1997, ($150,000) in 1998, and ($96,000) in 1999. Net interest expense in 1998 reflected an increase in outstanding debt as compared to 1997. The decrease in interest expense in 1999 reflected primarily interest earned from the investment of the proceeds from the sale of preferred stock.

Provision for Income Taxes

  We have incurred operating losses for all periods from inception through December 31, 1999. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

  As of December 31, 1999, we had net operating loss carry-forwards for federal and state tax purposes of approximately $6.5 million and $238,000, respectively. These federal and state tax loss carry-forwards are available to reduce future taxable income and expire at various dates between 2003 and 2018 if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income.

Quarterly Results of Operations

  The following tables set forth a summary of our unaudited quarterly operating results for each of the five quarters in the period ended March 31, 2000. Comparison of the financial data for the three months ended March 31, 2000 with the three months ended March 31, 1999 may not be meaningful as the financial data for the quarter ended March 31, 2000 reflect a significant acquisition completed in December 1999 accounted for by the purchase method of accounting. The information has been derived from our consolidated unaudited financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                             Quarter Ended
                            -----------------------------------------------------
                            March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,
                              1999       1999       1999       1999       2000
                            ---------  --------   ---------  --------   ---------
                                            (in thousands)
Consolidated Statement of
 Operations Data:
Revenue:
 Internet access and
  related services........   $   834   $ 1,167     $ 1,529   $ 1,854     $ 3,533
 Hosting, co-location and
  other managed
  services................       --          7          13       225       1,189
                             -------   -------     -------   -------     -------
   Total revenue..........       834     1,174       1,542     2,079       4,722
                             -------   -------     -------   -------     -------
Cost of revenue:
 Cost of Internet access
  and related services....     1,013     1,153       1,404     1,847       3,696
 Cost of hosting, co-
  location and other
  managed services........        86        88          86       141         565
                             -------   -------     -------   -------     -------
   Total cost of revenue..     1,099     1,241       1,490     1,988       4,261
                             -------   -------     -------   -------     -------
Gross margin..............      (265)      (67)         52        91         461
                             -------   -------     -------   -------     -------
Operating expenses:
 Network operations and
  support.................       373       369         317       480         854
 Sales and marketing......       370       556         657       789       1,455
 General and
  administrative..........       721       696         828     1,266       1,803
 Amortization of
  intangible assets.......       --        --          --        559       3,464
 Stock-based
  compensation............       244       263       1,527     2,036       2,792
                             -------   -------     -------   -------     -------
   Total operating
    expenses..............     1,708     1,884       3,329     5,130      10,368
                             -------   -------     -------   -------     -------
Loss from operations......    (1,973)   (1,951)     (3,277)   (5,039)     (9,907)
                             -------   -------     -------   -------     -------
Interest income (expense),
 net......................        32        12         (93)      (47)        413
Other income (expense),
 net......................         1       --           (1)       19          54
                             -------   -------     -------   -------     -------
   Net loss...............    (1,940)   (1,939)     (3,371)   (5,067)     (9,440)
Dividend accretion on
 preferred stock..........      (597)     (597)       (597)     (496)        --
                             -------   -------     -------   -------     -------
Net loss attributable to
 common stockholders......   $(2,537)  $(2,536)    $(3,968)  $(5,563)    $(9,440)
                             =======   =======     =======   =======     =======
As a Percentage of Total
 Revenue:
Revenue:
 Internet access and
  related services........     100.0%     99.4%       99.2%     89.3%       74.8%
 Hosting, co-location and
  other managed
  services................       0.0       0.6         0.8      10.7        25.2
                             -------   -------     -------   -------     -------
   Total revenue..........     100.0     100.0       100.0     100.0       100.0
Cost of revenue:
 Cost of Internet access
  and related services....     121.4      98.2        91.1      88.8        78.3
 Cost of hosting, co-
  location and other
  managed services........      10.3       7.5         5.5       6.8        12.0
                             -------   -------     -------   -------     -------
   Total cost of
    revenues..............     131.7     105.7        96.6      95.6        90.3
                             -------   -------     -------   -------     -------
Gross margin..............     (31.7)     (5.7)        3.4       4.4         9.7
                             -------   -------     -------   -------     -------
Operating expenses:
 Network operations and
  support.................      44.7      31.4        20.6      23.1        18.1
 Sales and marketing......      44.3      47.4        42.6      38.0        30.8
 General and
  administrative..........      86.4      59.2        53.7      60.9        38.2
 Amortization of
  intangible assets.......       0.0       0.0         0.0      26.9        73.3
 Stock-based
  compensation............      29.3      22.4        99.0      98.0        59.1
                             -------   -------     -------   -------     -------
   Total operating
    expenses..............     204.7     160.4       215.9     246.9       219.5
                             -------   -------     -------   -------     -------
Loss from operations......    (236.5)   (166.1)     (212.5)   (242.5)     (209.8)
                             -------   -------     -------   -------     -------
Interest income (expense),
 net......................       3.8       0.9        (6.0)     (2.2)        8.7
Other income (expense),
 net......................       0.1       0.0        (0.1)      0.9         1.1
                             -------   -------     -------   -------     -------
Net loss..................    (232.5)   (165.2)     (218.6)   (243.8)     (200.0)
Divident accretion on
 preferred stock..........     (71.6)    (50.9)      (38.7)    (23.9)        0.0
                             -------   -------     -------   -------     -------
Net loss attributable to
 common stockholders......    (304.1%)  (216.1%)    (257.3%)  (267.7%)    (200.0%)
                             =======   =======     =======   =======     =======

  The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenue and operating results are difficult to forecast and will fluctuate. We believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance.

Liquidity and Capital Resources

  From inception, we have financed our operations primarily from private sales of convertible preferred stock, net of issuance costs, totaling $109.4 million and, to a lesser extent, from bank borrowings and lease financings.

  Net cash used in our operating activities for 1999 was $5.8 million and for investing activities was $40.1 million. Net cash provided by financing activities was $85.5 million and is related primarily to the issuance of our Series D preferred stock.

  At March 31, 2000, we had cash and cash equivalents aggregating $38.2 million and restricted cash totaling $201,000. Our restricted cash secures a letter of credit issued in connection with the lease of our corporate offices. In addition, our debt balance at March 31, 2000 was $530,000, which related to the remaining balance on a line of credit that expired in 1999, and we had capital lease obligations of $392,000 at March 31, 2000.

  We expect to devote substantial resources to continue to establish additional Internet data centers throughout the Asia-Pacific region, expand our sales, support, marketing and product development organizations and build the infrastructure necessary to support our growth.

  Our capital expenditures over the next nine months are estimated to be between $60 million and $90 million for the establishment of additional Internet data center facilities. As part of these estimated expenditures, we have entered into commitments for fiscal year 2000 and fiscal year 2001, which are estimated to be $29.4 million and $8.8 million, respectively. Included in these commitments is our lease of an Internet data center facility in Hong Kong and our purchase of a building and land in Taiwan, which we intend to use primarily as an Internet data center and the title to which is to be transferred to us when the building is completed. We are currently in negotiations for the establishment of additional Internet data centers. None of these negotiations has resulted, and it is uncertain that these negotiations will result, in binding commitments. Except as set forth above, we are unable to accurately predict the level of our capital expenditures associated with establishing new Internet data centers because these expenses can vary significantly based upon the quality, timing, location and size of each Internet data center as well as the manner of financing, such as whether we acquire or lease the center. We expect to continue to make decisions regarding our Internet data center deployment based upon what is most appropriate in light of the status of our business and the opportunities available in the specific markets at the relevant times. For budgeting purposes and to estimate the use of proceeds of this offering, we have assumed that it will cost an average of $20 to $30 million to establish each Internet data center. However, based upon our experience to date and due to the factors described above, the actual cost of establishing each Internet data center may be significantly below or above this average cost range. For further discussion of these commitments, see Note 14 of Notes to Consolidated Financial Statements on page F-27.

  In connection with the acquisition of a hosting business in January 2000, we agreed to a contingent payment of up to $1.75 million and approximately 287,000 shares of Series D preferred stock upon achievement of certain financial milestones through June 30, 2000. For more information concerning this obligation, see Note 14 of Notes to Consolidated Financial Statements on page F-27.

  Although we believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for at least the next nine months, we may require additional financing within this time frame and that additional funding, if needed, may not be available on terms acceptable to us or at all. In addition, we are regularly evaluating potential acquisitions, and we may need to rely on additional equity or debt financings to finance future acquisitions.

Market Risk from Operations

  We are exposed to market risks inherent in our operations, primarily related to currency risk. This risk arises from transactions and operations entered into in the normal course of business.

  Our subsidiaries primarily operate in foreign markets, and predominantly have their local currencies as their functional currencies. These subsidiaries do not have third party borrowings in currencies other than their local currencies, and therefore there are no appropriate quantitative disclosures.

  Our primary currency rate risk exposures relate to:

  . our decentralized operations, whereby approximately 94% of our revenues are derived from operations in the Asia-Pacific region, denominated in currencies other than the U.S. dollar;

  . the ability of our United States operations to satisfy cash flow requirements of predominantly U.S. dollar denominated long-term debt without the need to repatriate into the United States foreign earnings and profits, which are denominated in currencies other than the U.S. dollar; and

  . our investments in foreign subsidiaries being primarily directly from us as the U.S. parent, resulting in U.S. dollar investments in foreign currency functional companies.

  We manage our currency rate risks through a variety of measures. We operate on a decentralized regional basis with operations located in most major Asia-Pacific markets. As a result, our individual markets are not necessarily impacted by changes in currency exchange rates. In addition, in certain limited instances in fiscal 2000, we have entered into, and expect to enter into additional, forward exchange contracts in connection with inter-company transactions. We do not expect these contracts to extend longer than one year.

                                    BUSINESS

The Company

  We offer a broad range of Internet services that allow business customers to build or extend their presence across multiple markets in the Asia-Pacific region. Our services include high-speed, leased-line Internet access, hosting, co-location, managed services and other value-added services. Our customers include Asia-Pacific businesses that desire to establish or extend their Internet operations within the Asia-Pacific region and into the United States and businesses located outside the region that wish to conduct Internet operations in the Asia-Pacific region. We help our customers enter markets that are complex and difficult for non-indigenous businesses to penetrate.

  From inception in August 1995 until July 1999, we established local business operations, built Internet data centers and provisioned direct Internet connectivity to the major Internet service providers. During this period, we focused nearly exclusively on providing high-speed, leased-line Internet access to business customers in selected markets in the Asia-Pacific region. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location and managed services in addition to our Internet access services. At that time, we were operating in Hong Kong, Taiwan, South Korea and the United States. To enhance our ability to deliver hosting and co-location services throughout the Asia-Pacific region, we subsequently established relationships with Internet service providers and hosting companies in mainland China, Japan, Australia, New Zealand, the Philippines, Thailand and Singapore.

  To facilitate our strategic business shift, we acquired a Hong Kong Internet business from AT&T in December 1999. This acquisition provided us with an Internet data center in Hong Kong, substantial local peering and international interconnectivity, an established hosting and co-location operation serving businesses in Hong Kong and mainland China, and experienced, knowledgeable employees in Hong Kong. This year, we have also acquired two hosting businesses, one based in the U.S. and one in Australia, which provide us with technologically sophisticated hosting capabilities and experienced local management. We have also recently entered into agreements to purchase a building and land in Taiwan, which we intend to operate primarily as an additional Internet data center facility.

  Our hosting and co-location services utilize our high-quality Internet data centers. Internet data centers are facilities that provide our customers the physical environment necessary to keep their servers up and running 24 hours a day, seven days a week. Typically, these facilities are custom designed with high volume air conditioning temperature control systems, 24 x 7 secured access, ample electricity supply, connections to high-bandwidth telecommunications lines and other infrastructure. The purpose of these facilities is to house, protect and maintain server computers that store and deliver Internet content, such as web pages, applications and data, to users in our customers' targeted local markets.

  Our Internet data centers are strategically located throughout the Asia-Pacific region and provide our customers with high-speed, direct connections to telecommunication networks and Internet service providers, and avoid much of the congestion that exists on the telecommunication networks between countries in the Asia-Pacific region. By housing each of our customer's Internet content at an Internet data center in the target market the customer is trying to reach, we minimize the number of telecommunication network interconnections that the customer's content must cross, thereby reducing the possibility of performance bottlenecks and increasing the speed and reliability of the customer's delivery of Internet content to users. These Internet data centers provide secure and reliable domestic and international Internet connectivity to support our customers' Internet initiatives. We are in the process of expanding our Internet data center capacity in most of the major markets in the Asia-Pacific region.

  To complement our dedicated hosting and co-location services and to offer end-to-end solutions for our business customers, we provide a broad range of managed and value-added services. In addition to establishing a customer's Internet presence, we are able to provide managed services such as 24 x 7 performance monitoring, enhanced security and administration services to support its Internet operations. Additionally, our value-added services allow us to assist our customers in navigating the complexities of operating in markets with which they are not familiar. For example, we can help our customers tailor their Internet content to each local market as well as enable commercial transactions over the Internet and the associated logistics and distribution fulfillment.

  To provide a full suite of value-added services to our customers, we created our Works Group alliance program. Through this program, we have established contractual relationships with web development, translation, localization, legal and regulatory compliance, e-commerce transaction processing, fulfillment and logistics companies, in the United States and various markets in the Asia-Pacific region.

  Our goal is to become a pre-eminent single source provider of business Internet services throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to establish large-scale, high-performance Internet data centers, expand our U.S. and Asia-Pacific sales, marketing and customer support services, and continue to pursue acquisition and strategic partnership opportunities.

Industry Background

 The Asia-Pacific and United States Internet Market

  International Data Corporation, or IDC, a market research firm, projects that the Internet market in the Asia-Pacific region will be the fastest growing major region in the world. IDC estimates that the number of Internet users in the Asia-Pacific region will grow from 24 million at the end of 1998 to approximately 138 million by the end of 2003, representing a compounded annual growth rate, or CAGR, of 41%. This compares to IDC's estimate that Internet users in the U.S. will grow from 69 million at the end of 1998 to 197 million by the end of 2003, representing a CAGR of 23%. Similarly, IDC expects e-commerce revenues in the Asia-Pacific region during this period to grow from $5.5 billion to $304.5 billion, which represents a CAGR of 124%, while e-commerce revenue in the U.S. is estimated to increase from $44.8 billion to $726.1 billion, representing a CAGR of 75%.

  This growth in e-commerce and Internet usage has stimulated the demand for Internet hosting, co-location, managed services and other value-added services throughout the world. As an indication of the potential of the Internet hosting market, IDC predicts U.S.-based Internet hosting and co-location revenue will increase at a CAGR of 87% from $822.7 million in 1998 to $18.9 billion in 2003. While IDC has not reported estimates of hosting and co-location growth during this period in the Asia-Pacific region, we believe that, as in the United States, the demand for Internet hosting and co-location services in the Asia-Pacific region will be closely correlated to the growth in number of e-commerce and Internet users.

  Within the Asia-Pacific region, the 11 markets of Hong Kong, South Korea, Taiwan, Australia, mainland China, India, Japan, Singapore, the Philippines, Thailand and New Zealand represent approximately 96% of the Internet user market, as adjusted for multiple site use. The following regional map provides an overview of the key Internet growth projections for various countries within the Asia-Pacific region.

                   [MAP CONTAINING THE FOLLOWING DATA AND
                    INFORMATION AS OBTAINED FROM IDC/EIU]
                               ------------------------------
                                         HONG KONG
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.7          2.3         26.9%
Internet Penetration Rate      10.4%        31.5%        24.8%
E-Commerce (US$)               60.8      3,160.3        120.4%
                               ------------------------------
                                        SOUTH KOREA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  1.7          9.2         39.5%
Internet Penetration Rate       3.7%        18.9%        38.7%
E-Commerce (US$)               56.5     10,290.0        183.2%
                               ------------------------------
                                           TAIWAN
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  1.0          4.5         34.9%
Internet Penetration Rate       4.6%        19.9%        33.8%
E-Commerce (US$)               45.2      5,213.3        158.4%
                               ------------------------------
                                         AUSTRALIA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  3.8          9.9         21.1%
Internet Penetration Rate      20.2%        50.0%        19.5%
E-Commerce (US$)              432.7     14,222.2        101.1%
                               ------------------------------
                                       MAINLAND CHINA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  2.4         25.2         60.0%
Internet Penetration Rate       0.2%         1.9%        56.9%
E-Commerce (US$)                8.1      6,547.3        281.4%
                               ------------------------------
                                           INDIA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.5         11.3         88.8%
Internet Penetration Rate       0.1%         1.1%        61.5%
E-Commerce (US$)                2.9      1,635.2        253.8%

                               ------------------------------
                                           JAPAN
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                 11.5         60.3         39.3%
Internet Penetration Rate       9.1%        46.8%        38.8%
E-Commerce (US$)            4,729.7    253,218.2        121.7%
                               ------------------------------
                                         SINGAPORE
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.6          1.9         27.3%
Internet Penetration Rate      18.8%        55.9%        24.3%
E-Commerce (US$)               35.2      2,811.4        140.2%
                               ------------------------------
                                        PHILIPPINES
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.3          1.7         42.8%
Internet Penetration Rate       0.4          2.0         37.9%
E-Commerce (US$)                6.8      1,011.6        171.6%
                               ------------------------------
                                         THAILAND
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.6          3.0         40.3%
Internet Penetration Rate       1.0          4.7         36.3%
E-Commerce (US$)                9.8      1,345.7        167.9%
                               ------------------------------
                                        NEW ZEALAND
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Internet Users                  0.5          1.8         28.8%
Internet Penetration Rate      13.2         45.0         27.8%
E-Commerce (US$)               39.9      1,565.9        108.3%

  Information contained in the map above reflects all amounts in US$ million; Internet user numbers in millions.

  In general, we see a number of favorable factors driving the growth of the Internet in the Asia-Pacific region:

  . telecommunications deregulation in what had formerly been monopoly controlled markets;

  . a significant expansion and corresponding cost reduction of international bandwidth;

  .  proliferation of lower cost Internet access devices;

  .  reliance on trade; and

  .  development of and increase in local language content.

Opportunity

  We believe that the growth in e-commerce revenue and Internet users in the Asia-Pacific region will increasingly lead businesses to implement and expand their Internet presence and e-commerce capabilities in the region. However, due to the lack of adequate interconnection among providers and the congestion and high cost of international circuits, businesses will often find Internet connections within the Asia-Pacific region to be slower, less reliable and more expensive than in the United States. For these reasons, businesses will, in our view, want to place their Internet content in close proximity to users in the region to ensure fast, high-quality and less expensive delivery of their Internet content. To deploy a high-quality and reliable Internet presence in a single market in the

Asia-Pacific region, a business would need, either itself or through service providers, to perform the following tasks in each market:

  . build high performance Internet data center facilities, establish Internet connectivity with Internet service providers and hire and supervise technical personnel; or

  . lease space in high performance Internet data center facilities and contract with service providers to monitor the servers and other equipment.

  A business implementing its Internet operations throughout the diverse Asia-Pacific region would have to repeat these tasks in each market. This complex process would require the commitment of significant time, expense and management resources. The business would also have to overcome the challenges each market poses with respect to language or dialect, culture, business practices, regulations, politics, currency and Internet infrastructure.

  There are a variety of providers of hosting, co-location, managed services and other value-added services in the Asia-Pacific region that can help a business accomplish these tasks. However, these providers may deliver only a subset of the Internet services a business needs. Furthermore, many providers operate only in a single market or in a limited number of markets in the region. Unless a business is able to find a single provider that can offer all the services it requires in each local market it wishes to enter, it will face an ongoing commitment of resources necessary to monitor and manage multiple service providers and administer its operations in each market.

  We believe a better solution would involve a single service provider that can:

  . arrange, administer and manage all of the Internet services that a business needs in each major market in the Asia-Pacific region;

  . deliver high-quality facilities and services in each market in the Asia-Pacific region;

  . bill for all services on a single invoice in the business' language and currency of choice; and

  . provide 24X7, high quality, responsive customer support in the business' language of choice.

Our Solution

  Our solution provides the following advantages to our customers:

  Single source provider across the Asia-Pacific region. We currently can deliver a broad range of Internet services to customers in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. We believe no company currently offers as comprehensive a range of hosting and co-location services in as many markets in the Asia-Pacific region as we do. We can also provide Internet access service in Hong Kong, South Korea, Taiwan and the United States.

  Local market expertise and resources. We have been serving business customers in the Asia-Pacific region since we commenced operations, and as of June 30, 2000, 151 of our 210 employees were located in the region. We have people, experience and relationships in multiple markets in the Asia-Pacific region that allow us to address the complexities our customers face with respect to language or dialect, culture, business practices, regulations, politics, currency and Internet infrastructure. The experience and knowledge of our local employees facilitates our ability to deal with the legal, governmental and administrative systems of these markets and to establish alliances with local companies in these markets.

  Comprehensive offering of high performance services. Our services are designed to provide the availability and reliability that customers need for mission-critical Internet operations. In addition, our services are designed to be flexible and scalable to provide customers with a consistently high level of performance as their Internet operations expand. Currently we offer:

  .  geographically distributed Internet data centers;

  . strong in-country and international Internet connectivity, traffic exchange and network access;

  . the ability to quickly scale the amount of hosting space, power, bandwidth and managed services;

  . 24X7 managed services and technical support, including administration, monitoring, security, backup, content distribution and other managed services; and

  . value-added services, such as consulting, system integration, web development, translation, localization, legal and regulatory compliance, e-commerce transaction processing, fulfillment and logistics services.

  Ready access to new technology and highly qualified personnel. Because we are headquartered in Silicon Valley, we have early and on-going access to the latest developments in Internet technology, products and services. As a result of our significant presence in both Silicon Valley and the Asia-Pacific region, we believe that we are able to identify, evaluate and introduce these innovations into the region before other service providers. We also have access to a pool of highly qualified technical and management professionals in Silicon Valley who can train our in-country personnel in the Asia-Pacific region, as well as facilitate the implementation of these technologies. For example, we believe that we are the first provider of hosting services in the Asia-Pacific region to employ Cisco's recently introduced Net Flow technology, which allows us to provide our customers with a detailed profile of their Internet usage patterns.

  Experienced management. Our senior management team, located both in the Asia-Pacific region and the United States, possesses a deep understanding of the local markets and has extensive business experience and strong technical knowledge. For example, our Chief Executive Officer, who is located in Hong Kong, has worked in the region for five years and was formerly the Chief Executive Officer and President of AT&T Asia/Pacific. Additionally, our Vice President of Internet and Data Center Technology, who is located in the U.S., has seven years of experience in building Internet data centers and the complementary network infrastructure. We believe that the development of the Internet in the Asia-Pacific region is following many of the same trends exhibited in the U.S., and that our management team is well positioned to apply their collective experience to anticipate and take advantage of the opportunities in the region.

  Localized customer service. We provide high quality, responsive, 24X7 customer service. Customers can communicate with us in either English or the local language of any market we service, whereas many of our competitors are only equipped to do business in a single language, typically that of the local market. Additionally, we offer customers the opportunity to meet face-to-face with our sales staff, network support staff and technical engineers, during all phases of the implementation process. Our customers benefit from our ability to provide information about and solutions in the markets we serve without the time or expense of travelling or the inconvenience of dealing with time-zone differences.

Our Strategy

  Our goal is to become the pre-eminent single source provider of business Internet solutions throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to pursue a strategy that emphasizes the following elements:

  Develop large-scale, high performance Internet data center capacity. We intend to establish large-scale, high performance Internet data center capacity in most of the major markets in the Asia-Pacific region. These proposed Internet data centers will provide scalability, reliability, security and substantial network capacity. Currently, there is a scarcity of these Internet data centers in the Asia-Pacific region. We believe that businesses are going to require these new Internet data centers as they increase their reliance upon the Internet for mission-critical business functions in the region. We expect to have at least three of these Internet data centers operational before the end of the first quarter of 2001, and may have as many as eight of these Internet data centers operational by the end of 2003. For additional information on our plans to develop Internet data center capacity, see "Our Technology--Internet Data Centers" on page 40.

  Broaden and deepen our geographic presence in the Asia-Pacific region. We currently offer services in certain countries in the Asia-Pacific region through our own facilities and personnel and in others, through strategic partnerships. Where we currently offer services through strategic partnerships, we intend, where practicable, to establish operations using our own facilities and personnel. In addition, to maximize our growth, we intend to expand our operations within each of our current markets in the Asia-Pacific region by hiring additional personnel, investing in our existing operations, establishing new facilities, and acquiring companies with complementary businesses. We also expect to expand into markets in the Asia-Pacific region, where we do not currently have an operational presence such as India, Indonesia and Malaysia. Since the beginning of December 1999, we have made three acquisitions and we are actively pursuing other opportunities.

  Expand our sales force in the U.S. and the Asia-Pacific region. We believe that there is great strategic importance to being the first to provide solutions to businesses that need to address the complexities of doing business in multiple markets in the Asia-Pacific region. As a result, we are rapidly expanding our sales force both in the U.S. and in the Asia-Pacific region. We feel that an expanded sales force is instrumental to establishing our position as the leading single source provider of business Internet services in multiple markets in the Asia-Pacific region.

  Pursue strategic relationships. We intend to continue to establish strategic relationships with companies that have the technology, resources, distribution capability, expertise, relationships and local influence to help us achieve our business objectives. These relationships will allow us to enhance our service offerings and provide access to technological developments and to new sales and business opportunities. One recent example is a strategic alliance with iAdvantage Limited which is a subsidiary of Sun Hung Kai Properties Ltd., a major real estate developer in Hong Kong, through which we will obtain significant high performance capacity in Internet data centers currently under construction in Hong Kong, Beijing and Shanghai. Another is with Integra, a leading pan-European hosting provider, whereby they will refer to us, on a commission basis, their customers that desire to establish a presence in markets in the Asia-Pacific region, and we will do the same with them in regard to our customers that wish to establish a presence in major European markets. None of these relationships is currently material from a financial perspective.

Our Services

  We currently offer a comprehensive range of Internet services in the Asia-Pacific region. Our goal is to provide all of the services business customers need to conduct their Internet operations in multiple markets in the Asia-Pacific region. The specific services we offer in each market are determined by the needs of the market, our resources within the market, local regulations and competition.

  Internet access services. In Hong Kong, South Korea and Taiwan we provide high-speed Internet access services to business customers. These services are provided over leased-line connections with speeds ranging from 64Kbps, or kilobits per second, to T3, or 45 megabits per second.
In addition to our flat rate leased-lines, we also offer a "burstable," pay-as-you-go, billing product that allows our customers to purchase additional bandwidth without prior commitment. We also offer business and consumer dial-up Internet access in Hong Kong. In addition, we provide business travelers a global roaming service, which allows our customers to connect to the Internet from more than 5,000 access points in 150 countries throughout the world. We offer a managed virtual private network service, which provides our customers the ability to securely transmit proprietary data between their office locations using the public Internet and offers a less-expensive alternative than private networks. We also offer a full range of hardware and software system integration solutions required to connect our customers to the Internet.

  Hosting and co-location services. We offer hosting and co-location services to business customers throughout the Asia-Pacific region and in the U.S. Typically, hosting provides businesses a presence on the Internet without the physical need for wholly-owned and maintained equipment and support personnel. While we provide both dedicated and shared hosting services, our primary focus is on dedicated hosting, in which a single customer site is hosted on one or more of our servers. Shared hosting involves the hosting of multiple customers' sites on a single server owned by us. Co-location services enable our customers to house their servers in our Internet data centers and thereby take advantage of our network access, bandwidth and facilities.

  Managed services. We offer our business customers a full range of managed hosting services, including:

  . administration services--installation, configuration and maintenance of a customer's site or equipment to meet its hardware, software and network needs;

  . monitoring services--monitoring, evaluating and reporting usage and performance to ensure a high level of service;

  . security services--providing security for Internet data center, network and server infrastructure to protect mission-critical Internet operations;

  . backup services--backup and retrieval services to prevent the loss of mission-critical data;

  . content distribution services--replication and management of traffic flows for efficient transmission; and

  . other managed services--procurement and management of network, equipment and systems to support our customers' access and hosting needs.

  Value-added services. Through strategic relationships we offer a variety of value-added services. These services include:

  .  legal and regulatory compliance;

  . web design and development, including translation and cultural adaptation of web sites; and

  . enabling of e-commerce, including transaction processing, currency conversion, logistics and distribution fulfillment.

Our Technology

 Network

  Currently, we operate Internet network infrastructure and facilities in Hong Kong, South Korea, Taiwan, and the United States. Our network provides Internet connections within these markets via extensive peering, purchased transit and a number of international private lines. The foundation of our network is our extensive peering relationships. In peering relationships, Internet service providers agree to carry each others' traffic on their networks, or peer, to improve performance, reduce congestion and lower costs. Where we do not have peering relationships, we purchase transit from other providers to maintain a high level of connectivity for our customers. Currently, our high speed network comprises peering and transit interconnections with more than 100 providers, including many of the largest providers in the Asia-Pacific region and the United States.

  Hong Kong. Our facility in Hong Kong consists of a point of presence, or POP, from which we have OC3, or 155 megabits per second, connections to the Hong Kong Internet Exchange, or HKIX, augmented by private line transit connections to major Internet service providers. Within the HKIX, we currently have peering relationships with more than 50 Internet service providers. In addition, we have several direct international private lines between our POP in Hong Kong and our facilities in the United States. We also have a dedicated circuit between our facilities in Hong Kong and Taiwan.

  Taiwan. Our facilities in Taiwan consist of POPs in Taipei, Hsinchu, Taichung, Kaohsiung and Taoyuan. We peer with virtually all of the major Internet service providers in Taiwan, via a T3 connection to the Taiwan Internet Exchange and via another T3 connection to a major Internet service provider. In support of our Taiwan operation, we also maintain international private lines between Taipei and our facilities in the United States and redundant connections via Hong Kong.

  South Korea. Our facility in South Korea consists of a centralized POP in Seoul, from which we have an OC3 connection to the Korean Internet Network Exchange, or KINX. Our facility in Seoul takes advantage of public peering via the KINX, where we peer with virtually all of the major Internet service providers in South Korea. Additionally, we have private T3 connections to the domestic gateways and private connections to the international gateways of the two largest Internet providers in Korea.

  United States. In the United States, we have facilities in San Francisco, South San Francisco, San Jose and the Palo Alto Internet Exchange. An OC3 circuit in the South San Francisco location allows us to link all of these facilities into a high-speed network. This network, in conjunction with our various U.S.-based peering relationships, provides a centralized transit point for all of our traffic between the Asia-Pacific region and the United States.

 Internet Data Centers

  Currently, our Internet data centers, operated directly or by strategic partners, are located in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. Each of our current facilities is of high-quality and provides substantial domestic and international Internet connectivity, reliable back-up power supply and secure network and infrastructure. Our current Internet data centers are not large-scale facilities.

  We intend to establish significant additional Internet data center capacity in most of the major markets in the Asia-Pacific region utilizing the latest technologies available. These additional Internet data centers will generally be large-scale, with most expected to exceed 50,000 square feet, and will be high performance, high-capacity, carrier-neutral facilities with interconnection to major Internet service providers and telecommunication providers in each market.

Customers

  We have established a diversified base of customers in a wide range of industries, including finance, entertainment, high technology, publishing, Internet, manufacturing and advertising. As of June 30, 2000, we had more than 4,000 business customers. We provide more than 1,200 of these customers with leased-line Internet access services and more than 175 with dedicated hosting and co-location services. Most of the remaining customers utilize shared hosting and dial-up services. The following is a list of five of our largest customers, all of which utilize our co-location and managed services in more than one market, and the markets in which we have contracted to provide services for each of them. As of June 30, 2000, none of these customers had accounted for more than 5% of the current year's total revenues.

          Customer                                Markets
          --------                                -------
 Adero..................... Hong Kong, South Korea, Taiwan, mainland China, the
                            Philippines, Thailand, New Zealand
 Akamai.................... Hong Kong, South Korea, Taiwan, Australia, mainland
                            China, Japan, Singapore, the Philippines, Thailand,
                            New Zealand
 Digital Island/Sandpiper.. Hong Kong, South Korea, Taiwan, mainland China, New
                            Zealand
 DoubleClick............... South Korea, Taiwan, mainland China
 Outblaze.................. Hong Kong, Taiwan

Sales and Marketing

  Our sales and marketing objective is to achieve broad market penetration by targeting business customers in and outside the Asia-Pacific region that desire to extend their Internet operations across multiple markets in the Asia-Pacific region. We also target business customers in the Asia-Pacific region who wish to extend their Internet operations into the United States. As of June 30, 2000, we had 62 employees engaged in sales and nine in marketing.

 Sales

  We sell our high-speed Internet access services to businesses through our direct sales force and through independent distributors. To date, our hosting and co-location and managed service sales have been made exclusively through our direct sales force. In addition, we are currently developing indirect sales channels for these non-access services and our other value-added services. We are actively seeking to increase our sales distribution capabilities and coverage both in the United States and throughout the Asia-Pacific region.

  Direct Sales

  U.S. Based Sales. We have sales offices in San Francisco, Los Angeles, New York and Boston. We plan to expand our direct sales group over the next 12 months by opening offices in the Washington, D.C. area, Texas, Chicago, Seattle and Atlanta. When fully operational, we expect each of our U.S.-based sales organizations to consist of six account managers and one sales engineer and, in selected markets, one tele-sales representative. Our U.S. direct sales force currently consists of 20 people, 17 of whom have been hired during the current fiscal year. All of them have between five and 10 years of proven sales results within industries such as Internet hosting, co-location, data and telecommunications network services.

  In-Country Based Sales. We have sales offices in Hong Kong, South Korea, Taiwan and Australia. We have been expanding our sales force in the Asia-Pacific region significantly and as of June 30, 2000, we had 29 account managers, nine in Hong Kong, six in South Korea, 12 in Taiwan and two in Australia. Of these, 20 have been hired during the current fiscal year. Most of our account managers have had substantial experience selling Internet or telecom related products. Typically, our account managers focus on high-speed, leased-line Internet access; hosting and co-location; or targeted specific industries. We also use independent distributors to sell high-speed Internet access services, primarily in South Korea and Taiwan.

  Indirect Sales

  We have been developing what we term internally as our Works Group alliance program as a means both to provide value-added services and to develop indirect sales channels for our dedicated hosting, co-location and managed services. As part of this program, we have established contractual or informal relationships with companies that can offer the following services to our customers primarily in the United States and in various markets in the Asia-Pacific region:

  . web design and development services to assist our customers in designing their Internet content to address local preferences; for example, Allindia.com;

  . translation services for Internet content and localization services to assist our customers in customizing their Internet content and operations for their targeted local markets, including translating their web sites into the local language; for example, eTranslate;

  . legal and regulatory compliance services to assist our customers in navigating the local regulatory requirements; for example, International Counsel;

  . e-commerce transaction processing to assist our customers in providing secured payments for online transactions; for example, FirstEcom; and

  . logistics and distribution fulfillment services which assist our customers in delivering their goods to and from the local market; for example, NetCel360.

In addition, we have formed alliances with vendors of key hardware such as our servers--for example, with Cobalt.

  These relationships are structured so that we can work with our indirect sales channel partners and can jointly market both our services and their services, as well as refer each other's services to our respective business customers. Although none of these relationships is material from a financial standpoint, typically, there is a referral fee, commission or other revenue producing opportunity for both parties in each relationship.

 Marketing

  Our marketing organization employs a broad range of marketing communications and public relations activities to stimulate product demand. Marketing communications activities have included participation in local trade shows and Internet conferences. We have been particularly active in a Hong Kong-based organization called "I-and-I," which brings large groups of Internet business people together once a week and sponsors Internet conferences around the Asia-Pacific region. Going forward, we will be coordinating efforts on a regional basis and regularly sponsoring or participating in major trade shows or trade conferences throughout the Asia-Pacific region and the United States. Additionally, we will continue to seek exposure through speaking engagements, which focus on cultivating industry analysts and media relationships with the goal of securing broad media coverage and visibility. As an example of this effort, our Chief Executive Officer has been the keynote speaker in several trade shows, including Internet World, which is a high-profile Internet conference. We are also planning to run advertisements and promotions targeted at companies that are interested in taking advantage of hosting and co-location services in the Asia-Pacific region.

Business and Product Development

  As an adjunct to both our sales and marketing groups, we have recently established a business and product development group. This group is responsible for identifying and evaluating the latest Internet technology, products and services whether from Silicon Valley, the Asia-Pacific region or elsewhere, with a view to early implementation of these developments in each of our markets. As of June 30, 2000, we employed five persons in business and product development.

Customer Service

  We believe that we offer superior customer service by understanding the technical requirements and business objectives of our customers. We are able to assist customers from multiple locations, in either English or their local language. By working closely with each of our customers, we are able to optimize the performance of their Internet operations, minimize downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as the customer's needs change over time.

  Our customer service efforts begin before a sale, when we provide technical support for complex orders. During the installation phase, we assign a transition team and a project manager, who also retains responsibility for the account after installation. After installation, our network operations support staff at each Internet data center's network control center is available 24X7 to answer customer calls, monitor site and network operations and dispatch teams to solve any problems that arise. As of June 30, 2000, we had 82 employees dedicated to network center operations technical support and 13 employees in customer service.

Competition

  The market we serve is highly competitive. There are few substantial barriers to entry, and we expect that we will face additional competition from diverse existing competitors and new market entrants in the future. The principal competitive factors that we are addressing in this market include:

  .  broad geographic presence throughout the Asia-Pacific region;

  . network capability, reliability, quality and security and scalability of service;

  . the variety of services offered, pricing and the timing of introductions of new services to the market;

  .  customer service support and technical expertise;

  .  brand name;

  .  the ability to maintain and expand effective distribution channels;

  .  financial resources; and

  .  conformity with developing industry standards.

  For businesses located outside of the Asia-Pacific region that desire to conduct Internet operations in the region, we believe that, in order of importance, the factors considered in their decision when choosing a hosting company are customer service, the speed in which their operations can be deployed into the markets we serve, the scope of geographic coverage offered, quality of offered services, and price. In contrast, for businesses located in the Asia-Pacific region that desire to establish or extend their Internet operations within the region, we believe that they typically focus on the quality of offered services and price in choosing their hosting provider.

  Our major current competitors are:

  . current or former national monopoly telecom providers, such as Korea Telecom, Chunghwa Telecom in Taiwan, and Hong Kong Telecom;

  .  global service providers, such as PSINet and WorldCom; and

  . smaller intra-country Internet service providers, hosting and co-location companies, such as Dacom in Korea and SeedNet in Taiwan.

  We currently have a number of competitors in each of the markets we serve. We believe that our competitors in each market generally include several small, local Internet service providers, a few national telecommunications providers, and at least one, but no more than 10, global service providers or hosting companies. However, we believe that only a few of our competitors currently compete with us in multiple markets in the Asia-Pacific region and have sufficient capitalization and infrastructure to do so.

  Increasingly, Internet service providers, hosting companies, telecommunication carriers and equipment manufacturers based in North America have been announcing plans to enter or expand into markets throughout the Asia-Pacific region. For example, companies such as PSINet, AboveNet Communications, and its parent Metropolitan Fiber Networks, Exodus Communication, Inc., Global

Crossing GlobalCenter, Level 3, WorldCom and Intel have all announced plans to establish Internet data centers in the Asia-Pacific region.

  Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. There is no assurance that customers that use the non-Asia-Pacific based carriers outside of the Asia-Pacific region will be willing to use our services in the Asia-Pacific region. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more readily, take advantage of acquisition and other opportunities more effectively, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional value-added services competitive with those provided by us.

  New market entrants could also include local companies, such as real estate developers, that may take advantage of their local expertise and relationships to compete with us. In addition, we believe that our competitors are likely to combine their efforts in the near future, including through acquisitions, joint ventures and other alliances. New market entrants or the creation of stronger competitors through combinations could result in increased price and other competition, which would make it difficult for us to attract new customers, retain existing customers, or attain revenue and gross margin levels sufficient to generate a return on our investments.

  For additional information regarding our existing and potential competitors, see "Risk Factors--The potential market for Internet services in the Asia-Pacific region may attract new and existing competitors, which could narrow our margins and limit our growth prospects" on page 9.

Employees

  As of June 30, 2000, we had 210 employees, including 62 employees in Hong Kong, 39 employees in South Korea, 34 in Taiwan, 16 employees in Australia, and 59 employees in the United States and all of our other offices. Of those employees, 62 were in sales, nine in marketing, five in business and product development, 95 in network operations and customer service support and 39 in finance and administration. We are rapidly hiring personnel in the United States and across the Asia-Pacific region and believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union, and we believe that our relationships with our employees are good.

Facilities

  Our executive headquarters are located in approximately 7,800 square feet of leased office space located in San Mateo, California under a lease expiring in October 2004 and a sublease expiring in April 2002. Our Internet data center facilities, with approximately 11,000 aggregate gross square footage, are in leased premises in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. These facilities generally are leased for initial terms of one year or longer, renewable for additional fixed terms or continuing on a month-to-month basis.

Contingencies

  We are not a party to any legal proceedings. However, two service providers have contacted us with regard to claims for additional cash and stock payments in relation to their services. If we fail to resolve these claims favorably, we may incur material charges to operations. For additional information regarding these claims, see Note 10 of Notes to Consolidated Financial Statements--Claims on page F-23.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information regarding the executive officers and directors of iAsiaWorks as of June 30, 2000:

          Name             Age                            Position
          ----             ---                            --------
JoAnn F. Patrick-Ezzell..   46 Chief Executive Officer and Chairman of the Board of Directors
Jonathan F. Beizer.......   35 Chief Financial Officer and President--U.S.
Suzanne S. Chu...........   36 Vice President of Marketing
David S. Holub...........   39 Vice President of Internet and Data Center Technology
Daryl B. Horn............   33 Vice President of Sales
Nicholas K. Pianim.......   33 Vice President of Global Business Development
Farrokh K. Billimoria....   45 Director
Daniel A. Carroll........   40 Director
Robert Lee...............   51 Director
Peter T. Morris..........   44 Director
William R. Stensrud......   49 Director
William P. Tai...........   38 Director

  JoAnn F. Patrick-Ezzell has served as our Chairman and Chief Executive Officer since August 1999. Before joining iAsiaWorks, she spent 24 years with AT&T, most recently serving as President and Chief Executive Officer of AT&T Asia/Pacific, responsible for AT&T's multi-billion dollar business throughout the region. Before that, she was President of AT&T Online Services, Asia/Pacific. She also served as chairman of AT&T Jens, a joint venture between AT&T and 25 Japanese corporations. Ms. Patrick-Ezzell holds a B.A. in Economics from Bucknell University and was a Sloan Fellow at Stanford University's Graduate School of Business, where she received an M.S. in Management.

  Jonathan F. Beizer joined us in September 1998 and currently serves as our Chief Financial Officer and President--U.S. From March to August 1999, Mr. Beizer served as our interim Chief Executive Officer. From 1992 to April 1998, Mr. Beizer served with Phoenix Network, then a publicly-traded telecommunications services provider, most recently as Chief Financial Officer. Prior to becoming Chief Financial Officer of Phoenix Network, Mr. Beizer served as its Vice President of Corporate Development and was responsible for executing its mergers and acquisitions strategy. Mr. Beizer holds a B.A. in Psychology and Social Relations from Harvard University and an M.B.A. from Stanford University's Graduate School of Business.

  Suzanne S. Chu has served as our Vice President of Marketing since February 2000. From September 1998 to November 1999, Ms. Chu served as the Director of Marketing for Deltathree.com, Inc., an Internet telephony company. From August 1995 to August 1998, Ms. Chu worked at AT&T Communication Services, most recently as Sales Manager. Ms. Chu holds a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley and an M.B.A. from the Harvard Business School.

  David S. Holub has served as our Vice President of Internet and Data Center Technology since November 1999. Mr. Holub served as a consultant to us from September 1999 to November 1999. From July 1998 to May 1999, Mr. Holub served as the Director of Marketing for Vayu Communications, an internet research and development company. Mr. Holub served as a Vice President of Vixie Enterprises, an Internet infrastructure company, from May 1997 to July 1998. From December 1993 to May 1997, Mr. Holub served as the President and Chief Technology Officer of Hooked/Whole Earth Networks, an Internet service provider.

  Daryl B. Horn has served as our Vice President of Sales since February 1999. From April 1998 to January 1999, Mr. Horn served as President of Qwest Communications' International Callback

Division, a provider of telecommunications services. From October 1996 to March 1998, Mr. Horn was President of Phoenix Network International, a division of Phoenix Network. From 1994 to September 1996, Mr. Horn worked as a Regional Sales Director for Phoenix Network. Mr. Horn holds a B.A. in Communications from California State University, Sacramento.

  Nicholas K. Pianim has served as our Vice President of Global Business Development since March 2000. From April 1999 to March 2000, Mr. Pianim served as a Principal for Eureka Capital, a private investment company. From June 1998 to April 1999, Mr. Pianim served as a manager at Cellular One, a wireless carrier. From September 1994 to June 1998 Mr. Pianim served as a principal at Idaho Partners, a private investment company. Mr. Pianim holds a B.S. in Electrical Engineering from Tufts University and an M.B.A. from Stanford University's Graduate School of Business.

  Farrokh K. Billimoria has served as a member of our board of directors since December 1999. He is a general partner with Sprout Group, a venture capital firm that he joined in April 1999. He came to Sprout from Hambrecht & Quist, or H&Q, where he was a senior technology analyst covering the communications and networking sector and was actively involved in H&Q's corporate finance and venture capital initiatives. Mr. Billimoria worked at H&Q from May 1996 to April 1999. From January 1995 to May 1996, he was an equity analyst at Unterberg Towbin. Mr. Billimoria currently serves on the boards of Astral Point Communications, Cyoptics, Net Effect, Silicon Access and Perfecto Technologies. Mr. Billimoria holds a B.E. in Electrical Engineering from the College of Engineering, Pune, India and an M.S. in Computer Science from the Stevens Institute of Technology.

  Daniel A. Carroll has served as a member of our board of directors since December 1999. He is currently Managing Director of Newbridge Capital Group, an Asian private equity firm he joined in 1995, and a Principal of Texas Pacific Group. Prior to 1995, Mr. Carroll spent nine years with H&Q, where he played a key role in the development of that firm's private equity investment operations in Asia. Mr. Carroll currently serves on the boards of Korea First Bank and Asiacontent.com, Ltd. Mr. Carroll holds a B.A. in Economics from Harvard University and an M.B.A from Stanford University's Graduate School of Business.

  Robert Lee has served as a member of our board of directors since February 1999. From May 1998 to February 1999, Mr. Lee served as an advisor to us. From 1972 to May 1998, Mr. Lee was employed by Pacific Bell, a telecommunications provider. His last position with Pacific Bell, which he held from 1996 until his retirement in 1998, was the President of Business Communications. Mr. Lee also currently serves on the board of directors of CIDCO and Micron Electronics. He also serves on the board of directors of several privately held companies. Mr. Lee holds a B.S. in Electrical Engineering from the University of Southern California and an M.B.A. from the University of California, Berkeley.

  Peter T. Morris, one of our co-founders, has served as a member or our board of directors since August 1995. He is a general partner of New Enterprise Associates, a venture capital investment firm that he joined in 1992. He specializes in information technologies with a focus on communications and the internet. His current board memberships include Actelis, Gadzoox, LoanCity.com, LuxN, Mayan Networks, Network Photonics, Packetcom, Packeteer, Tiara Networks, Virata Limited and Yipes Communications. Mr. Morris holds a B.S. in Electrical Engineering from Stanford University and an M.B.A from Stanford University's Graduate School of Business.

  William R. Stensrud has served as a member of our board of directors since August 1998. He has been a general partner of Enterprise Partners, a California-based venture-capital company, since January 1997. From 1992 to 1996, he served as CEO of Primary Access. He is a founder of StrataCom, and a founding director of Juniper Networks, Rhythms Netconnections, GlobeSpan and Paradyne. His current board memberships include Juniper Networks, Packeteer, Paradyne and Rhythms NetConnections. Mr. Stensrud also serves on the board of directors of several privately held companies, including AirFiber, Chromisys and Ensemble Communications. Mr. Stensrud holds a BS in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

  William P. Tai, one of our co-founders, has served as a member of our board of directors since August 1995. From August 1995 to February 1998, he served as our founding Chief Executive Officer, and he served as chairman of the board until August 1999. Mr. Tai has been a general partner and managing director of Institutional Venture Partners, a venture capital firm, since July 1997. From September 1991 to July 1997, he was affiliated with the Walden Group of Venture Capital Funds, a venture capital firm. Mr. Tai also serves on the board of directors of Netergy Networks, Inc., a provider of IP telephony solutions, and several privately held companies, including Chemconnect Inc., Ensemble Communications, GW Com Inc., Microtune, Inc. and Transmeta Corp. He holds a B.S. in electrical engineering, with Honors, from the University of Illinois, and an M.B.A. from the Harvard Graduate School of Business.

Board of Directors and Committees

  Following this offering, the board will consist of seven directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Morris and Lee are Class I directors whose terms will expire at the 2001 annual meeting of stockholders, Messrs. Billimoria and Carroll are Class II directors whose terms will expire at the 2002 annual meeting of stockholders and Messrs. Tai and Stensrud and Ms. Patrick-Ezzell are Class III directors whose terms will expire at the 2003 annual meeting of stockholders. The officers serve at the discretion of the board. None of our officers is related to any member of the board of directors.

  iAsiaWorks has established an audit committee composed of independent directors that:

  . reviews and supervises iAsiaWorks' financial controls, including the selection of its auditors;

  .  reviews the books and accounts;

  .  meets with its officers regarding its financial controls;

  .  acts upon recommendations of the auditors; and

  . takes further actions as the audit committee deems necessary to complete an audit of iAsiaWorks' books and accounts, as well as other matters that may come before it or as directed by the board.

  The audit committee currently consists of Messrs. Lee, Morris and Tai.

  iAsiaWorks has established a compensation committee that reviews and approves the compensation and benefits for iAsiaWorks' executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of Messrs. Carroll, Stensrud and Tai.

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Messrs. Carroll, Stensrud and Tai, none of whom is an employee. None of our executive officers serve as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

  We do not currently compensate any non-employee member of the board. Directors who are also employees of iAsiaWorks do not receive additional compensation for serving as directors. However, non-employee directors will be eligible to receive discretionary option grants and stock issuances under the 2000 Stock Incentive Plan. In addition, under the automatic option grant program in effect for non-employee directors under the 2000 Stock Incentive Plan, each non-employee director will receive an automatic option grant for 3,500 shares at each annual stockholders meeting during his or her period of continued service on the board, with such shares to vest upon completion of one year of board service measured from the grant date, and each new non-employee director will receive, at the time of his or her initial election or appointment to the board, an automatic option grant for 15,000 shares which is to vest over the first four years of board service. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price at a discount from the then fair market value. For more information concerning the automatic grant and director fee option grant programs for the non-employee directors, see "Benefit Plans" beginning on page 54.

Executive Compensation

 Summary Compensation Table

  The following table sets forth certain information concerning all compensation earned during the year ended December 31, 1999 by our current Chief Executive Officer, our former Chief Executive Officer and each of the four other most highly compensated executive officers who earned an annualized salary of more than $100,000 for the fiscal year ended December 31, 1999, referred to in this prospectus as the named executive officers. No other individual who would otherwise have been includable in the table on the basis of salary and bonus earned during 1999 has resigned or otherwise terminated employment during 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers for fiscal 1999.

                                                                    Long-Term
                                                                   Compensation
                                        Annual Compensation           Awards
                                 --------------------------------- ------------
                          Fiscal                      Other Annual  Securities
Name and Principal         Year                       Compensation  Underlying
Position                  Ended  Salary ($) Bonus ($)     ($)      Options (#)
------------------        ------ ---------- --------- ------------ ------------
JoAnn F. Patrick-
 Ezzell(1)...............  1999   197,582    100,000     50,108     1,992,329
 Chief Executive Officer

Jonathan F. Beizer(2)....  1999   211,917     18,045        --            --
 Chief Financial Officer
  and
 President-U.S. and
  Interim Chief
 Executive Officer

Michael Chan(3)..........  1999    70,917        --         --            --
 Chief Executive Officer

Daryl B. Horn(4).........  1999    83,000        --         500        36,666

David S. Holub(5)........  1999    18,750        --         --        133,333

Jacob D. Gale(6).........  1999    58,333        --      12,000       200,000

--------
(1) Ms. Patrick Ezzell joined us in August 1999. Her annualized salary for 1999 was $500,000. She earned an aggregate of $50,108 in perquisites in fiscal 1999, of which $35,250 was for housing expenses, and $13,376 was for a car allowance.

(2) Mr. Beizer served as our Interim Chief Executive Officer from March 1999 to August 1999. His annualized salary for 1999 was $211,917.

(3) Mr. Chan served as Chief Executive Officer from February 1998 to February 1999. His annualized salary for 1999 was $185,000.

(4) Mr. Horn received commissions of $500 during 1999. His annualized salary for 1999 was $90,000.

(5) Mr. Holub joined us in November 1999. His annualized salary for 1999 was $150,000.

(6) Mr. Gale joined us in August 1999 and left us in May 2000. His annualized salary for 1999 was $175,000. Mr. Gale received $12,000 for housing expenses in 1999.

Option Grants in the Most Recent Fiscal Year

  The following table sets forth certain information with respect to stock options granted to each of the named executive officers in 1999, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. No stock appreciation rights were granted during 1999.

                             Option Grants in 1999

                                                                           Potential Realizable Value
                                                                             at Assumed Annual Rates
                                                                           of Stock Price Appreciation
                                                                                 for Option Term
                                        Individual Grants                 at Public Offering Price ($)
                         ------------------------------------------------ -----------------------------
                         Number of
                         Securities
                         Underlying Percent of Total
                          Options   Options Granted  Exercise
                          Granted   to Employees in    Price   Expiration
Name                        (#)     Fiscal 1999 (%)  ($/Share)    Date          5%            10%
----                     ---------- ---------------- --------- ---------- -------------- --------------
JoAnn F. Patrick-
 Ezzell................. 1,992,329        51.9          .45     7/31/09       30,241,352     71,449,688

Jonathan F. Beizer......       --          --           --         --

Michael Chan............       --          --           --         --

Daryl B. Horn...........    33,333         1.0          .45      2/1/09          505,958      1,195,401
                             3,333                      .90     11/22/09          49,091        118,030

David S. Holub..........   133,333         3.5          .90     8/12/09        1,963,848      4,721,641

Jacob D. Gale...........   200,000         5.2          .45      8/1/09        3,035,779      7,172,479

  In 1999, we granted options to purchase up to an aggregate of 3,838,718 shares to employees, directors and consultants under iAsiaWorks' 1995 Stock Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors.

  In general, the options granted to the named executive officers (other than Ms. Patrick-Ezzell) will vest and become exercisable for the option shares as follows: the option will become exercisable for 25% of the shares upon the officer's completion of one year of service with us, and, as to the remaining shares, will become exercisable in a series of 36 successive equal monthly installments during the named executive's term of continuing service. Ms. Patrick-Ezzell's options will vest and become exercisable for 12.5% of the option shares upon her completion of six months of service with us, will become exercisable for another 12.5% upon her completion of one year of service, and the remaining shares will become exercisable in 36 successive equal monthly installments upon her completion of each of the 36 months thereafter.

  The potential realizable value is calculated assuming a public offering price of $14.00 per share less the aggregate exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

  The following table sets forth stock option grants to our named executive officers since January 1, 2000 and until June 30, 2000.

                                                 Number of
                                            Securities Underlying Exercise Price
       Name                                   Options Granted       ($/Share)
       ----                                ---------------------- --------------
       Jonathan F. Beizer.................        172,035              0.90
                                                  182,515             15.00
                                                   36,502             12.00
       Suzanne S. Chu.....................         83,333              0.90
                                                   33,332             15.00
                                                   24,166             12.00
       Daryl B. Horn......................         10,000              0.90
                                                    7,333              6.00
                                                   61,766             12.00
       David S. Holub.....................         33,333             15.00
                                                   54,666             12.00
       Nicholas K. Pianim.................         50,000              6.00
                                                   33,333             12.00

  In general, each of the options to the named executive officers will vest and become exercisable for the option shares as follows: the option will become exercisable for 25% of the shares upon the officer's completion of one year of service with us, and the balance of the option shares will become exercisable in a series of 36 successive equal monthly installments upon the officer's completion of each of the next 36 months thereafter. However, until February 2000, follow-on grants to certain employees who had been employed by us for more than one year vest monthly over a 48-month period measured from the grant date.

Aggregated Option Exercises In The Most Recent Fiscal Year And Year-End Option Values

  The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the named executive officers. No options or stock appreciation rights were exercised during 1999, and no stock appreciation rights were outstanding as of December 31, 1999. The value realized is based on the fair market value of our common stock on the date of exercise, as determined by the board, less the exercise price payable for the shares. The value of unexercised in-the-money options at December 31, 1999 is calculated on the basis of the assumed initial public offering price of $14.00, less the aggregate exercise price of the options.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                           Number                  Options at December 31,   In-the-Money Options at
                          of Shares                         1999              December 31, 1999($)
                         Acquired on    Value     ------------------------- -------------------------
          Name            Exercise   Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
JoAnn F. Patrick-
 Ezzell(1)..............      --          --            --      1,992,329          --    26,996,058
Jonathan F. Beizer......      --          --        155,650       342,432    2,109,058    4,639,954
Michael Chan............      --          --            --            --           --           --
Daryl B. Horn...........      --          --            --         36,666          --       495,324
David S. Holub..........      --          --            --        133,333          --     1,746,662
Jacob D. Gale(2)........      --          --            --        200,000          --     2,710,000

--------
(1) Ms. Patrick-Ezzell purchased 33,333 shares of her outstanding options on April 4, 2000 at an exercise price of $0.45 per share.

(2) Options for 150,000 of these shares expired upon his departure from the Company in May 2000 pursuant to the terms of a separation agreement dated June 29, 2000.

Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements

  We have entered into employment agreements with Ms. Patrick-Ezzell, Mr. Beizer, Ms. Chu, Mr. Holub, and Mr. Horn each of whom are officers of iAsiaWorks.

  JoAnn F. Patrick-Ezzell. On July 10, 2000, JoAnn Patrick-Ezzell, our Chief Executive Officer and Chairman of the board of directors, entered into an employment agreement with us. This agreement provides for an annual salary of $500,000. Ms. Patrick-Ezzell received a signing bonus of $100,000 in the form of an interest free loan which is to be forgiven upon her completion of one year of service with us on August 9, 2000 or in the event of death, disability or involuntary termination without cause. In connection with her employment Ms. Patrick-Ezzell was also granted options to purchase up to 1,992,329 shares of our common stock at a per share exercise price of $0.45. These options were granted, and vesting commenced, on August 1, 1999. These options, as of April 3, 2000, are subject to vesting terms of 12 1/2% after six months from August 1, 1999 and 12 1/2% after another six months with 1/36 of the remaining options vesting each month thereafter. We have agreed to provide for monthly living expenses for Ms. Patrick-Ezzell in Hong Kong. Subsequent annual bonus amounts will be determined by the Compensation Committee but will not be less than $100,000. In the event Ms. Patrick-Ezzell were involuntarily terminated without cause or her employment is terminated upon a change of control, and Ms. Patrick-Ezzell loses her job within 12 months of the change of control, she will receive severance pay equal to 12 months of salary, the full amount of the then current period bonus plan agreed to with the Compensation Committee of the board of directors, and all of her unvested options would vest immediately upon termination.

  Jonathan F. Beizer. On August 26, 1998, Jonathan F. Beizer, our Chief Financial Officer and President--U.S., accepted our offer of employment. A subsequent employment agreement was entered into on June 7, 2000. This employment agreement provides for an annual salary of $250,000. Mr. Beizer is also entitled to an annual bonus of up to $100,000. A minimum of $50,000 of this bonus will be guaranteed, in the form of deferred compensation, to be paid in two equal, biannual payments. The remaining 50% of the bonus will be based on performance criteria to be mutually agreed upon between Mr. Beizer and the Company, and approved by the CEO of the Company. In connection with his employment, Mr. Beizer was granted options to purchase up to 498,082 shares of our common stock at an exercise price of $0.45. These options were granted, and vesting commenced, on September 1, 1998. These options are subject to our standard vesting terms of 25% after twelve months from September 1, 1998 with 1/36 of the then unvested options vesting each month thereafter. In the event Mr. Beizer were involuntarily terminated without cause, he would be entitled to a lump sum severance payment equal to nine months of his base salary. He would also receive a pro-rata share of his annual bonus for time worked during the year of termination, and all of his unvested options would vest immediately upon termination. In the event of a change of control in which Mr. Beizer is terminated without cause, Mr. Beizer will receive severance pay equal to nine months of salary, the full amount of his target bonus for the year in which he is terminated, and all of his unvested options would vest immediately upon termination. Upon the filing of this registration statement, Mr. Beizer became eligible to receive an option to purchase shares representing one-half of one percent of the then fully diluted stock of iAsiaWorks. An option grant to this effect was approved by the board of directors in April 2000 for 182,515 shares.

  Suzanne S. Chu. On May 14, 2000, Suzanne S. Chu, our Vice President of Marketing, entered into an employment agreement with us. This agreement provided for an annual salary of $150,000. Ms. Chu is also eligible for an end-of-year bonus not to exceed $37,500. In connection with her employment, Ms. Chu was granted options to purchase up to 83,333 shares of our common stock at an exercise price of $0.90. These options were granted, and vesting commenced, on February 10,

2000. These options are subject to our standard vesting terms of 25% after twelve months from February 10, 2000 with 1/36 of the then unvested options vesting each month thereafter. In the event Ms. Chu were involuntarily terminated without cause she will receive a lump sum severance payment equal to four months of her base salary.

  David S. Holub. On May 5, 2000, David Holub, our Vice President of Internet and Data Center Technology entered into an employment agreement with us. As per the terms specified in the agreement, Mr. Holub's annual salary is $150,000. In connection with his employment, we granted Mr. Holub options to purchase up to 133,333 shares of our common stock at a per share exercise price of $0.90. These options were granted on December 23, 1999 and vesting commenced on August 12, 1999. These options are subject to our standard vesting terms of 25% after twelve months from August 12, 1999 with 1/36 of the then unvested options vesting each month thereafter. Mr. Holub is eligible for bonuses of up to $60,000 and 50,000 additional options to purchase Company common stock. In order to be eligible for these bonuses, Mr. Holub must complete each of three sets of Data Centers within prescribed time frames and budgets. For each set completed as prescribed, Mr. Holub will receive one-third of the above mentioned bonus amount. In the event Mr. Holub were involuntarily terminated without cause, all of Mr. Holub's unvested shares will immediately vest and he will receive a lump sum severance payment equivalent to six months of his base salary.

  Daryl B. Horn. On April 27, 2000, Daryl Horn, our Vice President of Sales, entered into an employment agreement with us. This agreement provided for an annual salary of $100,000. Mr. Horn is also eligible for commissions on a monthly basis upon achievement of specified revenue-based milestones. In connection with his employment agreement, we granted Mr. Horn options to purchase up to 33,333 of our common stock at a per share exercise price of $0.45. These options were granted, and vesting commenced, on February 1, 1999. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter. In addition, Mr. Horn can earn additional stock option grants based upon sales group revenue performance. In the event Mr. Horn were involuntarily terminated without cause, he would be entitled to a lump sum severance payment equal to four months of his base salary. In the event of a change of control, in which Mr. Horn is terminated without cause, all of Mr. Horn's unvested options would vest immediately upon termination.

Limitation of Liability and Indemnification

  Our certificate of incorporation eliminates, to the maximum extent allowed by the Delaware General Corporation Law, subject to certain exceptions, directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

  Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of iAsiaWorks or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers.

  The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of iAsiaWorks where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                                 BENEFIT PLANS

2000 Stock Incentive Plan

  Introduction. Our 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1995 Stock Option Plan. Our 2000 plan was adopted by our board on June 28, 2000 and approved by the stockholders in
         2000. Our 2000 plan will become effective on the date on which the underwriting agreement for this offering stock is signed. At that time, all outstanding options under the predecessor 1995 Stock Option Plan will be transferred to our 2000 plan, and no further option grants will be made under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

  Share Reserve. 10,000,000 shares of common stock have been authorized for issuance under our 2000 plan. Such share reserve consists of the number of shares that were authorized under our 1995 Stock Option Plan and that we estimate will be carried over from this plan, plus an additional increase of approximately 2,501,938 shares. The number of shares of common stock reserved for issuance under our 2000 plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2001, by an amount equal to 4.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 3,500,000 shares. In addition, no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares of common stock per calendar year.

  Equity Incentive Programs. Our 2000 plan is divided into five separate components:

  . the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

  . the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service or both;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members and any consultants we hire.

  Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

  Plan Features. Our 2000 plan will include the following features:

  . The exercise price for the shares of common stock subject to option grants made under our 2000 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1995 Stock Option Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1995 Stock Option Plan contain any stock appreciation rights.

  . The 2000 plan will include the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

    . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

    . The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

    . The compensation committee will also have the authority to grant options that will immediately vest in the event we are acquired, regardless of whether those options are assumed by the successor corporation.

  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service. The options currently outstanding under our 1995 Stock Option Plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, a number of those options also contain a special acceleration provision pursuant to which the shares subject to those options will immediately vest upon an involuntary termination of the optionee's employment within 12 months following an acquisition in which the repurchase rights with respect to those shares are assigned to the acquiring entity. In addition, certain members of our Board of Directors who hold options are entitled to full acceleration of those options upon an acquisition by merger or sale of substantially all of our assets, provided that this treatment of the options does not, under the circumstances, prevent the accounting of the acquisition from being treated as a pooling of interests.

  Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 15,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 3,500 shares of common stock, provided such individual has served on our board for at least six months.

  Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 15,000 share automatic option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 3,500-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

  Director Fee Option Grant Program. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

  Our 2000 plan will also have the following features:

  . Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than July 31, 2010.

Employee Stock Purchase Plan

  Introduction. Our Employee Stock Purchase Plan was adopted by the board on
     , 2000 and approved by the stockholders in               2000. The plan
will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

  Share Reserve. 600,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 0.5% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 350,000 shares.

  Offering Periods. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of February and August each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day in July 2002. The next offering period will start on the first business day in August 2000 and end on the last business day of July 2002.

  Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

  Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 250 shares on any purchase date, and not more than 150,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

  Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

  Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

  Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of July
     2010; and

  . The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

              TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

Sales of Securities

  Since August 1995, we have been a party to several transactions in which the amount involved exceeded $60,000 and in which the following persons had a direct or indirect material interest:

  .  any of our directors or executive officers;

  .  any nominee for election as one of our directors;

  . any person or entity who is known by us to own beneficially more than five percent of our outstanding stock; or

  .  any member of the immediate family of any of the foregoing persons.

  These transactions include:

  . In August 1995 and November 1995, we issued to various investors, including New Enterprise Associates VI Limited Partnership and entities affiliates with Walden Capital Partners II, L.P. an aggregate of 4,499,995 shares of our Series A preferred stock for an aggregate consideration of $3,375,000. Mr. William Tai, one of our founders and then serving as our Chief Executive Officer, is a limited partner in the general partner which manages Walden Capital Partners II, L.P. and Walden Technology Ventures II, L.P. Mr. Peter Morris, another of our founders, is a general partner of New Enterprise Associates VI Limited Partnership. At the time of this transaction, Mr. Tai became one of our directors as did Mr. Morris.

  . In October 1996 and April 1997, we issued to various investors, including Zesiger Capital Group L.L.C., who became a five percent stockholder as a result of the investment, entities affiliated with Walden Group and entities affiliated with New Enterprise Associates an aggregate of 2,260,840 shares of our Series B preferred stock and warrants to purchase an additional 399,943 shares of Series B preferred stock at an exercise price of $4.50 per share for an aggregate consideration of $10,173,851.

  . In August 1998, we issued to various investors including Enterprise Partners IV, L.P. and Institutional Venture Partners VIII, L.P., both of which became five percent stockholders as a result of the investment and entities affiliated with New Enterprise Associates and entities affiliated with Zesiger Capital Group L.L.C. an aggregate of 3,268,995 shares of our Series C preferred stock and warrants to purchase an additional 2,845,242 shares of our common stock for an aggregate consideration of $9,807,047. At the time of the transaction, Mr. William Stensrud, a general partner of Enterprise Management Partners IV, L.P., became one of our directors.

  . In August 1999, we issued to various investors including entities affiliated with Enterprise Partners, entities affiliated with Institutional Venture Partners and entities affiliated with Zesiger Capital Group L.L.C. warrants to purchase 100,711 shares of our common stock and convertible promissory notes in the aggregate principal amount of $2,014,322.

  . In December 1999, we issued to various investors including Newbridge Asia II, L.P. and Sprout Group L.P. both of which became five percent stockholders as a result of the investment and entities affiliated with Enterprise Partners, entities affiliated with Institutional Venture Partners, entities affiliated with New Enterprise Associates, entities affiliated with PacVen Walden Ventures IV, L.P. and entities affiliated with Zesiger Capital Group L.L.C., an aggregate of 13,926,686 shares of our Series D preferred stock for an aggregate consideration of approximately $85,000,000, including cancellation of outstanding indebtedness. At the time of the transaction, Mr. Farrokh Billimoria, a general partner of Sprout Group, L.P., became one of our directors as did Mr. Daniel Carroll, a partner of Newbridge Asia II, L.P. In addition, concurrent with the Series D preferred stock financing New Enterprise Associates, PacVen Walden Ventures IV, L.P., and Zesiger Capital Group L.L.C. were issued and exercised warrants to purchase 11,111, 11,111 and 75,028, shares of Series B preferred stock, respectively.

  The following table summarizes the shares of common stock and preferred stock purchased by our executive officers, directors and five percent stockholders and persons associated with them since January 1996. The number of total shares reflects the conversion to common stock for each share of Series A, Series A1, Series B, Series C and Series D preferred stock, on an as converted basis, including any necessary adjustments as a result of the antidilution provisions of the preferred stock.

                                                                                      Warrants to Total Shares
                                    Series A  Series A1 Series B  Series C  Series D   Purchase      on an
                           Common   Preferred Preferred Preferred Preferred Preferred   Common    As-Converted
        Investor            Stock     Stock     Stock     Stock     Stock     Stock      Stock       Basis
        --------          --------- --------- --------- --------- --------- --------- ----------- ------------
Entities affiliated with
 Enterprise Partners....  1,363,825   753,456  253,663        --  1,067,304   502,593       --     3,940,841
Entities affiliated with
 Institutional Venture
 Partners...............  1,326,087   246,543   83,002        --  1,475,409   502,593       --     3,633,634
Entities affiliated with
 New Enterprise
 Associates.............    282,635 1,479,999      --     172,751   255,794   403,765       --     2,594,944
Entities affiliated with
 Newbridge Capital
 Group..................        --        --       --         --        --  6,226,055       --     6,226,055
Entities affiliated with
 Sprout Group...........        --        --       --         --        --  3,276,871       --     3,276,871
Entities affiliated with
 Walden International
 Investment Group.......    119,999 1,066,666      --     172,750       --    491,530       --     1,850,945
Entities affiliated with
 Zesiger Capital Group
 LLC....................        --        --       --   1,338,619   169,316   321,125   161,946    1,991,006
Peter Morris............        --     13,333      --         --        --        --        --        13,333
WT Technology...........        --    756,953      --         --        --     80,445       --       837,398
Jonathan F. Beizer......    116,666       --       --         --        --        --        --       116,666
William P. Tai..........    416,273       --       --                   --        --        --       416,273
Robert Lee..............      8,333       --       --         --        --        --        --         8,333
Daryl B. Horn...........      9,930       --       --         --        --        --        --         9,930
JoAnn F. Patrick-
 Ezzell.................     36,666                                     --                            36,666

  Holders of shares of preferred stock are entitled to registration rights in respect of the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights" beginning on page 65.

  The following members of our board of directors are affiliated with the investors set forth above in the manner prescribed below:

  Mr. Tai, a member of our board of directors, is a general partner and managing director of Institutional Venture Partners and, from September 1991 until July 1997, he was affiliated with Walden. William Tai or his immediate family members may be deemed the beneficial owners of shares held by WT Technology. Mr. Morris, a member of our board of directors, is a general partner of New Enterprise Associates. Mr. Carroll, a member of our board of directors, is a managing director of Newbridge Capital. Mr. Billimoria, a member of our board of directors, is a general partner with Sprout Group.

Agreements with Executive Officers and Directors

  In January 1999 we issued a loan in the amount of $60,000 to Jonathan Beizer, our Chief Financial Officer and President-U.S. Including interest, Mr. Beizer was never in debt to us for more than $62,277 under this loan. The loan, and all accrued interest, was paid off by December 31, 1999. The interest rate charged on the loan was 5%.

  We have entered into employment arrangements with our executive officers. See "Management --Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements" beginning on page 51.

  We have granted options and issued common stock to our executive officers and directors. In January 1996, we granted options to purchase 23,333 shares of our common stock at an exercise price of $0.45 per share to Mr. Tai. In July 1999, we granted options to purchase 392,939 shares of our common stock at an exercise price of $0.45 per share to Mr. Tai and options to purchase 392,939 shares of our common stock at an exercise price of $0.45 per share to Mr. Stensrud. We also granted options to Mr. Lee for 8,333 shares on May 5, 1998 and an additional option for 83,333 shares on February 10, 1999. Each of Mr. Lee's options has an exercise price of $0.45 per share. All of the director option grants vest as to 25% of the option shares upon completion of one year of board service measured from the grant date and as to the balance of the shares in a series of 36 successive monthly installments upon the completion of each of the next 36 months of board service thereafter. Mr. Tai exercised his option for 23,333 shares of common stock on April 14, 2000 and exercised his option for 392,939 shares on April 28, 2000. Mr. Stensrud exercised his 392,939-share option on April 28, 2000. In addition, Mr. Lee exercised his 8,333-share option on April 26, 2000. See "--Sales of Securities," "Management--Director Compensation" and "Principal Stockholders" beginning on pages 59, 47 and 62 respectively.

  We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification" beginning on page 52.

  We have entered into non-competition and confidentiality agreements with our officers.

  We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The table below sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, by the following individuals or groups:

  . each person or entity who is known by us to own beneficially more than five percent of our outstanding stock,

  .  each of the named executive officers,

  .  each of our directors, and

  .  all directors and executive officers as a group.

  Each stockholder's percentage ownership in the following table is based on 30,987,025 shares of common stock outstanding as of June 30, 2000, which includes shares of common stock issuable upon the conversion of all outstanding shares of preferred stock and the exercise of all outstanding warrants, other than warrants to purchase 212,013 shares of common stock, upon the closing of this offering, and treating as outstanding all options exercisable within 60 days of June 30, 2000 held by the particular stockholder and that are included in the first column. The numbers shown in the table below assume the assumptions set forth on page 5 hereof.

  Unless otherwise indicated, the principal address of each of the stockholders below is c/o iAsiaWorks, Inc., 2000 Alameda de las Pulgas, Suite 125, San Mateo, CA 94403. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                          Percentage of Shares
                                             Number of     Beneficially Owned
                                               Shares    ----------------------
                                            Beneficially   Prior to   After the
   Name and Address of Beneficial Owner        Owned     Offering (%) Offering
   ------------------------------------     ------------ ------------ ---------
Entities affiliated with Enterprise
 Partners(1)..............................    3,940,841      12.7
Entities affiliated with Institutional
 Venture Partners(2)......................    4,887,305      15.8
Entities affiliated with New Enterprise
 Associates(3)............................    2,594,944       8.4
Entities affiliated with Newbridge Capital
 Group(4).................................    6,226,054      20.1
Entities affiliated with Sprout Group(5)..    3,276,871      10.6
Entities affiliated with Walden
 International Investment Group(6)........    3,104,618      10.0
Entities affiliated with Zesiger Capital
 Group L.L.C.(7)..........................    1,991,006       6.4
JoAnn F. Patrick-Ezzell(8)................      501,414       1.6
Jonathan F. Beizer(9).....................      260,167        *
Suzanne S. Chu............................          --        --
David S. Holub(10)........................       33,333        *
Daryl B. Horn(11).........................       13,749        *
Nicholas K. Pianim........................          --        --
Robert Lee(12)............................       91,666        *
Peter T. Morris(3)........................    2,594,944       8.4
William R. Stensrud(13)...................    3,940,841      12.7
William P. Tai(14)........................    6,738,252      21.7
Daniel A. Carroll(4)......................    6,226,054      20.1
Farrokh K. Billimoria(5)..................    3,276,871      10.6
All directors and executive officers as a
 group (12 persons)(15)...................   23,677,291      76.4

--------
  *  Less than 1%.

 (1) Includes 3,625,575 shares held by Enterprise Partners IV, L.P., and 315,266 shares held by Enterprise Partners IV Associates, L.P. Mr. William Stensrud is a General Partner of each of these stockholders, and as such may be deemed to be the beneficial owner of these shares. Some of the shares held by each of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. are subject to repurchase rights by iAsiaWorks. Mr. Stensrud disclaims beneficial ownership of these shares except for his pecuniary interest therein. The business address of Enterprise Partners is 7979 Ivanhoe Avenue, Suite 550, La Jolla, CA 92037.

 (2) Includes 3,548,479 shares held by Institutional Venture Partners VIII, L.P., 45,143 shares held by IVM Investment Fund VIII, L.L.C., 12,417 shares held by IVM Investment Fund VIII-A L.L.C., and 27,595 shares held by IVP Founders Fund I, L.P. William P. Tai is a general partner or managing director of funds managed by Institutional Venture Partners, and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest therein. This amount also includes 416,273 shares of common stock held by Mr. Tai, some of which shares are subject to repurchase rights by iAsiaWorks, and 837,398 shares held by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Institutional Venture Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

 (3) Consists of 13,333 shares held by NEA Ventures 1995, and 2,581,611 shares held by New Enterprise Associates VI, Limited Partnership. Peter T. Morris is a general partner of NEA Ventures 1995 and New Enterprise Associates VI, Limited Partnership, and as such may be deemed to be the beneficial owner of these shares. Mr. Morris disclaims beneficial ownership of these shares except for his pecuniary interest therein. The business address of New Enterprise Associates is 2490 Sand Hill Road, Menlo Park, CA 94025.

 (4) Consists of 5,734,524 shares held by Newbridge Asia II, L.P., and 491,530 shares held by Tarrant Ventures Partners. Daniel A. Carroll holds a general partnership interest in Newbridge Asia II, L.P. The business address of Newbridge Asia II is 201 Main Street, Fort Worth, Texas.

 (5) Consists of 9,503 shares held by DLJ Capital Corporation for the benefit of an employee deferred compensation plan, 247,879 shares held by DLJ ESC II, L.P. for the benefit of an employee deferred compensation plan, 170,914 shares held by Sprout Venture Capital L.P. and 2,848,575 shares held by Sprout Capital VIII, L.P. Farrokh K. Billimoria is a general partner of Sprout Group Venture Capital and as such may be deemed to be the beneficial owner of these shares. Mr. Billimoria disclaims beneficial ownership of these shares except for his pecuniary interest therein. The business address of the Sprout Group is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.

 (6) Consists of 481,715 shares held by International Venture Capital Investment Corp., 450,569 shares held by PacVen Walden Ventures IV, L.P. and PacVen Walden Ventures IV Associates Fund, L.P., 785,686 shares held by Walden Capital Partners II, L.P., and 132,977 shares held by Walden Technology Ventures II, L.P. William P. Tai is a limited partner in the general partnership of funds managed by Walden, a shareholder in Walden International Investment Group, the manager of International Venture Capital Investment Corp. and PacVen Walden Ventures IV, L.P., and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest therein. This amount also includes 416,273 shares of common stock held by Mr. Tai and 837,398 shares owned by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Walden International Investment Group is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

 (7) Includes 1,829,060 shares and warrants to purchase 161,946 shares of common stock for which Zesiger Capital Group, L.L.C. is a registered investment advisor with the Securities and Exchange Commission under the Investment Advisors Act of 1940. These shares are held in numerous investment advisory accounts and members accounts. Zesiger Capital Group, L.L.C., in its capacity as investment advisor, exercises sole voting and sole investment power over such shares. Zesiger Capital Group, L.L.C. disclaims beneficial ownership of these shares. The business address of Zesiger Capital Group is 320 Park Avenue, New York, NY 10022.

 (8) Consists of 36,666 shares of common stock held by JoAnn F. Patrick-Ezzell and 464,748 shares of common stock subject to options exercisable within 60 days of June 30, 2000.

 (9) Consists of 116,666 shares of common stock held by Jonathan F. Beizer and 143,501 shares of common stock subject to options exercisable within 60 days of June 30, 2000.

(10) Consists of 33,333 shares of common stock subject to outstanding options exercisable within 60 days of June 30, 2000.

(11) Consists of 9,930 shares of common stock held by Daryl B. Horn and 3,819 shares of common stock subject to options exercisable within 60 days of June 30, 2000.

(12) Includes 8,333 shares of common stock and 83,333 shares of common stock subject to outstanding options exercisable within 60 days of June 30, 2000.

(13) Consists of 392,939 shares of common stock as well as 3,547,902 shares held by entities affiliated with Enterprise Partners.

(14) Consists of 416,273 shares of common stock owned by Mr. Tai and 837,398 shares owned by WT Technology, which William P. Tai and his family members may be deemed to beneficially own, 3,633,634 shares owned by entities affiliated with Institutional Venture Partners, and 1,850,947 shares owned by entities affiliated with Walden International Investment Group.

(15) Consists of 728,734 shares of common stock subject to options exercisable within 60 days of June 30, 2000, 977,474 shares of common stock issued to Mr. Tai, Mr. Stensrud, Ms. Patrick-Ezzell, Mr. Beizer, Mr. Horn and Mr. Lee, upon the exercise of stock options, 3,333 shares of common stock held by Ms. Patrick-Ezzell, 837,398 shares held by WT Technology, 2,594,944 shares owned by entities affiliated with New Enterprise Associates, 3,547,902 shares owned by entities affiliated with Enterprise Partners, 3,633,634 shares held by entities affiliated with Institutional Venture Partners, 1,850,947 shares held by entities affiliated with Walden International Investment Group, 6,226,054 shares owned by entities affiliated with Newbridge Capital Group and 3,276,871 shares owned by entities affiliated with Sprout Group.

                          DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of undesignated preferred stock, $0.001 par value, after giving effect to the amendment of our certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. The following description of capital stock gives effect to the certificate of incorporation to be filed upon closing of this offering. Immediately following the closing of this offering, and assuming no exercise of the underwriters' over-allotment option, an aggregate of 39,208,291 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

  The following description of our capital stock is subject to and qualified by our certificate of incorporation and bylaws and by the provisions of the applicable Delaware law.

Common Stock

  The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy" on page 18. In the event of liquidation, dissolution or winding up of iAsiaWorks, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

  Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

Warrants

  As of June 30, 2000, there were warrants outstanding to purchase a total of 212,013 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share expiring through May 2001.

Registration Rights

  Upon closing of the offering, the holders of an aggregate of approximately 25,764,677 shares of common stock and 212,013 shares of common stock issuable upon the exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $4.50 per share will be entitled to certain rights with respect to the registration of the shares under the Securities Act of 1933. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

  Our certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. For additional information on our preferred stock, see "Description of Capital Stock--Preferred Stock" on page 65. In particular, our certificate of incorporation and bylaws will provide, among other things, that:

  . our authorized but unissued common stock will be available for future issuance without stockholder approval;

  . our board of directors will be divided into three classes that will serve staggered three year terms and the board of directors will be authorized to fill vacancies, including newly created directorships;

  . directors will be removable by the stockholders only for cause and only upon a two-thirds vote of the outstanding shares of voting stock;

  . stockholder actions will have to be effected at a duly called meeting and may not be effected by written consent; and

  . only the board of directors will be permitted to call a special meeting of the stockholders, 120 days' advance written notice will be required for stockholders to bring business or to nominate candidates for election as directors before an annual meeting of stockholders and a two-thirds vote of the stockholders will be required to amend our certificate of incorporation or our bylaws.

  These provisions of our certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of iAsiaWorks. These provisions also may have the effect of preventing changes in our management.

  We are subject to Section 203 of the Delaware General Corporation Law, that, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

  . prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

    .  by persons who are directors and also officers; and

    . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

  Upon the closing of this offering, we will have 39,261,624 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 25,764,677 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

                                              Approximate
                                                Shares
                                               Eligible
                                              for Future
 Relevant Dates                                  Sale*    Comment
 --------------                               ----------- -------
 On the date of this prospectus.............. 9,000,000   Shares sold in this
                                                          offering.

 90 days after the date of this prospectus... 33,964      Shares tradeable under
                                                          Rules 144 and 701.

 180 days after the date of this prospectus.. 28,986,973  All shares subject to lock-up released; shares
                                                          tradeable under Rule 144
                                                          and 701.

--------
* Assumes no exercise of the Underwriters' option to purchase additional shares in the offering.

Lock-up Agreements

  We have agreed, and each of our officers, directors and substantially all of our employees and securityholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock, or any of our securities that are substantially similar to the common stock, including but not limited to any securities convertible into or exchangeable for, or represent the right to receive shares of our common stock or any such securities, for a period of 180 days after the date of this prospectus; except that if any of these persons acquires less than 10,000 shares of common stock following the date of the final prospectus, then such shares will be exempt from the above lock-up restrictions. Transfers or dispositions can be made sooner:

  .  with prior written consent of Goldman, Sachs & Co.;

  .  as a bona fide gift; or

  . to any trust for the benefit of any officer, director or security holder or his or her immediate family.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or a group of persons whose shares are required to be aggregated), including any of our affiliates, who has beneficially owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 302,616 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed on Form 144 with the Securities and Exchange Commission.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner then an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately upon the completion of this offering.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory share plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

Stock Options

  As of June 30, 2000, options to purchase a total of 5,984,601 shares of common stock were outstanding, 513,917 of which were then exercisable. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreement described above. See "Benefit Plans" beginning on page 54.

Registration Rights

  Following this offering, under specified circumstances and subject to customary conditions, holders of 25,764,677 shares of our outstanding common stock and 212,013 shares of our common stock issuable upon the exercise of outstanding warrants will have certain demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and certain rights to participate in any future registration of securities by us. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights" beginning on page 65.

                                  UNDERWRITING

  iAsiaWorks and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are the representatives of the underwriters.

                           Underwriter                          Number of Shares
                           -----------                          ----------------
   Goldman, Sachs & Co. .......................................
   Morgan Stanley & Co. Incorporated ..........................
   Salomon Smith Barney Inc. ..................................
                                                                   ---------
     Total.....................................................    9,000,000

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will separately purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by iAsiaWorks. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,350,000 additional shares.

                          Paid by iAsiaWorks
                          ------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
     Total............................................    $            $

  Shares sold by the underwriters to the public initially will be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $   per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  iAsiaWorks has been advised by the underwriters that certain of the underwriters are expected to make offers and sales both inside and outside of the United States through their respective selling agents.

  iAsiaWorks, its directors, officers, principal stockholders and substantially all of its employees have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" on page 68 for a discussion of certain transfer restrictions.

  Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the shares will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve in them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and
(3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

  Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer shares in Japan to a list of 49 offerees in accordance with the above provisions.

  This prospectus has not been delivered for registration to the Registrar of Companies in Hong Kong and, accordingly, must not be issued, circulated or distributed in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Hong Kong Companies Ordinance (the "Ordinance") or in circumstances which do not constitute an offer to the public for the purposes of the Ordinance. Unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this prospectus or any amendment or supplement hereto or other invitation, advertisement or document relating to the shares of common shares to anyone other than a person whose business involves the acquisition and disposal, or holding, of securities whether as principal or agent.


  Each of the underwriters has acknowledged that this prospectus has not been and will not be registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any shares, nor will it circulate or distribute this prospectus or any other offering document or material relating to the shares, directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"), (2) to a sophisticated investor, and in accordance with the conditions, specified in
Section 106D of the Singapore Companies Act, or (3) otherwise pursuant to, and in accordance with the conditions of, any applicable provision of the Singapore Companies Act.

  No action has been or will be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between iAsiaWorks and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be iAsiaWorks' historical performance, estimates of the business potential and earnings prospects of iAsiaWorks, an assessment of iAsiaWorks' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  iAsiaWorks' has applied for quotation of the common stock on the Nasdaq National Market under the symbol "IAWK."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from iAsiaWorks in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of iAsiaWorks' stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ NMS, in the over-the-counter market or otherwise.

  At the request of iAsiaworks, the underwriters are reserving up to 630,000 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

  Morgan Stanley Dean Witter Equity Fund, Ltd., an affiliate of Morgan Stanley & Co. Incorporated, holds 327,687 shares of our Series D preferred stock, which will convert into 327,687 shares of our common stock upon closing of this offering. Salomon Smith Barney Inc. holds 88,699 shares of our Series D preferred stock and 366,666 shares of our Series B preferred stock, which will convert, in aggregate, into 518,255 shares of our common stock upon closing of this offering.

  A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters or securities' dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  iAsiaWorks estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,300,000.

  iAsiaWorks has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF SECURITIES

  The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California and for the underwriters by Sullivan & Cromwell, New York, NY. Brobeck, Phleger & Harrison LLP, its employees and its attorneys beneficially own an aggregate of 12,288 shares of our common stock and hold options to purchase an additional 11,659 shares of common stock.

                                    EXPERTS

  The consolidated financial statements of iAsiaWorks, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of AT&T EasyLink Services Asia/Pacific Limited (subsequently renamed as iAsiaWorks (HK) Limited) as of December 31, 1998 and November 30, 1999 and for the year ended December 31, 1998 and for the eleven months ended November 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Hong Kong, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering pursuant to this prospectus you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The address of this Web site is http://www.sec.gov.

  We intend to furnish holders of our common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
iAsiaWorks, Inc.
  Report of Independent Accountants........................................ F-2
  Consolidated Balance Sheets.............................................. F-3
  Consolidated Statements of Operations and Comprehensive Loss............. F-4
  Consolidated Statements of Stockholders' Deficit......................... F-5
  Consolidated Statements of Cash Flows.................................... F-6
  Notes to Consolidated Financial Statements............................... F-7
Unaudited Pro Forma Combined Consolidated Statement of Operations
  Overview................................................................. F-29
  Unaudited Pro Forma Combined Consolidated Statement of Operations........ F-30
AT&T Easy Link Services Asia/Pacific Limited
  Report of Independent Accountants........................................ F-31
  Balance Sheets........................................................... F-32
  Statements of Operations................................................. F-33
  Statements of Changes in Deficit on Owner's Equity....................... F-34
  Statements of Cash Flows................................................. F-35
  Notes to Financial Statements............................................ F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of iAsiaWorks, Inc.

    The reincorporation and stock split described in Note 14 to the consolidated financial statements have not been consumated at the date of our opinion. When the reincorporation and stock split have been consumated, we will be in a position to furnish the following report, assuming that from July 17, 2000 to the date of such reincorporation, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosures therein:

    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of iAsiaWorks, Inc. and its subsidiaries (the Company) at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
April 14, 2000, except for
 Note 14
as to which the date is       ,
 2000"

/s/ PricewaterhouseCoopers LLP

                                IASIAWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                                      Pro Forma
                                                                    Stockholders'
                                       December 31,                   Equity at
                                     ------------------  March 31,    March 31,
                                       1998      1999      2000         2000
                                     --------  --------  ---------  -------------
                                                               (unaudited)
              ASSETS                                                  (Note 2)
Current assets:
  Cash and cash equivalents........  $  2,654  $ 42,222  $ 38,276
  Marketable securities............     4,433       --        195
  Restricted cash..................       186        50       201
  Accounts receivable, less
   allowance for doubtful accounts
   of $228, $554 and $484 at
   December 31, 1998, 1999 and
   March 31, 2000, respectively....       414     2,735     2,010
  Prepaids and other current
   assets..........................       661       679     1,733
                                     --------  --------  --------
   Total current assets............     8,348    45,686    42,415
Property and equipment, net........     2,127     5,585     6,432
Goodwill, intangibles and other
 assets............................       321    40,084    38,486
                                     --------  --------  --------
   Total assets....................  $ 10,796  $ 91,355  $ 87,333
                                     ========  ========  ========
LIABILITIES, CONVERTIBLE PREFERRED
               STOCK
     AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................  $  1,238  $  3,178  $  4,524
  Accrued liabilities..............       273     1,516     1,647
  Deferred revenue.................       115       275       597
  Current portion of capital lease
   obligations.....................       --         56       144
  Current portion of long-term
   debt............................       216       397       401
                                     --------  --------  --------
   Total current liabilities.......     1,842     5,422     7,313
Capital lease obligations..........       --        234       248
Long-term debt.....................       677       201       129
                                     --------  --------  --------
                                        2,519     5,857     7,690
                                     --------  --------  --------
Convertible preferred stock:
  Convertible preferred stock;
   83,100 shares authorized, $0.001
   par value; 10,367 and 24,722
   shares issued and outstanding at
   December 31, 1998 and 1999,
   respectively, and 24,649 shares
   issued and outstanding at March
   31, 2000 (unaudited); no shares
   pro forma (Liquidation value:
   $110,737) (unaudited)...........    26,712   114,699   115,642     $    --
                                     --------  --------  --------     --------
Commitments and contingencies
 (Notes 10, 13 and 14)
Stockholders' deficit:
  Common stock, $0.001 par value,
   109,100 shares authorized; 335
   and 2,916 shares issued and
   outstanding at December 31, 1998
   and 1999, respectively, and
   3,055 shares issued and
   outstanding at March 31, 2000
   (unaudited); 28,719 shares
   issued and outstanding, pro
   forma (unaudited)...............       --          3         3           29
  Additional paid-in capital.......      (473)   13,561    22,234      137,940
  Deferred stock-based
   compensation....................    (1,237)  (13,242)  (19,150)     (19,150)
  Accumulated other comprehensive
   loss............................      (419)     (900)   (1,113)      (1,113)
  Accumulated deficit..............   (16,306)  (28,623)  (38,063)     (38,063)
                                     --------  --------  --------     --------
   Total stockholders' equity
    (deficit)......................   (18,435)  (29,201)  (35,999)    $ 79,643
                                     --------  --------  --------     ========
   Total liabilities, convertible
    preferred stock and
    stockholders' deficit..........  $ 10,796  $ 91,355  $ 87,333
                                     ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (in thousands, except per share data)

                                                              Three Months
                                Years Ended December 31,     Ended March 31,
                               ----------------------------  ----------------
                                 1997      1998      1999     1999     2000
                               --------  --------  --------  -------  -------
                                                               (unaudited)
Revenue:
 Internet access and related
  services.................... $  1,597  $  3,490  $  5,384  $   834  $ 3,533
 Hosting, co-location and
  other managed services......      --        --        245      --     1,189
                               --------  --------  --------  -------  -------
   Total revenue..............    1,597     3,490     5,629      834    4,722
Cost of revenue:
 Cost of Internet access and
  related services............    2,199     4,621     5,417    1,013    3,696
 Cost of hosting, co-location
  and other managed
  services....................      --        --        401       86      565
                               --------  --------  --------  -------  -------
   Total cost of revenue......    2,199     4,621     5,818    1,099    4,261
                               --------  --------  --------  -------  -------
   Gross margin...............     (602)   (1,131)     (189)    (265)     461
                               --------  --------  --------  -------  -------
Operating expenses:
 Network operations and
  support (excluding stock-
  based compensation of $0,
  $20 and $454 for the years
  ended December 31, 1997,
  1998 and 1999,
  respectively, and $9 and
  $293 for the three months
  ended March 31, 1999 and
  2000, respectively).........    1,538     1,628     1,539      373      854
 Sales and marketing
  (excluding stock-based
  compensation of $0, $4 and
  $130 for the years ended
  December 31, 1997, 1998 and
  1999, respectively, and $16
  and $330 for the three
  months ended March 31, 1999
  and 2000, respectively).....    2,391     1,471     2,372      370    1,455
 General and administrative
  (excluding stock-based
  compensation of $0, $196
  and $3,486 for the years
  ended December 31, 1997,
  1998 and 1999,
  respectively, and $219 and
  $2,169 for the three months
  ended March 31, 1999 and
  2000, respectively).........    1,935     2,203     3,511      721    1,803
 Amortization of intangible
  assets......................      --        --        559      --     3,464
 Stock-based compensation.....      --        220     4,070      244    2,792
                               --------  --------  --------  -------  -------
   Total operating expenses...    5,864     5,522    12,051    1,708   10,368
                               --------  --------  --------  -------  -------
Loss from operations..........   (6,466)   (6,653)  (12,240)  (1,973)  (9,907)
Interest income...............      353       238       288       81      511
Interest expense..............     (110)     (388)     (384)     (49)     (98)
Other income (expense), net...       (2)      (18)       19        1       54
                               --------  --------  --------  -------  -------
Loss before provision for
 income taxes.................   (6,225)   (6,821)  (12,317)  (1,940)  (9,440)
Provision for income taxes....       11         2       --       --       --
                               --------  --------  --------  -------  -------
Net loss......................   (6,236)   (6,823)  (12,317)  (1,940)  (9,440)
Dividend accretion on
 preferred stock..............   (1,376)   (1,814)   (2,287)    (597)     --
                               --------  --------  --------  -------  -------
Net loss attributable to
 common stockholders..........   (7,612)   (8,637)  (14,604)  (2,537)  (9,440)
Other comprehensive loss:
Change in unrealized gain
 (loss) on marketable
 securities...................      --          4        (4)     --       --
Change in foreign currency
 translation adjustments......     (560)      139      (477)    (103)    (213)
                               --------  --------  --------  -------  -------
Comprehensive loss............ $ (8,172) $ (8,494) $(15,085) $(2,640) $(9,653)
                               ========  ========  ========  =======  =======
Net loss per share
 attributable to common
 stockholders, basic and
 diluted...................... $ (42.29) $ (30.85) $ (14.87) $ (7.29) $ (3.22)
                               ========  ========  ========  =======  =======
Shares used in computing net
 loss per share attributable
 to common stockholders, basic
 and diluted..................      180       280       982      348    2,936
                               ========  ========  ========  =======  =======
Pro forma net loss per share
 attributable to common
 stockholders, basic and
 diluted (unaudited)..........                     $  (1.11)          $ (0.33)
                                                   ========           =======
Shares used in computing pro
 forma net loss per share
 attributable to common
 stockholders, basic and
 diluted (unaudited)(Note 2)..                       13,177            28,550
                                                   ========           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               IASIAWORKS, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                (in thousands)

                                                                  Accumulated
                          Common Stock  Additional   Deferred        Other                     Total
                          -------------  Paid-in    Stock-based  Comprehensive Accumulated Stockholders'
                          Shares Amount  Capital   Comprehensive     Loss        Deficit      Deficit
                          ------ ------ ---------- ------------- ------------- ----------- -------------
Balance at January 1,
1997....................    180   $--    $    14     $    --        $    (2)    $ (3,247)    $ (3,235)
Change in foreign
currency translation
adjustment..............    --     --        --           --           (560)         --          (560)
Dividend accretion on
preferred stock.........    --     --     (1,376)         --            --                     (1,376)
Net loss................    --     --        --           --            --        (6,236)      (6,236)
                          -----   ----   -------     --------       -------     --------     --------
Balance at December 31,
1997....................    180    --     (1,362)         --           (562)     (9,483)      (11,407)
Issuance of common stock
warrants in connection
with Series C preferred
stock...................    --     --      1,208          --            --           --         1,208
Issuance of shares of
common stock upon
exercise of options.....    155    --         38          --            --           --            38
Deferred compensation
expense in connection
with issuances of stock
options.................    --     --      1,457       (1,457)          --           --           --
Amortization of deferred
compensation............    --     --        --           220           --           --           220
Change in unrealized
gain on marketable
securities..............    --     --        --           --              4          --             4
Change in foreign
currency translation
adjustment..............    --     --        --           --            139          --           139
Dividend accretion on
preferred stock.........    --     --     (1,814)         --            --                     (1,814)
Net loss................    --     --        --           --            --        (6,823)      (6,823)
                          -----   ----   -------     --------       -------     --------     --------
Balance at December 31,
1998....................    335    --       (473)      (1,237)         (419)     (16,306)     (18,435)
Issuance of common stock
warrants in connection
with bridge financing...    --     --        149          --            --           --           149
Issuance of shares of
common stock upon
exercise of options.....     61    --         24          --            --           --            24
Issuance of shares of
common stock upon
exercise of warrants....  2,520      3        73          --            --           --            76
Deferred compensation
expense in connection
with issuances of stock
options.................    --     --     16,075      (16,075)          --           --           --
Amortization of deferred
compensation............    --     --        --         4,070           --           --         4,070
Change in unrealized
gain on marketable
securities..............    --     --        --           --             (4)         --            (4)
Change in foreign
currency translation
adjustment..............    --     --        --           --           (477)         --          (477)
Dividend accretion on
preferred stock.........    --     --     (2,287)         --            --                     (2,287)
Net loss................    --     --        --           --            --       (12,317)     (12,317)
                          -----   ----   -------     --------       -------     --------     --------
Balance at December 31,
1999....................  2,916      3    13,561      (13,242)         (900)     (28,623)     (29,201)
Issuance of shares of
common stock upon
exercise of options
(unaudited).............    139    --         63          --            --           --            63
Deferred compensation
expense in connection
with issuances of stock
options (unaudited).....           --      8,700       (8,700)          --           --           --
Amortization of deferred
compensation
(unaudited).............    --     --        --         2,792           --           --         2,792
Change in foreign
currency translation
adjustment (unaudited)..    --     --        --           --           (213)         --          (213)
Net loss (unaudited)....    --     --        --           --            --        (9,440)      (9,440)
                          -----   ----   -------     --------       -------     --------     --------
Balance at March 31,
2000 (unaudited)........  3,055   $  3   $22,324     $(19,150)      $(1,113)    $(38,063)    $(35,999)
                          =====   ====   =======     ========       =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                Three Months
                                   Years Ended December 31,    Ended March 31,
                                   --------------------------  ----------------
                                    1997     1998      1999     1999     2000
                                   -------  -------  --------  -------  -------
                                                                 (unaudited)
Cash flows from operating
 activities:
  Net loss.......................  $(6,236) $(6,823) $(12,317) $(1,940) $(9,440)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization................      368      654     1,495      172    3,876
    Stock-based compensation.....      --       220     4,070      244    2,792
    Warrant accretion............      --       158       149       38       23
    Provision for doubtful
     accounts....................      189      260       325      (22)      19
    Loss on sale of property and
     equipment...................        1       42         8        2      --
    Changes in operating assets
     and liabilities:
      Accounts receivable........     (714)    (301)     (898)     (51)     707
      Prepaids and other assets..     (872)     (29)      234      (24)  (2,922)
      Accounts payable and
       accrued liabilities.......       85      815     1,009      725    1,459
      Deferred revenue...........       76       38       159      183      322
                                   -------  -------  --------  -------  -------
        Net cash used in
         operating activities....   (7,103)  (4,966)   (5,766)    (673)  (3,164)
                                   -------  -------  --------  -------  -------
Cash flows from investing
 activities:
  Purchase of property and
   equipment.....................     (842)  (1,093)   (3,326)    (652)  (1,260)
  Change in marketable
   securities....................    1,435   (3,379)    4,433     (838)    (195)
  Proceeds on sale of assets.....        1       27       180      --       --
  Business acquisition, net of
   cash acquired.................      --       --    (41,446)     --       --
  Change in restricted cash and
   deposits......................      --        (2)       48      135     (150)
                                   -------  -------  --------  -------  -------
        Net cash provided by
         (used in) investing
         activities..............      594   (4,447)  (40,111)  (1,355)  (1,605)
                                   -------  -------  --------  -------  -------
Cash flows from financing
 activities:
  Proceeds from issuance of
   common stock..................      --        38       100       11       63
  Proceeds from issuance of
   preferred stock and preferred
   stock warrants, net...........    1,151    9,749    85,700      --       943
  Proceeds from (repayments of)
   long-term debt................      --     1,105      (287)     (52)      52
                                   -------  -------  --------  -------  -------
        Net cash provided by
         financing activities....    1,151   10,892    85,513      (41)   1,058
                                   -------  -------  --------  -------  -------
Effect of exchange rate changes
 on cash.........................     (212)     (28)      (68)    (220)    (235)
Net increase (decrease) in cash
 and cash equivalents............   (5,570)   1,451    39,568   (2,289)  (3,946)
Cash and cash equivalents at
 beginning of period.............    6,773    1,203     2,654    2,654   42,222
                                   -------  -------  --------  -------  -------
Cash and cash equivalents at end
 of period.......................  $ 1,203  $ 2,654  $ 42,222  $   365  $38,276
                                   =======  =======  ========  =======  =======
Supplemental cash flow
 disclosures:
  Cash paid during the period
   for:
    Interest.....................  $   --   $   300  $    219  $    55  $    51
                                   =======  =======  ========  =======  =======
    Taxes........................  $    12  $    11  $      2  $   --   $    22
                                   =======  =======  ========  =======  =======
Disclosure of noncash activities:
  Assets acquired under capital
   lease.........................  $   --   $   --   $    369  $    42  $    77
                                   =======  =======  ========  =======  =======
  Dividend accretion on preferred
   stock.........................  $(1,376) $(1,814) $ (2,287) $  (597) $   --
                                   =======  =======  ========  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

    iAsiaWorks, Inc. was incorporated in August 1995 as AUNET Corporation. In December 1999, the Company changed its name to iAsiaWorks, Inc. The Company offers a broad range of Internet solutions that allow business customers to build or extend their presence across multiple markets in the Asia-Pacific region. These Internet solutions include high-speed, leased-line Internet access, hosting, co-location, managed services and other value added services.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of consolidation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Business risks and uncertainties

    The Company operates in the Internet services industry, which is characterized by intense competition, rapid technological advances and evolving regulatory requirements and industry standards. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on an industry that is new, characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competition, and risks associated with foreign currencies. Failure by the Company to anticipate or respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in regulatory requirements or industry standards could have a material adverse effect on the Company's business and operating results.

    The Company's operations are concentrated in the Asia-Pacific region and are subject to the laws, regulations and statutes of the countries in which it does business. Changes in, or new interpretations of, existing laws or regulations or other consequences of doing business outside the U.S. may have a material adverse effect on the Company's business and operating results. The Company operates in certain countries that maintain foreign currency exchange regulations that place restrictions on the flow of foreign funds into and out of those countries. The Company is required to comply with these regulations when entering into transactions in foreign currencies.

    The Company has generated net losses and negative cash flows since its inception and has relied primarily on equity financing to fund its operations and investing activity to date. Management forecasts that significant additional financing will be required to fund operating activities and anticipated capital expenditures. There can be no assurance that such financing will be available to the Company.

    During the Asian financial crisis which began in 1997, the economies of many countries in the Asia-Pacific region experienced economic contractions, a reduction in the availability of credit, increased interest rates, increased inflation, negative fluctuations in currency exchange rates, increased incidence of bankruptcies and increased unemployment. Recently, economic conditions in several Asian countries have improved; however, significant uncertainties still exist related to the economies in the Asia-Pacific region.

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                                IASIAWORKS, INC.

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Information

    The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair presentation of its consolidated financial position, operating results and cash flows. Results for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or for any future period.

 Initial public offering

    In April 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock as of March 31, 2000, will automatically convert into approximately 25,665,000 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

 Concentration of credit risk

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in various financial institutions in the United States and Asia, principally in Hong Kong and Korea. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

    The Company extends credit to its customers, which are primarily comprised of small to medium sized private companies in the Asia-Pacific region. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of individual accounts.

 Foreign currency translation

    Assets and liabilities of foreign operations where the functional currency is the local currency are translated into U.S. dollars using the exchange rates at the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments have been included in stockholders' equity as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses are included in net loss.

 Financial instruments

    Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

                               IASIAWORKS, INC.

    The Company considers all highly liquid investments with an original maturity at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents includes cash on hand, money market funds, certificates of deposit and short-term commercial paper.

    The Company's marketable securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized holding gains and losses are reflected as a net amount in equity as a component of accumulated other comprehensive loss until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

    Available-for-sale securities at December 31, 1998 are summarized as follows (in thousands):

                                                              Unrealized Market
                                                        Cost    Gains    Value
                                                       ------ ---------- ------
      U.S. government obligations..................... $2,500    $  4    $2,504
      Corporate obligations...........................  1,929     --      1,929
                                                       ------    ----    ------
                                                       $4,429    $  4    $4,433
                                                       ======    ====    ======

    Each marketable security has a contractual maturity of one year or less. There were no marketable securities at December 31, 1999.

 Restricted cash

    In connection with a lease line arrangement with a telecommunications company, the Company is required to maintain certificates of deposit of $50,000.

 Property and equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

      Equipment.................................................. 3 to 5 years
      Computers.................................................. 3 years
      Furniture and fixtures..................................... 5 to 10 years

    Leasehold improvements are amortized over their estimated useful lives, or the remaining lease term, whichever is shorter, using the straight-line method. Upon sale or retirement, the asset's cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in operations.

    Depreciation charges of $129,000, $376,000 and $ 844,000 are included in cost of revenues during the years ended December 31, 1997, 1998 and 1999, respectively.

 Goodwill and other intangible assets

    Intangible assets arose from the Company's acquisition of AT&T EasyLink Services Asia/Pacific Limited. Goodwill is being amortized on a straight-line basis over three years. Other intangible assets consist of acquired work force and customer lists, which are being amortized on a straight-line basis over their estimated useful lives of three years, respectively.

                                IASIAWORKS, INC.

 Long-lived assets

    Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

 Revenue recognition

    The Company's revenues consist of contracts for Internet access and related services and monthly fees from customer use of Internet data center sites, managed services, and professional services and use of equipment provided by the Company. Currently, substantially all of the Company's revenue is derived from Internet access fees. Internet access, hosting and co-location revenues are generally billed and recognized ratably over the term of the contract, which is generally one year. Internet access related services include installation fees and equipment sales. Installation fees and related costs are deferred and recognized over the contract term, and equipment revenues are recognized when the equipment is delivered to the customer or placed into service at one of the Company's Internet data centers.

    Managed and other value-added services include administration, monitoring, security, data backup and consulting services. The Company recognizes revenue from maintenance fees for ongoing customer support ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. Consulting revenue is generally billed on a time and materials basis, and is recognized as the consulting services are rendered.

 Income taxes

    The Company accounts for income taxes under the liability method whereby deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year the differences are expected to affect taxable income. A valuation allowance is provided, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

 Advertising costs

    The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was approximately $461,000, $371,000 and $303,000, respectively.

 Comprehensive income

    The Company has adopted the provisions of SFAS No. 130, Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles.

                                IASIAWORKS, INC.

 Derivative instruments and hedging

    Beginning in March 2000, forward foreign exchange contracts have been entered into by the Company to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from changes in foreign currency exchange rates. Such exposures primarily result from portions of the Company's operations and assets that are denominated in currencies other than the U.S. dollar. Initially, the Company has used forward foreign exchange contracts to hedge against the Korean Won. These foreign exchange contracts are entered into to hedge anticipated cash funding and recorded accounts receivable made in the normal course of business, and accordingly, are not speculative in nature. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, the Company will hedge a portion of its foreign currency exposures anticipated over the ensuing twelve-month period.

    SFAS No. 133 requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, and depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged currency is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings.

    Beginning no later than 2001, the Company will record its foreign currency exchange contracts at fair value in its consolidated balance sheet as accrued and other current liabilities and the related gains or losses on these contracts will be deferred as a component of other comprehensive income. These deferred gains and losses will be reflected in operations in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on forward foreign exchange contracts designated to offset certain non-U.S. dollar denominated assets will be recognized as other income or expense in the period in which the exchange rates change and offset the foreign currency losses and gains on the underlying exposures being hedged.

 Stock-based compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 7. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

                                IASIAWORKS, INC.

Net loss per share

    Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period. However, because the Company generated net losses in all periods presented, potential common stock, comprised of incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are not included in diluted net loss per share attributable to common stockholders because such shares are anti-dilutive.

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

                                                               Three Months
                                                                   Ended
                                  Year Ended December 31,        March 31,
                                  --------------------------  ----------------
                                   1997     1998      1999     1999     2000
                                  -------  -------  --------  -------  -------
                                                                (unaudited)
      Numerator
        Net loss attributable to
         common stockholders..... $(7,612) $(8,637) $(14,604) $(2,537) $(9,440)
                                  =======  =======  ========  =======  =======
      Denominator
        Shares used in computing
         net loss per share
         attributable to common
         stockholders, basic and
         diluted.................     180      280       982      348    2,936
                                  =======  =======  ========  =======  =======
        Net loss per share
         attributable to common
         stockholders, basic and
         diluted................. $(42.29) $(30.85) $ (14.87) $ (7.29) $ (3.22)
                                  =======  =======  ========  =======  =======

    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the period indicated (in thousands):

                                                               Year Ended
                                                              December 31,
                                                           -------------------
                                                           1997   1998   1999
                                                           ----- ------ ------
      Weighted average effect of common stock equivalents
        Options to purchase common stock..................   553    835  2,630
        Shares resulting from the conversion of:
          Series A preferred stock........................ 4,500  4,500  4,500
          Series A1 preferred stock.......................   337    337    337
          Series B preferred stock........................ 3,104  3,196  3,213
          Series C preferred stock........................   --   1,306  3,269
          Series D preferred stock........................   --     --     877
        Warrants to purchase preferred stock..............   414    550    462
        Warrants to purchase common stock.................   --   1,144  2,288
                                                           ----- ------ ------
                                                           8,908 11,868 17,576
                                                           ===== ====== ======

                                IASIAWORKS, INC.

 Pro forma net loss per share (unaudited)

    Pro forma net loss per share attributable to common stockholders for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of convertible preferred stock into common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later.

    The following table sets forth the computation of pro forma basic and diluted net loss per share (in thousands, except per share amounts):

                                                                   Three Months
                                                       Year Ended     Ended
                                                      December 31,  March 31,
                                                          1999         2000
                                                      ------------ ------------
                                                      (unaudited)  (unaudited)
      Numerator
        Net loss attributable to common
         stockholders................................   $(14,604)    $(9,440)
                                                        ========     =======

      Denominator
        Weighted average shares used in computing
         basic and diluted net loss per share
         attributable to common stockholders.........        982       2,936
        Adjustment to reflect assumed conversion of
         all preferred stock from date of issuance...     12,195      25,614
                                                        --------     -------
        Shares used in computing pro forma basic and
         diluted net loss per share attributable to
         common stockholders.........................     13,177      28,550
                                                        ========     =======
      Basic and diluted pro forma net loss per share
       attributable to common stockholders...........   $  (1.11)    $ (0.33)
                                                        ========     =======

 Reclassifications

    Certain prior year balances have been reclassified to conform with the current year's presentation. These reclassifications had no impact on total assets or net loss.

 Recently issued accounting pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company is evaluating the possible impact, if any, that SFAS No. 133 may have on its financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

                                IASIAWORKS, INC.

    In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material impact on the Company's financial statements.

NOTE 3--ACQUISITION:

    Effective December 14, 1999, the Company acquired all outstanding shares of AT&T EasyLink Services Asia/Pacific Limited ("EasyLink"), a company based in Hong Kong which provides Internet services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration was $42,030,000, consisting of cash of $42,000,000 and acquisition costs of approximately $30,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined using a combination of the cost and market approach. The cost approach establishes value based on the estimated cost of reproducing or replacing the asset, less depreciation. The market approach estimates value through an analysis of recent sales of comparable property. The allocation of the purchase price is summarized below (in thousands):

      Assembled workforce............................................... $   580
      Customer list.....................................................   2,074
      Net assets acquired...............................................   1,775
      Goodwill..........................................................  37,601
                                                                         -------
        Total purchase price............................................ $42,030
                                                                         =======

    The following unaudited pro forma summary financial information reflects the consolidated results of operations of the Company for the years ended December 31, 1998 and 1999 as if the acquisition of EasyLink had occurred on January 1, 1998 and 1999, respectively, and after giving effect to purchase accounting adjustments. The unaudited pro forma summary financial information has been prepared for comparative purposes only and does not purport to be indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1998 and 1999, respectively, and may not be indicative of future operating results (in thousands, except per share date):

                                                       Year Ended   Year Ended
                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
      Net revenue...................................    $14,572      $ 15,859
      Loss from operations..........................       (200)      (26,227)
      Net loss attributable to common stockholders..     (2,183)      (28,378)
      Basic and diluted net loss per share
       attributable to common stockholders..........    $ (7.80)     $ (28.90)

                                IASIAWORKS, INC.

NOTE 4--BALANCE SHEET ACCOUNTS:

    Property and equipment consist of the following (in thousands):

                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
      Equipment............................................. $ 2,291  $ 5,320
      Computers.............................................     491    1,477
      Furniture and fixtures................................      84      239
      Leasehold improvements................................     174      312
                                                             -------  -------
        Total property and equipment........................   3,040    7,348
      Less: Accumulated depreciation and amortization.......    (913)  (1,763)
                                                             -------  -------
                                                             $ 2,127  $ 5,585
                                                             =======  =======

    Goodwill, intangibles and other assets consist of the following (in thousands):

                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
      Assembled workforce................................... $   --   $   580
      Customer list.........................................     --     2,074
      Goodwill..............................................     --    37,601
      Other assets..........................................     321      388
                                                             -------  -------
                                                                 321   40,643
      Less: accumulated amortization attributable to
       goodwill and intangibles.............................     --      (559)
                                                             -------  -------
                                                             $   321  $40,084
                                                             =======  =======

    Accrued liabilities consist of the following (in thousands):

                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
      Accrued payments to vendors........................... $   224  $ 1,146
      Accrued payroll benefits..............................      49      340
      Other.................................................     --        30
                                                             -------  -------
                                                             $   273  $ 1,516
                                                             =======  =======

NOTE 5--LONG-TERM DEBT:

    In November 1997, the Company entered into a loan and security agreement (the "loan facility"). The loan and security agreement had a total capacity of $6,000,000 and converted to term debt in December 31, 1998. Borrowings under the loan facility bear interest at 11.81% per annum with principal and interest payable monthly for 42 months. The final payment includes a terminal payment equal to 15.0% of the original principal amount of the loan. The effective interest rate, including the per annum interest payment and terminal payment, equals 18.16%. Substantially all of the Company's assets are pledged as collateral and the Company is required to comply with certain restrictive covenants including a restriction on dividend payments. In connection with the loan facility, the Company issued the lender warrants to purchase 150,000 shares of Series B preferred stock with an exercise price of $4.50 (see Note
8).

                                IASIAWORKS, INC.

    Long-term debt consists of the following (in thousands):

      Note payable bearing interest @ 18.16%, principal and interest payable monthly through July 2001.............................. $ 233
      Note payable bearing interest @ 18.16%, principal and interest
       payable monthly through July 2001..............................   365
                                                                       -----
                                                                         598
      Less: current portion...........................................  (397)
                                                                       -----
                                                                       $ 201
                                                                       =====

    Principal payments on long-term debt are as follows at December 31, 1999
(in thousands):

      2000............................................................ $ 397
      2001............................................................   201
                                                                       -----
                                                                       $ 598
                                                                       =====

NOTE 6--CONVERTIBLE PREFERRED STOCK:

    Under the Company's articles of incorporation, as amended, the Company's convertible preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences, and terms of each series.

    Convertible preferred stock set forth in the following table consists of the following series at December 31, 1999 (in thousands):

                                                            Common
                                                            Shares
                                                           Reserved
                                              Issued and     for
                                   Authorized Outstanding Conversion Liquidation
                                   ---------- ----------- ---------- -----------
Series A..........................   13,500      4,500       4,500    $  3,375
Series A-1........................    1,010        337         337         505
Series B..........................    7,843      2,452       3,466      11,036
Series C..........................   10,000      3,269       3,269       9,807
Series D..........................   43,000     13,914      13,914      84,924
Undesignated......................    7,747        --          --          --
                                     ------     ------      ------    --------
                                     83,100     24,472      25,486    $109,647
                                     ======     ======      ======    ========

    In October 1996, the Company issued 2,000,000 shares of Series B preferred stock raising gross proceeds of approximately $9.0 million. Additionally, in April 1997, the Company completed the second closing of the Series B convertible preferred stock financing. The Company issued 261,000 shares of Series B convertible preferred stock at $4.50 per share for gross cash proceeds of $1,174,851.

    In August 1998, the Company completed the issuance of its Series C preferred stock financing. The Company issued 3,269,000 shares of Series C convertible preferred stock and warrants to purchase 2,845,000 shares of common stock (Note 8) at an aggregate unit price of $3.00 per share raising gross cash proceeds of $9,807,407.

                                IASIAWORKS, INC.

    In December 1999, the Company issued 13,584,000 shares of Series D convertible preferred stock at approximately $6.09 per share for gross cash proceeds of $82,909,808. In August 1999, the Company obtained a $2.0 million bridge loan from certain investors, which was converted into 330,000 shares of Series D preferred stock at the time of the Series D financing.

 Dividends

    The holders of shares of Series A, A1, B, C and D convertible preferred stock are entitled to receive non-cumulative dividends, when and if declared by the Board of Directors, at a rate of $0.045, $0.09, $0.27, $0.18 and $0.36 per share, respectively, per annum, prior and in preference to any declaration or payment of any dividend on the common stock of the Company. No dividends or other distributions may be made with respect to Series A, A1, B or C shareholders until all such dividends have been paid or set apart for payment to Series D shareholders.

    As of December 31, 1999, no dividends on convertible preferred stock or common stock have been declared.

 Liquidation

    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the holders of Series D convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, Series A, Series A1, Series B and Series C convertible preferred stock, an amount per share equal to approximately $6.09 for each share of Series D convertible preferred stock plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series D convertible preferred stock, the holders of Series C convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, Series A, Series A1 and Series B convertible preferred stock, an amount per share equal to $3.00 for each outstanding share of Series C convertible preferred stock plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series C convertible preferred stock, the holders of Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A and Series A1 Stock an amount per share equal to $4.50, plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series B convertible preferred stock, the holders of Series A and Series A1 convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock an amount per share equal to $0.75 and $1.50, respectively, plus declared but unpaid dividends.

    If the assets and funds thus distributed among the holders of Series D convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series D preferred stock. If after the holders of Series D convertible preferred stock have received their preference amounts and the assets and funds thus distributed among the holders of Series C convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series C convertible preferred stock. If after the holders of Series C convertible preferred stock have received their preference amounts and the assets and funds thus distributed among the holders of Series B convertible preferred stock are insufficient to permit the payment to such holders

                                IASIAWORKS, INC.

of the full preferential amount, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series B convertible preferred stock. If after payment of the Series D, Series C and Series B preferential amounts, the assets and fund are insufficient to permit the payment of the full preferential amount to the holders of Series A and Series A1 convertible preferred stock, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series A and Series A1 convertible preferred stock. After payment has been made to the holders of convertible preferred stock in the full preferential amounts set forth above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of convertible preferred stock and the holders of common stock.

 Mergers

    A merger, reorganization, or sale of all, or substantially all, of the assets of the Company in which the shareholders of the Company immediately prior to the transactions possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up.

 Voting

    The holder of each share of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

 Conversion

    Each share of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is $0.75, $1.50, $3.183, $3.00 and $6.09, respectively, subject to adjustments. Conversion is automatic at the then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which the public offering price equals or exceeds $19.50 per share and the aggregate proceeds raised equal or exceed $20,000,000.

 Redemption

    Shares of Series A, Series A1, Series B and Series C convertible preferred stock are redeemable if the Company has not completed an initial public offering by January 1, 2002 involving an aggregate offering price to the public of $20,000,000 with an offering price of $12.00 per share upon notification of a majority of the preferred stockholders. The redemption price with respect to Series A, Series A1, Series B, Series C and Series D convertible preferred stock is equal to approximately $0.75, $1.50, $4.50, $3.00 and $6.09, respectively, plus all declared but unpaid

                                IASIAWORKS, INC.

dividends including an amount equal to a 10% annual dividend of the convertible preferred stock purchase price.

    The Company recorded $1,376,000, $1,814,000 and $2,287,000 in accreted dividends relating to the convertible preferred stock for the years ended December 31, 1997, 1998 and 1999, respectively. In connection with the issuance of Series D preferred stock in December 1999, the stockholders agreed to terminate the redemption rights and related dividend of the Series A, Series A1, Series B and Series C convertible preferred stock.

                                IASIAWORKS, INC.

NOTE 7--STOCK OPTION PLAN:

    The Company has a stock plan (the "Plan") under which 5,556,000 shares of the Company's common stock have been reserved for the grant of stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. Under terms of the Plan, incentive options may be granted to employees and nonstatutory options may be granted to employees and non-employees, at prices not less then 100% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant, as determined by the Board of Directors. If the employees or non-employees own stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company, the price of the options granted must equal at least 110% of the fair market value of the common shares on the date of the grant. Stock options granted under the Plan, which have a term of 10 years, generally become exercisable over a four year period with 25% of the options becoming exercisable one year after the grant and the remainder ratably each month over 36 months.

    A summary of the activity under the Company's stock option plan during the period ended March 31, 2000 and information with respect to stock options that have been granted is as follows (in thousands, except per share data):

                                          Options Outstanding
                                      ----------------------------
                                                          Weighted
                             Shares                       Average
                            Available  Number   Aggregate Exercise
                            for Grant of Shares   Price    Price
                            --------- --------- --------- --------
Balances at January 1,
 1997.....................      415       385    $   92    $0.24
  Options granted.........     (409)      409       184     0.45
  Options cancelled.......       27       (27)      (12)    0.45
                             ------     -----    ------
Balances at December 31,
 1997.....................       33       767       264     0.33
  Options authorized......    3,923
  Options granted.........   (1,223)    1,223       550     0.45
  Options exercised.......      --       (155)      (38)    0.24
  Options cancelled.......      422      (422)     (146)    0.36
                             ------     -----    ------
Balances at December 31,
 1998.....................    3,155     1,413       630     0.45
  Options authorized......      833
  Options granted.........   (3,839)    3,839     1,848     0.48
  Options exercised.......      --        (61)      (24)    0.39
  Options cancelled.......      713      (713)     (320)    0.45
                             ------     -----    ------
Balances at December 31,
 1999.....................      862     4,478     2,134     0.48
  Options authorized
   (unaudited)............    1,942
  Options granted
   (unaudited)............   (1,003)    1,003     2,637     2.64
  Options exercised
   (unaudited)............      --       (139)      (63)    0.45
  Options cancelled
   (unaudited)............       49       (49)      (28)    0.57
                             ------     -----    ------    -----
Balances at March 31, 2000
 (unaudited)..............    1,850     5,293    $4,680    $0.87

                                IASIAWORKS, INC.

    The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows (in thousands, except per share data):

                                                          Options Currently
                        Options Outstanding                  Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
                                Remaining    Average                  Average
     Exercise      Number      Contractual   Exercise     Number      Exercise
      Price      Outstanding      Life        Price     Exercisable    Price
     --------    -----------   -----------   --------   -----------   --------
     $0.15             38      6.01 years     $0.15          36        $0.15
     $0.45          4,172      9.36 years     $0.45         330        $0.45
     $0.90            268      9.70 years     $0.90           2        $0.90
                    -----                                   ---
                    4,478                                   368
                    =====                                   ===

    The options outstanding and currently exercisable by exercise price at March 31, 2000 are as follows (unaudited) (in thousands, except per share data):

                                                          Options Currently
                        Options Outstanding                  Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
                                Remaining    Average                  Average
     Exercise      Number      Contractual   Exercise     Number      Exercise
      Price      Outstanding      Life        Price     Exercisable    Price
     --------    -----------   -----------   --------   -----------   --------
     $0.15             38       6.33 years    $0.15          37        $0.15
     $0.45          3,999       9.14 years    $0.45         296        $0.45
     $0.90            916       9.82 years    $0.90           8        $0.90
     $6.00            340      10.00 years    $6.00          --        $6.00
                    -----                                   ---
                    5,293                                   341
                    =====                                   ===

    The weighted average fair value of options granted during each of the years ended December 31, 1997, 1998 and 1999 was $0.12, respectively.

    The fair value of each option grant is estimated on the grant date using the minimum value method with the following assumptions:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
      Expected life (years).......................    5         5         5
      Risk-free interest rate.....................     6.02%     5.50%     5.55%
      Dividend yield..............................        0%        0%        0%

                                IASIAWORKS, INC.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the Plan been determined based on the fair value at the grant date for awards during 1997, 1998 and 1999, consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows (in thousands, except per share amounts):

                                                              Three Months
                                 Year Ended December 31,     Ended March 31,
                                 --------------------------  ----------------
                                  1997     1998      1999     1999     2000
                                 -------  -------  --------  -------  -------
      Net loss attributable to
       common stockholders...... $(7,612) $(8,637) $(14,604) $(2,537) $(9,440)
                                 =======  =======  ========  =======  =======
      Pro forma net loss
       attributable to common
       stockholders--SFAS
       No. 123 adjusted......... $(7,624) $(8,681) $(14,880) $(2,555) $(9,868)
                                 =======  =======  ========  =======  =======
      Net loss per share
       attributable to common
       stockholders--as reported
       (Note 2)
        Basic and diluted....... $(42.29) $(30.85) $ (14.87) $ (7.29) $ (3.22)
                                 =======  =======  ========  =======  =======
      Pro forma net loss per
       share attributable to
       common stockholders--SFAS
       No. 123 adjusted
        Basic and diluted....... $(42.36) $(31.00) $ (15.15) $ (7.34) $ (3.36)
                                 =======  =======  ========  =======  =======

    The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

    During 1998 and 1999, the Company recorded a total of approximately $17.5 million of deferred stock compensation in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, related to options granted to employees and non-employees. For options granted to non-employees during 1998 and 1999, the Company determined the fair value using the Black Scholes option pricing model with the following assumptions: expected volatility of 70%, risk-free interest rate of 5.55% and deemed values of common stock between $1.50 and $14.00 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of approximately $0, $220,000 and $4,070,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 8--WARRANTS:

    In conjunction with the Company's issuance of Series B convertible preferred stock, the Company issued warrants to purchase 400,000 shares of Series B convertible preferred stock for $4.50 per share. All of these warrants were immediately exercisable. At December 31, 1999, of these warrants, warrants to purchase 3,000 shares of Series B convertible preferred stock were outstanding.

    In connection with the Series C preferred stock financing, the Company issued warrants to purchase 2,845,000 shares of the Company's common stock at an exercise price of $0.03 per share

                                IASIAWORKS, INC.

and an expiration date of August 31, 2001. The warrants issued had a fair value of $0.14 per warrant at the time of issuance using the Black Scholes pricing model. The aggregate fair value of these common stock warrants of approximately $1,207,829 has reduced the Series C preferred stock consideration. During 1999, warrants to purchase 2,436,000 shares of common stock were exercised for aggregate proceeds of approximately $73,000.

    In connection with the Company's loan facility (Note 5), the Company issued warrants to purchase 150,000 shares of the Company Series B preferred stock at an exercise price of $4.50 per share with an expiration period of 6 years. The warrants issued had a fair value of $2.46 per warrant at the time of issuance using the Black Scholes valuation model. The aggregate fair value of these warrants amounting to $369,000 has been recorded as a debt discount and is being amortized over the term of the loan facility.

    In connection with a bridge loan received by the Company in August 1999, the Company issued warrants to purchase 101,000 shares of common stock for $0.03 per share. The warrants expire on the earlier of 2001 or within 2 years after an initial public offering. The warrants issued had a fair value of $1.47 per warrant at the time of issuance using the Black-Scholes valuation model. The aggregate fair value of these warrants amounting to $148,000 has been charged to interest expense over the term of the loan. During 1999, warrants to purchase 84,000 shares of common stock were exercised for aggregate proceeds of approximately $2,000.

    In connection with the Series D preferred stock financing in December 1999, the Company issued warrants to purchase 198,000 shares of Series B preferred stock for $4.50 per share. The warrants expired six days after issuance. The fair value of the warrants issued was not material at the time of issuance using the Black-Scholes valuation model.

    During December 1999, warrants to purchase 191,000 shares of Series B convertible preferred stock were exercised for aggregate proceeds of approximately $862,000.

NOTE 9--RELATED PARTY TRANSACTIONS:

    The Company had an agreement to lease international circuits from UUNET, a former stockholder. In consideration, the Company recognized charges amounting to $1,543,547 for these circuits in 1998. In January 1999, the Company terminated this agreement with UUNET.

    On August 9, 1999, the Chief Executive Officer and Chairman of the Board of Directors, entered into an employment agreement with the Company. The officer received a signing bonus of $100,000 in the form of an interest free loan which is due to be forgiven upon completion of one year of service. As of December 31, 1999 the Company has recorded a note receivable balance for $100,000.

NOTE 10--COMMITMENTS AND CONTINGENCIES:

    The Company leases equipment and office space in the United States and in various countries in the Asia-Pacific region under operating and capital lease agreements. Rent expense was approximately $379,000, $445,000 and $564,000 for 1997, 1998 and 1999, respectively.

                                IASIAWORKS, INC.

    As of December 31, 1999, the aggregate future minimum lease payments under all noncancelable operating leases are as follows (in thousands):

                                                               Capital Operating
      Years Ending December 31,                                Leases   Leases
      -------------------------                                ------- ---------
      2000....................................................  $144    $1,473
      2001....................................................   144       265
      2002....................................................    82       191
      2003....................................................   --        135
      2004....................................................   --        104
                                                                ----    ------
      Total minimum lease payments............................   370    $2,168
                                                                        ======
      Less: Amounts representing interest.....................   (80)
                                                                ----
      Present value of capital lease obligations..............   290
      Less: Current portion...................................    56
                                                                ----
      Long-term portion.......................................  $234
                                                                ====

    The Company leases capacity on transcontinental telecommunication lines from several communications companies in the Asia-Pacific region. Some of the agreements provide for monthly lease terms. Under other agreements, the Company is committed to lease capacity on lines for periods ranging from three to five years. Future lease payments under these long-term agreements, determined using 1999 currency exchange rates, are presented below (in thousands). Actual payments will vary based on changes in foreign currency exchange rates.

              Year ending December 31,
              ------------------------
              2000...................................... $2,971
              2001......................................  2,533
              2002......................................  2,090
              2003......................................    764
              2004......................................    382
                                                         ------
                                                         $8,740
                                                         ======

 Claims

    The Company has been notified by two service providers of claims in 1999. One provider seeks payment of approximately $1.1 million for amounts payable for services rendered including cancellation fees and other disputed penalties, a portion of which has been accrued by the Company as of December 31, 1999. The second provider seeks additional compensation by way of a grant of options to purchase approximately 56,000 shares of the Company's common stock at an exercise price of $0.45 per share. If granted, such options would result in a charge to operations equal to the fair value of the options as of the grant date. Because the outcome of these claims is uncertain and the future value of the Company's stock is unknown, the ultimate impact on the Company of these claims presently cannot be estimated. In the event the Company is unsuccessful in resolving these claims, additional payments or issuance of stock may be required and the resulting charges to operations may be material.

    In addition to the foregoing, from time to time the Company is subject to possible claims or assessments from third parties arising in the normal course of business. Management has reviewed

                                IASIAWORKS, INC.

such possible claims and assessments with legal counsel and believes that it is unlikely that they will result in a material adverse impact on the Company's financial position or results of operations.

NOTE 11--INCOME TAXES:

    Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
      Deferred tax assets and liabilities:
        Net operating loss carry forwards.................... $ 4,543  $ 11,876
        Capitalized start-up costs...........................     210       130
        Accrued expenses.....................................     100       169
        Depreciation.........................................      27       174
        Other................................................      16       115
                                                              -------  --------
                                                                4,896    12,464
        Less: Valuation allowance............................  (4,896)  (12,464)
                                                              -------  --------
          Total.............................................. $   --   $    --
                                                              =======  ========

    Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such times as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

    At December 31, 1999, the Company had U.S. federal, state and foreign net operating loss carryforwards of approximately $18.0 million, $3.4 million and $32.9 million, respectively, available to offset future regular, alternative minimum and foreign taxable income, if any. The operating loss carryforwards expire between 2003 and 2018, except for certain foreign net operating loss carryforward which are available indefinitely. For the years ended December 31, 1997, 1998 and 1999, the Company's effective income tax rate has differed from the U.S. federal income tax rate of 34% due primarily to state and foreign taxes, as well as the change in the deferred tax valuation allowance. Also during these years, the provision for the valuation allowance amounted to $2,655,000, $1,146,000 and $5,531,000, respectively.

    For federal and state tax purposes, a portion of the Company's net operating loss carryforwards are subject to certain limitations on annual utilization due to a change in ownership, as defined by federal and state tax law.

NOTE 12--SEGMENT INFORMATION:

    The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information effective December 31, 1998. SFAS No. 131 establishes standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. Comparative information has been provided for prior years. The Company operates in a single business segment and sells its products and services directly to customers in the United States and the Asia-Pacific region.

                                IASIAWORKS, INC.

    Revenue for geographic regions reported below are based upon the customers' locations. Long-lived assets, predominately property and equipment, are reported based on the location of the assets. Following is a summary of the geographic information related to revenues, long-lived assets and information related to significant customers for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                                            Year Ended December
                                                                    31,
                                                           ---------------------
                                                            1997   1998   1999
                                                           ------ ------ -------
Revenue
  Asia-Pacific............................................ $1,521 $3,270 $ 5,592
  North America and other ................................     76    220      37
                                                           ------ ------ -------
    Total................................................. $1,597 $3,490 $ 5,629
                                                           ====== ====== =======
Long-lived assets
  Asia-Pacific............................................ $1,563 $2,139 $45,067
  North America and other ................................     78    309     602
                                                           ------ ------ -------
    Total................................................. $1,641 $2,448 $45,669
                                                           ====== ====== =======

Accounts Receivable

    No customers accounted for more than 10% of accounts receivable as of December 31, 1997, 1998 and 1999, respectively. The Company does not segregate information related to operating income generated by its export sales.

NOTE 13--EMPLOYEE WELFARE PLANS:

 United States

    In February 1996, the Company adopted a defined contribution plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All full-time domestic employees of the Company who are at least 21 years of age and have been employed with the Company for at least three months are eligible to participate in the 401(k) Plan. The 401(k) Plan allows employees to contribute up to 15% of their salaries on a pre-tax basis. The Company may make matching or discretionary contributions at the end of the Plan year to eligible participants. There were no Company contributions for 1998 and 1999.

 Retirement Benefit Plan

    The Company's Hong Kong subsidiary operates a defined contribution retirement plan which is available to all eligible employees. Contributions to the plan by the Company and the employees are calculated as 5% of the employees' basic salaries. The Company's contributions to the retirement plan are expensed as incurred and are reduced by contributions forfeited by those employees who leave the plan prior to vesting fully in the contributions. The assets of the plan are held separately from those of the Company in an independently administered fund. Contributions to the plan during 1999 were insignificant.

 Severance Benefit Plan--Korea

    Employees and directors of the Company's subsidiary in Korea with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment, based on

                                IASIAWORKS, INC.

their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of the balance sheet date. In accordance with the Korean National Pension Act, a certain portion of severance benefits are required to be remitted to the National Pension Fund and deducted from accrued severance benefits. The amounts contributed will be refunded to employees from the National Pension Fund upon retirement. The expense for severance benefits for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $0, $13,000, and $36,000, respectively. Severance benefits are funded approximately 4% and 5% at December 31, 1998 and 1999, respectively through deposits to a group severance insurance plan with several life insurance companies. The amounts funded under this insurance plan are classified as long-term severance deposits. The Company may fund subsequent accruals at its discretion. Accrued severance benefits amount to $17,000, and $31,000 at December 31, 1998, and 1999, respectively.

NOTE 14--SUBSEQUENT EVENTS:

 Reincorporation

    In April 2000, the Company's board of directors approved the Company's reincorporation in the State of Delaware prior to the effectiveness of the public offering of the Company's stock. All references to the Company and the share and par value information included in these consolidated financial statements have been adjusted to reflect this proposed reincorporation.

    In April 2000 the board adopted the 2000 Stock Incentive Plan, intended to serve as the successor equity incentive program to the 1995 Stock Option Plan. The plan allows for 10,000,000 shares of common stock to be initially reserved for issuance.

 Stock Split

    On June 15, 2000, the board of directors approved a 3-for-1 reverse stock split of the common and preferred stock. Stockholder approval of the reverse
stock split was obtained on      , 2000. All share and per share amounts in the
accompanying financial statements have been adjusted retroactively.

 Acquisitions

    In January 2000, the Company acquired certain assets and liabilities of Web Professionals, Inc. ("Web Professionals"). The total purchase consideration of approximately $2.0 million consisted of cash in the amount of $0.8 million, 131,000 shares of Series D preferred stock with a fair value of $8.73 per share and acquisition costs of approximately $25,000. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the acquisition date. Web Professionals, the seller, is entitled to $200,000 and 33,000 additional shares of Series D preferred stock, originally placed in escrow, based upon the continued employment with the Company of the owner of Web Professionals through June 30, 2000. Additionally, the Company will pay Web Professionals cash consideration up to $1.75 million and 287,000 shares of Series D preferred stock upon achievement of certain financial milestones, as defined in the Asset Purchase Agreement, through June 30, 2000.

    In April 2000, the Company acquired all the outstanding shares of Cyberhost Pty Limited ("Cyberhost"). The total purchase consideration of approximately $2.6 million consisted of cash in the amount of $0.6 million, 100,000 shares of common stock with a value of $20.07 per share, assumed

                                IASIAWORKS, INC.

liabilities of approximately $20,000 and acquisition costs of approximately $25,000. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the acquisition date.

 Forward contracts

    In April 2000, the Company entered into forward contracts with a financial institution to buy Korean Won. Under these contracts, the Company will buy approximately $400,000 of Korean Won per month at pre-determined rates ranging from 1,101 and 1,104 Korean Won, for twelve months from April 2000. The Company has not entered into any other foreign exchange contracts.

 Property Commitments

    In March 2000, the Company signed a binding letter of intent to lease office space for a term of three years.

    In May 2000, the Company signed two purchase agreements in connection with the purchase of a building and with the purchase of the underlying property. The building and land are to be used primarily as an additional data center facility. Title of the land and building will transfer to the Company upon completion of the construction of the building, which is scheduled to take place in October 2000. Also in May 2000, the Company signed a sublease for additional office space in San Mateo.

    In June 2000, the Company signed an agreement to lease data center space. The lease term is twelve years and will commence upon substantial completion of the building under construction, estimated to be December 2000. Under the terms of the lease the Company is committed to pay monthly rental payments subject to an option for additional space and certain escalation clauses over the lease term. The lease agreement provides the Company with an option to extend the lease term for an additional eight years.

    Assuming that the acquisition of the building and land closes, the future annual property commitments arising from these leases and acquisitions are as follows (stated in thousands):

   2000................................................................ $ 29,370
   2001................................................................    8,805
   2002................................................................    8,535
   2003................................................................    7,950
   2004................................................................    7,800
   thereafter..........................................................   62,400
                                                                        --------
                                                                        $124,860
                                                                        ========

                                IASIAWORKS, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                                    OVERVIEW

    Effective December 14, 1999, the Company acquired all outstanding shares of AT&T EasyLink Services Asia/Pacific Limited ("EasyLink"), which provides Internet services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration was $42,030,000, consisting of cash of $42,000,000 and acquisition costs of approximately $30,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined using a combination of the cost and market approach. The allocation of the purchase price is summarized below (in thousands):

      Assembled workforce............................................... $   580
      Customer list.....................................................   2,074
      Net assets acquired...............................................   1,775
      Goodwill..........................................................  37,601
                                                                         -------
        Total purchase price............................................ $42,030
                                                                         =======

    Goodwill and other identifiable intangible assets are being amortized on a straight-line basis over their estimated useful economic lives of six and three years, respectively.

    The following unaudited pro forma combined consolidated financial information reflects the results of operations for the year ended December 31, 1999 as if the acquisition of EasyLink had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. This pro forma result has been prepared for comparative purposes only and does not purport to be indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1999, and may not be indicative of future operating results. The unaudited pro forma combined consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of the Company and EasyLink included elsewhere herein.

                                IASIAWORKS, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                                          Year Ended December 31, 1999
                                    --------------------------------------------
                                    iAsiaWorks EasyLink  Adjustment    Pro Forma
                                    ---------- --------  ----------    ---------
Net revenue:
  Internet access and related
   services........................  $  5,384  $19,541    $(10,334)(A) $ 14,591
  Hosting, co-location and other
   managed services................       245    1,023         --         1,268
                                     --------  -------    --------     --------
    Total revenue..................     5,629   20,564     (10,334)      15,859
  Cost of Internet access and
   related services................     5,417   13,378      (5,298)(A)   13,497
  Cost of hosting, co-location and
   other managed services..........       401      839                    1,240
                                     --------  -------    --------     --------
                                        5,818   14,217      (5,298)      14,737
                                     --------  -------    --------     --------
    Gross margin...................      (189)   6,347      (5,036)       1,122
                                     --------  -------    --------     --------
Operating expenses:
  Network operations and support...     1,539      --                     1,539
  Sales and marketing..............     2,372    2,859      (2,309)(A)    2,922
  General and administrative.......     3,511    3,920      (2,021)(A)    5,410
  Amortization of intangible
   assets..........................       559      --       12,849 (B)   13,408
  Stock-based compensation.........     4,070      --                     4,070
                                     --------  -------    --------     --------
    Total operating expenses.......    12,051    6,779       8,519       27,349
                                     --------  -------    --------     --------
Loss from operations...............   (12,240)    (432)    (13,555)     (26,227)
Interest income....................       288       62         (61)(A)      289
Interest expense...................      (384)     --          --  (A)     (384)
Other income (expense), net........        19      517        (305)(A)      231
                                     --------  -------    --------     --------
Net loss...........................   (12,317)     147     (13,921)     (26,091)
Dividend accretion on preferred
 stock.............................    (2,287)     --          --        (2,287)
                                     --------  -------    --------     --------
Net loss attributable to common
 stockholders......................  $(14,604) $   147    $(13,921)    $(28,378)
                                     ========  =======    ========     ========
Net loss per share attributable to
 common stockholders, basic and
 diluted...........................                                    $ (28.90)
                                                                       ========
Weighted average shares used in
 computing net loss per share
 attributable to common
 stockholders, basic and diluted...                                         982
                                                                       ========

--------
(A) The pro forma iAsiaWorks and EasyLink financial information for 1999 were adjusted to eliminate results of operations of non-acquired divisions of AT&T EasyLink. AT&T transferred certain businesses during 1999 to affiliates of AT&T prior to the acquisition of EasyLink. EasyLink's accounting systems and records were designed to record separately the revenues, costs of sales and costs of the acquired and the non-acquired businesses. Accordingly, most revenues and costs were specifically identifiable with individual businesses. Other operating costs of the non-acquired businesses have been allocated based on the following:
  . Rental expenses have been allocated between the acquired and non-acquired businesses based on the fixed monthly rentals and the estimated space occupied by each individual business.
  . Administrative costs have been allocated based upon the estimated time spent on each business's affairs by the individuals involved.
  . Salaries and related costs have been allocated to individual businesses based on the principal responsibilities and activities of the employees concerned.
(B) The pro forma iAsiaWorks and EasyLink financial information for 1999 were adjusted to record the amortization of intangible assets and goodwill related to iAsiaWorks' acquisition of EasyLink as if the transaction occurred January 1, 1999. Acquired intangible assets and goodwill amounting to $40.3 million are to be amortized over their estimated useful life of 3 years resulting in annual amortization of approximately $13,408,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of AT&T EasyLink Services Asia/Pacific Limited

    In our opinion, the accompanying balance sheets and the related statements of operations, of shareholder's deficit and of cash flows present fairly, in all material respects, the financial position of AT&T EasyLink Services Asia/Pacific Limited (the Company) at December 31, 1998 and November 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the eleven months ended November 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which are substantially similar to International Standards of Auditing and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong
December 14, 1999,
 except for Note 14 as
 to which the date is
 April 14, 2000

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                                 BALANCE SHEETS
                      (in thousands of Hong Kong dollars)

                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  HK$17,924    HK$ 4,048
  Accounts receivable, less allowance for doubtful
   accounts of HK$296 at December 31, 1998 and
   HK$2,946 at November 30, 1999.....................     15,723       12,779
  Due from affiliates................................      2,875          782
  Due from holding company...........................      5,865          --
  Inventories........................................        --           382
  Prepaid expenses and other assets..................      1,194          917
                                                       ---------    ---------
    Total current assets.............................     43,581       18,908
Property, plant and equipment (Note 6)...............     19,609        9,956
                                                       ---------    ---------
    Total assets.....................................  HK$63,190    HK$28,864
                                                       =========    =========


        LIABILITIES AND SHAREHOLDER'S DEFICIT


Current liabilities:
  Accounts payable and accrued liabilities...........  HK$33,960    HK$ 7,700
  Due to affiliates..................................      4,918       15,193
                                                       ---------    ---------
    Total current liabilities........................     38,878       22,893
Long term loan from an affiliate.....................     79,905       60,000
Long term loan from holding company..................    194,015          --
                                                       ---------    ---------
                                                         312,798       82,893
                                                       ---------    ---------
Commitments and contingencies (Note 12)
Deficit on owner's equity:
  Share capital, share of HK$10, authorized, issued
   and fully paid....................................        100      194,115
  Accumulated deficit................................   (249,708)    (248,144)
                                                       ---------    ---------
    Total deficit on owner's equity..................   (249,608)     (54,029)
                                                       ---------    ---------
    Total liabilities and deficit on owner's equity..  HK$63,190    HK$28,864
                                                       =========    =========


   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                            STATEMENTS OF OPERATIONS
                      (in thousands of Hong Kong dollars)

                                                                   Eleven months
                                                       Year ended      ended
                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ -------------
Net revenues.........................................  HK$87,239     HK$72,936
Cost of revenues.....................................     67,665        64,025
                                                       ---------     ---------
    Gross profits....................................     19,574         8,911
Operating expenses
  Research and development...........................        --            --
  Sales and marketing................................      8,971        13,262
  General and administration.........................     16,740         4,024
                                                       ---------     ---------
    Total operating expenses.........................     25,711        17,286
                                                       ---------     ---------
Operating (loss)/profit..............................     (6,137)       (8,375)
Interest.............................................        --            --
Other income and expenses, net.......................        --          1,639
                                                       ---------     ---------
Net (loss)/profit for continuing operations..........     (6,137)       (6,736)
Profit from discontinued operations..................      8,925         5,792
                                                       ---------     ---------
Net (loss)/profit....................................  HK$ 2,788     HK$  (944)
                                                       =========     =========



   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
             (in thousands of Hong Kong dollars, except share data)

                                    Share capital
                                --------------------- Accumulated
                                  Shares     Amount     deficit       Total
                                ---------- ---------- -----------  -----------
Owner's deficit as of January
 1, 1998......................      10,000 HK$    100 HK$(252,496) HK$(252,396)
Net profit from statement of
 operations...................         --         --        2,788        2,788
                                ---------- ---------- -----------  -----------
Owner's deficit as of December
 31, 1998.....................      10,000        100    (249,708)    (249,608)
Net loss from statement of
 operations...................         --         --         (944)        (944)
Capitalisation of loan from
 holding company..............  19,401,553    194,015         --       194,015
Waiver of amount payable to
 affiliate....................         --         --        2,508        2,508
                                ---------- ---------- -----------  -----------
Owner's deficit as of November
 30, 1999.....................  19,411,553 HK$194,115 HK$(248,144) HK$ (54,029)
                                ========== ========== ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                            STATEMENTS OF CASH FLOWS
                      (in thousands of Hong Kong dollars)

                                                                   Period from
                                                                    January 1,
                                                       Year ended    1999 to
                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
Cash flows from operating activities:
  Net profit/(loss) applicable to common
   shareholders......................................  HK$ 2,788     HK$ (944)
  Adjustments to reconcile net profit to net cash
   used in operating activities:
    Release of deferred costs........................         --          663
    Depreciation of tangible assets..................     11,067        7,198
    Loss on disposal of property, plant and
     equipment.......................................         62          159
    Interest income..................................       (846)        (476)
    Allowance for doubtful accounts receivable               601         (435)
    Changes in operating assets and liabilities:
      (Increase)/decrease in accounts receivable and
       prepayments...................................     10,994      (30,080)
      (Increase)/decrease in due from affiliates and
       holding company...............................     14,092        7,725
      (Increase)/decrease in inventories.............      2,722         (893)
      Increase/(decrease) in accounts payable and
       accrued liabilities...........................      6,038       (5,677)
      Increase/(decrease) in due to affiliates.......    (52,590)      12,332
                                                       ---------     --------
        Net cash used in operating activities........     (5,072)     (10,428)
                                                       ---------     --------
Cash flows provided by financing activities:
  Advances from an affiliate.........................     12,475          --
  Interest received..................................        846          476
                                                       ---------     --------
    Net cash provided by financing activities........     13,321          476
                                                       ---------     --------
Cash flows used in investing activities:
  Cash paid for property, plant and equipment........     (9,065)      (3,924)
  Proceeds from sale of property, plant and
   equipment.........................................        191           --
                                                       ---------     --------
    Net cash used in investing activities............     (8,874)      (3,924)
                                                       ---------     --------
Net decrease in cash and cash equivalents............       (625)     (13,876)
Cash and cash equivalents, beginning of period.......     18,549       17,924
                                                       ---------     --------
Cash and cash equivalents, end of period.............  HK$17,924     HK$4,048
                                                       =========     ========



   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                         NOTES TO FINANCIAL STATEMENTS
             (in thousands of Hong Kong dollars, except share data)

1 The Company

    AT&T EasyLink Services Asia/Pacific Limited (the Company) was incorporated in Hong Kong in April 1988. The Company has two operations. The on-line Hong Kong business provides internet related and electronic communications services in Hong Kong and Mainland China. The non-online business provides telecommunications services to third parties, provides support services to related companies and sells telecommunications hardware and software in Asia-Pacific. The assets and operations of the non-online business were sold to a fellow subsidiary with effect from November 1, 1999.

2 Basis of preparation

    The Company has incurred losses regularly and at November 30, 1999 had a deficit on shareholders' equity of HK$54,029,000 and an excess of current liabilities over current assets of HK$3,985,000. Nonetheless, these accounts have been prepared on the going concern basis, which assumes the continued financial support of the ultimate holding company, AT&T Corp. The directors have satisfied themselves that the ultimate holding company is prepared to provide sufficient additional support to the Company to enable it to carry on its existing operations and to meet its liabilities as they fall due for at least twelve months from the date of approval of these accounts. A fellow subsidiary has also provided long term advances to the Company in order to assist its operating activities. The advances are unsecured, interest free and are not due within the next twelve months.

3 Significant accounting policies

    These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property, plant and equipment

    Property, plant and equipment are stated at cost less accumulated depreciation, except that amounts less than HK$78,000 are expensed as incurred. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

    Leasehold improvements are depreciated over the periods of the lease or their expected useful lives to the Company whichever is shorter. Other fixed assets are depreciated over their estimated useful lives on a straight line basis. The principal annual rates of depreciation are as follows:

      Furniture and office equipment.............................. 20% - 33 1/3%
      Computer equipment.......................................... 20%
      Leasehold improvements...................................... 40%

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)


 Cash and cash equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

    Inventories of equipment are stated at the lower of cost and net realisable value. Cost is determined on the first-in, first-out basis. Net realisable value is the price at which inventory can be sold in the normal course of business, after costs of realisation.

 Allowances for doubtful accounts

    An allowance for doubtful accounts is provided based on an evaluation of the recoverability of the receivables at the balance sheet date. Trade accounts receivable are stated net of such allowance.

 Revenue recognition

    The Company's revenues consist of contracts for Internet access and related services and monthly fees from customer use of Internet data center sites, managed services, and professional services and use of equipment provided by the Company. Currently, substantially all of the Company's revenue is derived from Internet access fees. Internet access, hosting and co-location revenues are generally billed and recognized ratably over the term of the contract, which is generally one year. Internet access related services include installation fees and equipment sales. Installation fees and related costs are deferred and recognized over the contract term, and equipment revenues are recognized when the equipment is delivered to the customer or placed into service at one of the Company's Internet data centers.

    Managed and other value-added services include administration, monitoring, security, data backup and consulting services. The Company recognizes revenue from maintenance fees for ongoing customer support ratably over the period of the maintenance contract. Payment for maintenance fees are generally made in advance and are non-refundable. Consulting revenue is generally billed on a time and materials basis, and is recognized as the consulting services are rendered.

    Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

 Advertising and promotion costs

    Advertising and promotion costs are expensed as incurred.

 Retirement benefit plans

    The Company operates a defined contribution retirement scheme which is available to all entitled employees. Contributions to the scheme by the Company and the employees are calculated as 5% of the employees' basic salaries. The Company's contributions to the defined contribution retirement scheme are expensed as incurred and are reduced by contributions forfeited by those

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)

employees who leave the scheme prior to vesting fully in the contributions. The assets of the scheme are held separately from those of the Company in an independently administered fund.

    The retirement contributions incurred and borne by the Company were HK$1,262,000 and HK$1,091,000 for the period from January 1, to November 30, 1999 and the year 1998 respectively.

 Deferred income

    Subscription income and income billed in advance is deferred and credited to the statement of operations on a straight line basis over the related period.

 Operating leases

    The Company leases certain office facilities under non-cancellable short term leases. Rentals applicable to such operating leases are charged to the statement of operations on a straight line basis over the lease term.

 Translation of foreign currencies

    The functional currency of the Company's operations is the Hong Kong dollar.

    Transactions in currencies other than the functional currency are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. All exchange differences arising are dealt with in the statement of operations.

 Income taxes

    The Company accounts for deferred income taxes using the liability method under which the expected future tax consequences of temporary differences between the financial reporting and the tax bases of its assets and liabilities are recognised as deferred tax assets or liabilities. A valuation allowance is established for any deferred tax asset when it is more likely than not that the deferred tax asset will not be received.

4 Financial assets and liabilities

    Financial assets of the Company include cash and cash equivalents, trade accounts receivable, other assets, prepaid costs, amount due from holding company and amounts due from affiliates under the common control of AT&T Corp. Financial liabilities of the Company include accounts payable, accrued liabilities, long term loan from holding company and affiliates under the common control of AT&T Corp, amounts due to affiliates under the common control of AT&T Corp. It is not practicable to estimate the fair value of the long term loan from holding company and affiliates, and balances with holding company and affiliates under the common control of AT&T Corp without incurring excessive cost. The fair value of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

            (in thousands of Hong Kong dollars, except share data)


5 Concentration of credit risk

    Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and deposits, prepayments and other receivables.

    Cash and cash equivalents--substantially all the Company's cash and bank balances are placed with a number of international banks in Hong Kong to which the Company believes its exposure to risk is limited.

    Trade receivables--these mainly represent service fee receivables from numerous third parties.

    Deposits, prepayments and other receivable--these are spread among numerous third parties.

6 Property, plant and equipment

    Property, plant and equipment comprises the following:

                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
   Computer equipment................................  HK$65,658    HK$50,586
   Leasehold improvements............................      4,778        4,778
   Office furniture and equipment....................      6,051        5,157
                                                       ---------    ---------
                                                          76,487       60,521
   Less: accumulated depreciation....................    (56,878)     (50,565)
                                                       ---------    ---------
   Property plant and equipment at net book value....  HK$19,609    HK$ 9,956
                                                       =========    =========

7 Current assets

    Prepaid expenses and other assets comprise the following:

                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
   Prepayments........................................   HK$  729      HK$137
   Deposits...........................................        486         191
   Others.............................................        (21)        589
                                                         --------      ------
                                                         HK$1,194      HK$917
                                                         ========      ======

 Due from affiliates and holding company

    The amounts due from the affiliates and holding company are unsecured, non-interest bearing and have no fixed repayment terms.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

            (in thousands of Hong Kong dollars, except share data)


8 Current liabilities:

    Accounts payable and accrued liabilities comprise the following:

                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
   External accounts payable..........................  HK$ 3,600     HK$3,385
   Accruals...........................................     22,988        3,114
   Temporary receipts.................................      5,693        1,201
   Royalties payable..................................      1,679          --
                                                        ---------     --------
                                                        HK$33,960     HK$7,700
                                                        =========     ========

 Due to affiliates

    The amounts due to affiliates are unsecured, interest free and have no fixed repayment terms.

 Long term loan from an affiliate

    The long term loan from an affiliate is unsecured, interest free and has no fixed repayment terms.

 Long term loan from holding company

    The amount is unsecured, interest free and has no fixed repayment terms. During the year the loan was settled by the issue of new shares to the holding company (Note 9).

9 Share capital

    The authorised share capital of the Company comprises 19,411,533 ordinary shares of HK$10 each (1998: 10,000). In November 1999, 19,401,533 Class A shares of HK$10 each were issued to the holding company at par in full settlement of the long term loan from the holding company. Those shares rank pari passu with the existing issued shares.

10 Related party transactions

    During the period, the Company undertook the following transactions with related parties:

                                                                    Period from
                                                                     January 1,
                                                        Year ended    1999 to
                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
Management service fees received from holding company
 (Note a)............................................   HK$59,192    HK$41,474
                                                        ---------    ---------
Network annual channel fee and transmission charges
 payable to holding company (Note b).................      18,748       15,127
                                                        ---------    ---------
Recharges of operating leases, utilities,
 administration expenses payable to a fellow
 subsidiary (Note c).................................      22,503       11,871
                                                        ---------    ---------
Telecommunication income receivable from a fellow
 subsidiary (Note d).................................       5,667        2,393
                                                        ---------    ---------
Circuit costs recoverable from a fellow subsidiary
 (Note e)............................................       7,628        3,720
                                                        ---------    ---------
Commission income received from a fellow subsidiary
 (Note f)............................................       1,853        5,806
                                                        ---------    ---------
IP Telephony management fee received from a fellow
 subsidiary (Note g).................................         --         2,326
                                                        ---------    ---------

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)

--------
(a) The management service fee received from holding company was determined based on an agreed percentage of total reimbursable items recorded in the non-online Hong Kong business.

(b) The network annual channel fee and transmission charges were based on an agreed rate for the total actual usage.

(c) The recharges of operating leases, utilities, administration expenses were made by a fellow subsidiary based on an agreed rate for the occupancy of the office premises located at Times Square, Hong Kong.

(d) Telecommunication income was charged to a fellow subsidiary based on a monthly contracted amount.

(e) Circuit costs were charged to a fellow subsidiary based on a monthly contracted amount.

(f) Commission income was charged based on an agreed rate of the debt collected on behalf of the fellow subsidiary.

(g) IP Telephony management fee was charged to a fellow subsidiary based a fixed monthly contracted amount.

11 Income taxes

    The Company had no taxable income for the eleven month period ended November 30, 1999 and for the year ended December 31, 1998.

    Deferred income tax reflects the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and tax loss carryforwards. There is no limitation in Hong Kong on the period in which the Company's tax loss carryforwards can be utilized.

    The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                     December 31, November 30,
                                                         1998         1999
                                                     ------------ ------------
   Tax losses--assets...............................  HK$ 40,318   HK$ 39,164
   Accelerated depreciation, allowances and
    liabilities.....................................      (2,012)      (1,133)
                                                      ----------   ----------
                                                          38,306       38,031
                                                      ----------   ----------
   Less: valuation allowance........................     (38,306)     (38,031)
                                                      ----------   ----------
                                                      HK$    --    HK$    --
                                                      ==========   ==========

12 Commitments and contingencies

    The Company leases space for its equipment under a non-cancellable operating lease, which expires March 2001.

    As of November 30, 1999, estimated future minimum lease payments on all operating leases are approximately as follows:

      For the year ending November 30,
      2000............................................................ HK$  762
      2001............................................................      254
                                                                       --------
                                                                       HK$1,016
                                                                       ========

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)


    The Company leases circuits from telecommunication providers based in Hong Kong under various (non-cancellable) operating leases.

    As of November 31, 1999, the estimated future minium payments on all circuit leases are approximately as follows:

   For the year ending November 30,
   2000................................................................ HK$4,515
   Thereafter..........................................................      --
                                                                        ========

    No contingencies existed as of November 30, 1999.

13 Supplementary cash flow information

    The discontinued operations' assets and related net liabilities were transferred to/assumed by a fellow subsidiary as at November 1, 1999. The assets and liabilities of the operation comprised:

   Fixed assets....................................................... HK$5,556
   Inventories........................................................      511
   Accounts receivable and prepayments................................   33,736
   Accounts payable and accruals......................................  (20,582)
   Amounts due to fellow subsidiaries.................................  (21,962)
   Amounts due from fellow subsidiaries...............................      233
                                                                       --------
   Net liabilities....................................................   (2,508)
                                                                       ========
   Satisfied by increase in amount due to fellow subsidiary........... HK$2,508
                                                                       ========


    The Company's leasehold improvements and its cash balances were deemed to be wholly attributable to the continuing business.

    The resulting amount due to the fellow subsidiary was subsequently waived by the fellow subsidiary.

14 Subsequent events

    Subsequent to the period end, in accordance with a share sale and purchase agreement dated December 4, 1999, the Company was acquired from AT&T Communication Services International Inc by iAsiaWorks Inc. for a total cash consideration of US$42 million. Shortly thereafter, the name of AT&T EasyLink Services Asia/Pacific Limited was changed to iAsiaWorks (HK) Limited.

    In March 2000, the Company signed a binding letter of intent to lease office space in Hong Kong. The lease term is for three years. The Company is committed to monthly rental and related costs of approximately HK$387.

    In June 2000, the Company signed an agreement to lease data center space in a new development in Hong Kong. The lease term is twelve years and will commence upon substantial completion of the building, estimated to be December 2000. Under the terms of the lease, the Company is committed to pay a monthly rental of approximately US$500,000 to US$800,000, subject to an option for additional space and certain escalation clauses over the lease terms. The lease agreement provides this Company with an option to extend the lease term for an additional eight years.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Summary Consolidated Financial Data......................................   6
Risk Factors.............................................................   8
Cautionary Note on Forward-Looking Statements............................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Trademarks...............................................................  18
Capitalization...........................................................  19
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  33
Management...............................................................  45
Executive Compensation...................................................  48
Aggregated Option Exercises in the Most Recent Fiscal Year and Year-End
 Option Values...........................................................  50
Benefit Plans............................................................  54
Transactions and Relationships with Related Parties......................  59
Principal Stockholders...................................................  62
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  70
Validity of Securities...................................................  74
Experts..................................................................  74
Additional Information...................................................  74

                                ---------------

  Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               9,000,000 Shares

                               iAsiaWorks, Inc.

                                 Common Stock

                                ---------------

                          [LOGO OF IASIAWORKS, INC.]

                                ---------------

                             Goldman, Sachs & Co.

                          Morgan Stanley Dean Witter

                             Salomon Smith Barney

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discounts payable by iAsiaWorks in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration Fee............................................. $   60,720
   NASD Filing Fee..................................................     15,500
   Nasdaq National Market Listing Fee*..............................     17,500
   Printing and Engraving Expenses*.................................    300,000
   Legal Fees and Expenses*.........................................    975,000
   Accounting Fees and Expenses*....................................    900,000
   Blue Sky Fees and Expenses*......................................     20,000
   Transfer Agent Fees*.............................................     25,000
   Miscellaneous*...................................................      7,400
                                                                     ----------
     Total.......................................................... $2,321,120
                                                                     ==========

--------
* Estimated

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit this indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of iAsiaWorks' bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. iAsiaWorks' certificate of incorporation provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to iAsiaWorks and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to iAsiaWorks or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. iAsiaWorks has entered into indemnification agreements with its officers and directors, a form of which will be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registrant's registration statement on Form S-1 (No. 333-35278). The indemnification agreements provide iAsiaWorks' officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to
Section II of the Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of iAsiaWorks' stockholders, including controlling stockholders, against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

  (a) In November 1997, the registrant issued to Venture Lending & Leasing I and II warrants to purchase an aggregate of 150,000 shares of our Series B preferred stock at an exercise price of $4.50 per share.

  (b) In August 1998, the registrant issued and sold 3,268,995 shares of its Series C preferred stock, and warrants to purchase 2,845,242 shares of its common stock at an exercise price of $0.03 per share, to entities affiliated with Enterprise Partners, entities affiliated with Generation Capital Partners, entities affiliated with Institutional Venture Partners, entities affiliated with New Enterprise Associates, Greenacre Ventures L.L.P., entities affiliated with Zesiger Capital Group, L.L.C., and various other investors at a price of $3.00 per share.

  (c) In October 1996 and April 1997, the registrant issued and sold 2,260,840 shares of its Series B preferred stock, and warrants to purchase 399,943 shares of its Series B preferred stock at a an exercise price of $4.50 per share, to entities affiliated with Zesiger Capital Group L.L.C., entities affiliated with Generation Capital Partners, L.P., Salomon Brothers Inc. and other various investors at a price of $4.50 per share.

  (d) In August 1999, the registrant issued to various investors warrants to purchase an aggregate of 100,711 shares of its common stock at an exercise price of $0.03 per share. Warrants for 41,936 shares were exercised by Institutional Venture Partners in September 1999 and 38,581 shares were exercised in October 1999 by Enterprise Partners IV, L.P. and 3,355 shares were exercised in October 1999 by Enterprise Partners IV Associates, L.P.

  (e) In September 1999, warrants to purchase 1,284,152 shares of common stock were exercised by Institutional Venture Partners III, L.P., Institutional Venture Management Investment Fund VIII, L.L.C., Institutional Venture Management Investment Fund VIII-A, L.L.C., and Institutional Venture Partners Founders Fund I, L.P. for an aggregate consideration of $38,525.

  (f) In October 1999, warrants to purchase 928,950 shares of common stock were exercised by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. for an aggregate consideration of $27,869.

  (g) In December 1999, the registrant issued and sold 13,596,658 shares of its Series D preferred stock at an aggregate purchase price of $82,988,680 to entities affiliated with NewBridge Capital Limited, entities affiliated with Sprout Group L.P., Internet Elite Limited and various other investors at a price of $6.103383 per share.

  (h) In December 1999, the registrant issued to various investors, including Enterprise Partners IV, L.P., Westcoast Co., and Mellon Bank NA custodian PERSI-Zesiger Capital, convertible promissory notes in the aggregate principal amount of $2,014,322 were converted to 330,028 shares of Series D preferred stock.

  (i) In December 1999, the registrant issued to various investors, including entities affiliated with Zesiger Capital, Generation Partners and Salomon Smith Barney Inc., warrants to purchase 198,301 shares of its Series B preferred stock at a price of $4.50 per share, all but 6,832 of such warrants were immediately exercised.

  (j) In January 2000, the registrant issued 163,845 shares of Series D preferred stock to Web Professionals, Inc. in connection with the registrant's acquisition of the assets of same.

  (k) In April 2000, the registrant issued 100,000 shares of Series D preferred stock to Cyberhost Pty Limited in connection with the registrant's acquisition of the assets of same.

  (l) In April 2000, the registrant issued 3,333 shares of common stock to Ms. JoAnn Patrick- Ezzell.

  (m) Since its inception, and as of June 30, 2000, the registrant has in the aggregate granted 8,544,208 stock options to its employees, directors and consultants under its 1995 Stock Option Plan. Of these granted options, 1,394,298 have since been cancelled and returned to the plan by the registrant, 1,365,309 have been exercised, and 5,784,601 shares remain outstanding with exercise prices ranging from $0.15 to $15.00 per share.

  None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

  The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

  (a) Exhibits

  Exhibit
  Number                               Exhibit Title
  -------                              -------------
  1.1+     Form of Underwriting Agreement.
  2.1+     Purchase Agreement for AT&T EasyLink Services Asia/Pacific Limited.
  3.1+     Corrected Amended and Restated Certificate of Incorporation.
  3.2+     Form of Second Amended and Restated Certificate of Incorporation, to
           be effective after the closing of this offering.
  3.3+     Bylaws of the Registrant.
  3.4+     Amended and Restated Bylaws, to be effective upon consummation of this offering.
  4.1      Form of Registrant's Specimen Common Stock Certificate.
  4.2+     Amended and Restated Rights Agreement dated December 8, 1999.
  5.1*     Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered.
 10.1+     Registrant's 1995 Stock Option Plan.
 10.2+     Registrant's 2000 Amended and Restated Stock Incentive Plan.
 10.3+     Registrant's 2000 Amended and Restated Employee Stock Purchase Plan.
 10.4+     Form of registrant's Directors and Officers' Indemnification
           Agreement.
 10.5**/+  Value Added Network Services Agreement, dated March 13, 2000 by and between the registrant and Taiwan Telecommunications Network.
 10.6**/+  Memorandum of Understanding dated March 28, 2000 by and between the registrant and Integra.
 10.7+     Lease, dated March 15, 2000, by and between the registrant and
           Monance Limited.
 10.8+     Sublease, dated August 31, 1999 by and between the registrant and
           California Casualty Management Company.
 10.9**/+  Lease, dated October 12, 1999 by and between the registrant and
           Cable & Wireless HK Limited.
 10.10**/+ Lease, dated May 3, 1999 by and between the registrant and Hong Kong
           Telecom International Limited.

  Exhibit
  Number                               Exhibit Title
  -------                              -------------
 10.11+    Lease, dated October 28, 1998 by and among the registrant and Pai-
           yuan Chiang, Jen-hang Chiang and Chou-p'ing Chiang.
 10.12     Employment Agreement, dated July 10, 2000, by and between the registrant and JoAnn Patrick-Ezzell.
 10.13+    Employment Agreement, dated May 5, 2000, by and between the registrant and David Holub.
 10.15+    Employment Agreement, dated June 7, 2000, by and between the registrant and Jonathan Beizer.
 10.16+    Employment Agreement, dated May 14, 2000, by and between the registrant and Suzanne Chu.
 10.17+    Employment Agreement, dated April 27, 2000, by and between the registrant and Daryl Horn.
 10.18**   Lease, Indemnity and Agreement, dated June 10, 2000, by and among the registrant's subsidiary iAsiaWorks (HK) Limited, iAdvantage
           Limited and Weelek Company Limited.
 10.19**/+ Real Property Building Sale and Purchase Agreement, dated May 17,
           2000, by and between the registrant and Teng Fu Construction Co.,
           Ltd.
 10.20**/+ Real Property Land Sale and Purchase Agreement, dated May 17, 2000, by and between the Registrant and Bruce Hsieh.
 10.21**/+ International Services Agreement, dated April 7, 2000, by and between the registrant and Digital Island.
 10.22+    Sublease, dated May 1, 2000, by and between registrant and
           Psygnosis, Ltd.
 21.1      Subsidiaries of the Registrant.
 23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2      Consent of PricewaterhouseCoopers, Independent Accountants for AT&T
           Easy Link Services Asia/Pacific Limited.
 23.3*     Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
 24.1+     Power of Attorney - See Part II, pages 5 and 6.
 27.1      Financial Data Schedule for iAsiaWorks, Inc. (In EDGAR format only).

--------
*  To be filed by amendment
** Confidential treatment requested.
+  Previously filed.

  (b) Financial Statement Schedule

   Report of Independent Accountants........................................ S-1
   Schedule II--Valuation & Qualifying Accounts............................. S-2

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iAsiaWorks pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of iAsiaWorks, indemnification agreements entered into between iAsiaWorks and its officers and directors, the underwriting agreement, or otherwise, iAsiaWorks has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by iAsiaWorks of expenses incurred or paid by a director, officer, or controlling person of iAsiaWorks in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iAsiaWorks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by iAsiaWorks pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 17th day of July 2000.

                                          IASIAWORKS, INC.

                                          By:    /s/ JoAnn Patrick-Ezzell
                                            -----------------------------------
                                                  JoAnn Patrick-Ezzell
                                                 Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

             Signature                           Title                 Date
             ---------                           -----                 ----

   /s/ JoAnn Patrick-Ezzell          Chief Executive Officer and   July 17, 2000
____________________________________  Chairman of the Board of
        JoAnn Patrick-Ezzell          Directors (Principal
                                      Executive Officer)

      /s/ Jonathan Beizer            Chief Financial Officer and   July 17, 2000
____________________________________  President--U.S. (Principal
          Jonathan Beizer             Accounting Officer)

                 *                   Director                      July 17, 2000
____________________________________
             Robert Lee
                 *                   Director                      July 17, 2000
____________________________________
            Peter Morris

                 *                   Director                      July 17, 2000
____________________________________
          William Stensrud

                 *                   Director                      July 17, 2000
____________________________________
            William Tai

                 *                   Director                      July 17, 2000
____________________________________
         Farrokh Billimoria

                 *                   Director                      July 17, 2000
____________________________________
           Daniel Carroll

    /s/ JoAnn Patrick-Ezzell
*By: ____________________________
      JoAnn Patrick-Ezzell
       (attorney-in-fact)

                       Report of Independent Accountants

To the Board of Directors and Stockholders of iAsiaWorks, Inc.

    Our audits of the consolidated financial statements referred to in our report dated April 14, 2000 appearing in the Form S-1 of iAsiaWorks, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
San Jose, California
April 14, 2000,
except for Note 14
as to which the date is      , 2000
                                iAsiaWorks, Inc.

                  SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS
                                 (in thousands)

                            Balance at Charged to                      Balance
                            Beginning  Costs and                       at End
        Description         of Period   Expenses  Deductions Other(1) of Period
        -----------         ---------- ---------- ---------- -------- ---------
Year Ended December 31,
 1997:
  Allowance for doubtful
   accounts................  $    --    $   189     $ (22)    $   --   $   167
  Valuation allowance for
   deferred tax assets.....  $ 1,095    $ 2,655     $  --     $   --   $ 3,750
Year Ended December 31,
 1998:
  Allowance for doubtful
   accounts................  $   167    $   260     $(199)    $   --   $   228
  Valuation allowance for
   deferred tax assets.....  $ 3,750    $ 1,146     $  --     $   --   $ 4,896
Year Ended December 31,
 1999:
  Allowance for doubtful
   accounts................  $   228    $   325     $(193)    $  194   $   554
  Valuation allowance for
   deferred tax assets.....  $ 4,896    $ 5,531     $  --     $2,037   $12,464

--------
(1) Reflects the acquisition of AT&T EasyLink.

                                 EXHIBIT INDEX

  Exhibit
  Number                               Exhibit Title
  -------                              -------------
  1.1+     Form of Underwriting Agreement.
  2.1+     Purchase Agreement for AT&T EasyLink Services Asia/Pacific Limited.
  3.1+     Corrected, Amended and Restated Certificate of Incorporation.
  3.2+     Form of Second Amended and Restated Certificate of Incorporation, to
           be effective after the closing of this offering.
  3.3+     Bylaws of the Registrant.
  3.4+     Amended and Restated Bylaws, to be effective upon consummation of this offering.
  4.1      Form of Registrant's Specimen Common Stock Certificate.
  4.2+     Amended and Restated Rights Agreement dated December 8, 1999.
  5.1*     Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered.
 10.1+     Registrant's 1995 Stock Option Plan.
 10.2+     Registrant's 2000 Amended and Restated Stock Incentive Plan.
 10.3+     Registrant's 2000 Amended and Restated Employee Stock Purchase Plan.
 10.4+     Form of registrant's Directors and Officers' Indemnification
           Agreement.
 10.5**/+  Value Added Network Services Agreement, dated March 13, 2000 by and between the registrant and Taiwan Telecommunications Network.
 10.6**/+  Memorandum of Understanding dated March 28, 2000 by and between registrant and Integra.
 10.7+     Lease, dated March 15, 2000, by and between the registrant and
           Monance Limited.
 10.8+     Sublease, dated August 31, 1999 by and between the registrant and
           California Casualty Management Company.
 10.9**/+  Lease, dated October 12, 1999 by and between the registrant and
           Cable & Wireless HK Limited.
 10.10**/+ Lease, dated May 3, 1999 by and between the registrant and Hong Kong
           Telecom International Limited.
 10.11+    Lease, dated October 28, 1998 by and among the registrant and Pai-
           yuan Chiang, Jen-hang Chiang and Chou-p'ing Chiang.
 10.12     Employment Agreement, dated July 10, 2000, by and between the registrant and JoAnn Patrick-Ezzell.
 10.13+    Employment Agreement, dated May 5, 2000, by and between the registrant and David Holub.
 10.15+    Employment Agreement, dated June 7, 2000, by and between the registrant and Jonathan Beizer.
 10.16+    Employment Agreement, dated May 14, 2000, by and between the registrant and Suzanne Chu.
 10.17+    Employment Agreement, dated April 27, 2000, by and between the registrant and Daryl Horn.
 10.18**   Lease, Indemnity and Agreement, dated June 10, 2000, by and among the registrant's subsidiary iAsiaWorks (HK) Limited, iAdvantage
           Limited and Weelek Company Limited.
 10.19**/+ Real Property Building Sale and Purchase Agreement, dated May 17,
           2000, by and between the registrant and Teng Fu Construction Co.,
           Ltd.
 10.20**/+ Real Property Land Sale and Purchase Agreement, dated May 17, 2000, by and between the Registrant and Bruce Hsieh.
 10.21**/+ International Services Agreement, dated April 7, 2000, by and between the registrant and Digital Island.
 10.22+    Sublease, dated May 1, 2000, by and between registrant and
           Psygnosis, Ltd.
 21.1      Subsidiaries of the Registrant.

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  23.1   Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
  23.2   Consent of PricewaterhouseCoopers, LLP, Independent Accountants for
         AT&T Easy Link Services Asia/Pacific Limited.
  23.3*  Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
  24.1+  Power of Attorney - See Part II, pages 5 and 6.
  27.1   Financial Data Schedule for iAsiaWorks, Inc. (In EDGAR format only).

--------
*  To be filed by amendment
** Confidential treatment requested.
+  Previously filed.